Exhibit 4.7

SERIES C PREFERENCE SHARES PURCHASE AGREEMENT

This Series C Preference Shares Purchase Agreement (this “Agreement”) is made and entered into as of the 24th day of January, 2005, by and among Home Inns & Hotels Management (Hong Kong) Limited, a Hong Kong company (the “Company”), and the parties listed on the Schedule of Investors attached to this Agreement as Exhibit A (each hereinafter individually referred to as an “Investor” and collectively referred to as the “Investors”).

WHEREAS, the Company desires to sell to the Investors, and the Investors desire to purchase from the Company, the Company’s Series C Preference Shares on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1. AGREEMENT TO PURCHASE AND SELL SHARES.

1.1 Authorization. On or prior to the Closing (as defined in Section 2 hereof), the Company will have duly authorized the (i) issuance, pursuant to the terms and conditions of this Agreement, of up to Three Million Two Hundred Sixty-Five Thousand Eight Hundred and Forty-One (3,265,841) Series C Preference Shares, of par value HK$0.005, (the “Purchased Shares”) having the rights, preferences, privileges and restrictions set forth in the Second Amended and Restated Articles of Association of the Company attached to this Agreement as Exhibit B (the “Second Restated Articles”), and the Amended and Restated Shareholders Agreement in the form attached to this Agreement as Exhibit E (the “Amended and Restated Shareholders Agreement”); and (ii) issuance of the ordinary shares of the Company to be issued upon conversion of the Purchased Shares (collectively hereinafter referred to as the “Conversion Shares”).

1.2 Agreement to Purchase and Sell. The Company agrees to sell to each Investor at the Closing, and each Investor agrees, severally and not jointly, to purchase from the Company at the Closing, the number of Purchased Shares set forth opposite such Investor’s name on Exhibit A, at a price of US$1.531 per share.

2. CLOSING. The purchase and sale of the Purchased Shares will take place at the offices of Boughton Peterson Yang Anderson, 4009 Gloucester Tower, The Landmark, 11 Pedder Street, Central, Hong Kong, at 3:00 p.m. local time, on January 27, 2005, or at such other time and place as the Company and the Investor who has agreed to purchase a majority of the Purchased Shares listed on Exhibit A mutually agree upon (which time and place are referred to in this Agreement as the “Closing”). At the Closing, the Company will deliver to each Investor a certificate representing the number of Purchased Shares that such Investor has agreed to purchase hereunder as shown on Exhibit A against delivery to the Company by such Investor of the full purchase price for such Purchased Shares, paid by wire transfer of funds to the Company.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to each Investor that, except as set forth in the Schedule of Exceptions (the “Schedule of Exceptions”) attached to this Agreement as Exhibit C (which Schedule of Exceptions shall be deemed to be representations and warranties to the Investors by the Company under this Section 3), the statements in this Section 3 are all true and complete immediately prior to the Closing. For purposes of this Agreement, “Group Companies” shall mean the Company, Home Inns Hotel Management (Beijing) Limited (the “Beijing Sub”), a joint venture established under the laws of the People’s Republic of China (the “PRC”) by the Company and Capital Travel Resorts and Hotels Group Limited, and the respective subsidiaries and affiliates of and any enterprise or other entity which is directly or indirectly subordinate to, controlled by, or under common control with the Company and/or the Beijing Sub (each a “Group Company”, and together, the “Group”).

3.1 Organization, Corporate Power and Qualification. The Company has been duly incorporated and organized, and is validly existing, under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Subject to the Schedule of Exceptions, each Group Company has been duly incorporated and organized, and is validly existing, under the laws of its place of incorporation and establishment. The Company has the requisite corporate power and authority, to enter into and perform this Agreement, the Amended and Restated Shareholders Agreement (this Agreement and the Amended and Restated Shareholders Agreement are collectively referred to herein as the “Related Agreements”), to own and operate its properties and assets and to carry on its business as currently conducted and as presently proposed to be conducted. Each Group Company is duly qualified to do business in all jurisdictions in which it is required to be so qualified by virtue of the business of such Group Company as currently conducted and as presently proposed to be conducted by such Group Company, except for jurisdictions in which failure to so qualify would not have a material adverse effect on the business, operations, affairs or condition (financial or otherwise) of such Group Company as currently conducted and as presently proposed to be conducted or with respect to its properties or assets taken as a whole (a “Material Adverse Effect”).

3.2 Capitalization.

(a) Issued Share Capital. The capitalization of the Company immediately prior to Closing consists of an authorized share capital of HK$1,000,000.00 with the following issued share capital:

(i) Ordinary Shares. One Hundred Seventy-Seven Million Seventy-Five Thousand One Hundred Fourteen (177,075,114) Ordinary Shares of par value of HK$0.005 are authorized for issue of which Twenty-Seven Million Three Hundred Ninety-Nine Thousand One Hundred and Forty (27,399,140) Ordinary Shares of par value of HK$0.005 each are issued and outstanding (the “Ordinary Shares”);

(ii) Series A Preference Shares. Seventeen Million Two Hundred Forty-One Thousand Four Hundred (17,241,400) Series A Preference Shares of par value of HK$0.005 are authorized for issue all of which Series A Preference Shares of par value of HK$0.005 are issued and outstanding; and

(iii) Series B Preference Shares. Two Million Four Hundred and Seventeen Thousand Six Hundred Forty-Five (2,417,645) Series B Preference Shares of par value of HK$0.005 are authorized for issue all of which Series B Preference Shares of par value of HK$0.005 are issued and outstanding.

(b) Issue of Series C Preference Shares. As of Closing, Three Million Two Hundred Sixty-Five Thousand Eight Hundred and Forty-One (3,265,841) Series C Preference Shares of par value of HK$0.005 each will be issued which represents 6.2014% of the entire issued share capital of the Company on a fully-diluted as-converted basis. Upon the Closing, the respective rights, preferences and privileges of the Series A Preference Shares, Series B Preference Shares and Series C Preference Shares (collectively referred to as the “Preference Shares”) will be as stated in the Second Restated Articles and as provided by law.

(c) Options, Warrants, Reserved Shares. Except for the conversion privileges of the Preference Shares and the employee stock option plan of the Company whereby a maximum of 2,352,909 Ordinary Shares may be subject to options granted to employees (the “Stock Option Plan”), there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreement for the purchase or acquisition from the Company of any of its capital shares or any securities convertible into or ultimately exchangeable or exercisable for any of the Company’s capital shares. Except under the Second Restated Articles and the Related Agreements and apart from the exceptions noted in the Schedule of Exceptions, no shares of the Company’s outstanding capital shares, or shares issuable upon exercise or exchange of any outstanding options, warrants or rights, or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other person), pursuant to any agreement or commitment of the Company.

(d) Capitalization Tables and Outstanding Security Holders. The Schedule of Exceptions sets forth an accurate and complete list of the Company’s shareholders, warrants and convertible notes (if any), and their respective holdings prior to and after the Closing.

3.3 Subsidiaries.

(a) The Company is the direct legal and beneficial owner of 93.473% of the issued and outstanding equity interests, and legally and beneficially holds 93.473% of the voting shares, of the Beijing Sub. The approved total investment amount of the Beijing Sub is RMB98,000,000, of which the registered capital amount is RMB68,945,000. The Company is the direct legal and beneficial owner of 93.473% of the total registered capital of the Beijing Sub. Except as set out in Schedule of Exceptions, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights, except for such rights which may be held by the Company) or agreements, orally or in writing, for the purchase or acquisition of any equity or other ownership interest of the Beijing Sub or any other Group Company. Other than those direct and indirect subsidiaries of the Company set forth in the Group’s organization chart on the Schedule of Exceptions in Exhibit C hereof, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity. Save as disclosed in the Schedule of Exceptions, no Group Company is a participant in any joint venture, partnership, or similar arrangement. The approved total investment amount and the registered capital amount of each such subsidiary directly or indirectly owned by the Beijing Sub (where applicable) is as set forth on the Schedule of Exceptions.

(b) Except as disclosed in the Schedule of Exceptions:

(i) The registered capital of each subsidiary of Beijing Sub is fully paid and 100% directly or indirectly duly vested in the Beijing Sub.

(ii) The incorporation and operation documents relating to each Group Company incorporated and established in the PRC (a “PRC Subsidiary”) are valid and have been duly approved or issued (as applicable) by competent PRC authorities.

(iii) All consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of each PRC Subsidiary as presently operated have been duly obtained from the relevant and competent PRC authorities and are in full force and effect.

(iv) All filings and registrations with the PRC authorities required in respect of such PRC Subsidiary and its operations, including but not limited to the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange and tax bureau have been duly completed in accordance with the relevant rules and regulations.

(v) No PRC Subsidiary has received any letter or notice from any relevant authority notifying revocation of any permits or licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by such PRC Subsidiary.

(vi) With respect to the land use rights, building property and investments held by each PRC Subsidiary, such PRC Subsidiary has exclusive, full and unimpaired legal and beneficial ownership of its respective rights, property and investments and has obtained all necessary approvals and effected all necessary registrations with government authorities with respect thereto.

(vii) Each PRC Subsidiary has been conducting and will conduct its business activities within the permitted scope of business and is operating its business in full compliance with all relevant legal requirements.

(viii) The Company is not aware of, nor has any reason to believe, that any approvals, licenses or permits requisite for the conduct of any part of a PRC Subsidiary’s businesses which are subject to periodic renewal will not be granted or renewed by the relevant PRC authorities.

(ix) All applicable laws and regulations with respect to the opening and operation of foreign exchange accounts and foreign exchange activities of each PRC Subsidiary, including, where applicable, the registration of foreign exchange laws, have been and will continue to be fully complied with, and all requisite approvals from the State Administration of Foreign Exchange in relation thereto have been duly obtained.

(x) With regard to employment and staff or labour management, each PRC Subsidiary has complied with all applicable PRC laws and regulations, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

3.4 Due Authorization. All corporate action on the part of the Company’s directors and shareholders necessary for (i) the authorization, execution, delivery of, and the performance of all obligations of the Company under, the Related Agreements; (ii) the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares being sold under this Agreement and of the Conversion Shares; and (iii) the authorization and adoption of the Second Restated Articles has been taken or will be taken prior to the Closing. The Related Agreements, when executed and delivered, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies. Except under the Second Restated Articles and the Related Agreements and in relation to the Series A Preference Shares and Series B Preference Shares of the Company, the Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement, are not, and the Conversion Shares upon the conversion of the Purchased Shares will not be, subject to preemptive rights or other preferential rights of any of the present shareholders of the Company, will not be subject to any lien, and will not conflict with any provision of any agreement or instrument to which a Group Company is a party or by which it or its property is bound.

3.5 Valid Issuance of Shares.

(a) The Purchased Shares, when paid for and then issued, as provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable. The Conversion Shares have been duly and validly reserved for issuance upon conversion of the Purchased Shares and, when issued upon such conversion in accordance with the Second Restated Articles (assuming no change in the Second Restated Articles or in applicable law), will be duly authorized and validly issued, fully paid and nonassessable.

(b) Based in part on the representations made by the Investors in Section 4 hereof, the offer and sale of the Purchased Shares solely to the Investors in accordance with this Agreement are made in full compliance with the laws and regulations of Hong Kong and all other applicable jurisdictions.

(c) The outstanding capital shares of the Company are duly authorized and validly issued, fully paid and nonassessable, and have been approved by all requisite shareholder action. Such capital shares, and all outstanding options, warrants, convertible notes and other securities of the Company, have been issued in full compliance with the laws and regulations of Hong Kong and all other applicable jurisdictions.

3.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any national, state or local governmental authority is required on the part of the Company in order to enable the Company to execute, deliver and perform its obligations under the Related Agreements except for such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Agreement. All such qualifications and filings will, in the case of qualifications, be effective on the Closing and will, in the case of filings, be made within the time prescribed by law.

3.7 Litigation. There are no actions, suits, claims, investigations or proceedings pending or threatened against the Company or against any officer or holder of more than five percent (5%) of the capital shares of the Company (other than any Investor) relating to such person’s performance of duties for the Company or relating to his, her or its share ownership in the Company, or any reasonable basis therefor, which could reasonably be expected to result, either in any case or in the aggregate, in a Material Adverse Effect or which directly or indirectly challenge the validity of this Agreement, the issuance of any of the Purchased Shares, or any action taken or to be taken pursuant hereto or thereto. Neither the Company nor any officer or holder of more than five percent (5%) of the capital shares of the Company (other than any Investor) is named in, subject to or in default under, nor are any of its assets bound by, any order, writ, injunction, decree, ruling or decision of any court, commission, board or other governmental agency. There are no actions, suits, claims, investigations or proceedings by the Company currently pending or that the Company currently intends to initiate.

3.8 Certain Agreements of Officers and Key Employees.

No officer of the Company or any of the Key Employees (for purposes of this Agreement, “Key Employees” shall mean Jian Sun, Hui Chen and Ri Xin Liang) of the Company is in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, or any other contract, agreement or understanding or any restrictive covenant relating to the right of any such officer or Key Employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or relating to the use of trade secrets or proprietary information of others, and the continued employment of the Company’s officers and Key Employees does not subject the Company to any liability to third parties. The Company has not received any communication from the former employer of an officer or Key Employee regarding such person’s existing or proposed role as a director, officer or employee of or consultant to the Company regarding or indicating the alleged violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, or any other contract, agreement or understanding or any restrictive covenant relating to the right of any such person to be employed by the Company because of the nature of the business conducted by the Company or relating to the use of trade secrets or proprietary information of others.

3.9 Status of Proprietary Assets.

(a) As used in this Section 3.9,

(i) “Business” means the business of each Group Company as presently conducted and as presently proposed to be conducted, including without limitation the hotel investment, management and franchising services.

(ii) “Intellectual Property Rights” means worldwide common law and statutory rights in, to or associated with (i) patents, patent applications and invention disclosures, (ii) copyrights, copyrights registrations and copyright applications and “moral” rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) trademarks, trade names, service marks and other designators of origin, (v) analogous rights to those set forth above, (vi) divisionals, continuations, continuation-in-part, renewals, reissuances, reexaminations, and extensions of the foregoing (as applicable), and all other industrial and/or proprietary rights in, to or associated with Technology or intangible intellectual property.

(iii) “Necessary Intellectual Property” means all Technology and Intellectual Property Rights used in and/or necessary to the conduct of the Business, including without limitation that Technology and those Intellectual Property Rights listed in Exhibit D.

(iv) “Technology” means all inventions, works of authorship, know-how, show-how, data, databases, information, processes, procedures, techniques, documents, diagrams, source code, software, hardware, circuits, maskworks, algorithms, documentation and flowcharts.

(b) The Company (or the relevant Group Company, as the case may be) owns and has good and valid title to, unencumbered by any liens, all Necessary Intellectual Property. No third party has any ownership right, title, interest, claim in or lien on any Necessary Intellectual Property owned by any Group Company and each Group Company has taken all steps reasonably necessary to preserve its legal rights in, and the confidentiality and proprietary value of, all its Necessary Intellectual Property, except those for which disclosure is required for legitimate business or legal reasons.

(c) No Group Company has infringed, violated or misappropriated any Intellectual Property Right of any third party. The conduct of the Business does not conflict with, infringe, violate or misappropriate any Intellectual Property Right of any third party.

(d) There are no outstanding options, licenses, or agreements of any kind relating to the Necessary Intellectual Property, nor is a Group Company bound by or a party to any options, licenses or agreements of any kind with respect to the Technology or Intellectual Property Rights of any other person or entity.

(e) No Group Company has received any communications alleging that a Group Company (or any of its employees or consultants) has violated, infringed or misappropriated or, by conducting its business, would violate, infringe or misappropriate any Intellectual Property Rights of any other person or entity.

(f) No Key Employee is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interest of such Group Company or that would conflict with the Business. Furthermore, the carrying on of the Business by the employees of each Group Company will not conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which such employee is now obligated.

(g) Neither the execution or delivery of this Agreement will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which each Group Company is now obligated.

3.10 Compliance with Law and Documents. No Group Company is in violation or default of any provisions of its Memorandum and Articles of Association (or other similar charter documents), as amended to date, and each Group Company is in compliance with all applicable statutes, laws, regulations and executive orders of Hong Kong and all foreign countries or other governmental bodies and agencies having jurisdiction over such Group Company’s business or properties where such violation would have a Material Adverse Effect. No Group Company has received any notice of any violation of any such statute, law, regulation or order that has not been remedied prior to Closing. The execution, delivery and performance of the Related Agreements and the consummation of the transactions contemplated hereby or thereby will not result in any such violation or default, or be in conflict with or result in a violation or breach of, with or without the passage of time or the giving of notice or both, such Group Company’s Memorandum and Articles of Association (or other similar charter documents), any judgment, order or decree of any court or arbitrator to which such Group Company is a party, or is subject, any agreement or contract of such Group Company, or a violation of any statute, law, regulation or order, or an event which results in the creation of any lien, charge or encumbrance upon any material assets of such Group Company.

3.11 Registration Rights. Except as provided in the Shareholders Agreement, no Group Company is under any obligation, under contract or law, to (i) register under the U.S. Securities Act of 1933, as amended and interpreted from time to time (the “1933 Act”) any of its currently outstanding securities or any of its securities which may hereafter be issued or (ii) list for public trading such securities in any jurisdiction or on any stock exchange or over-the-counter market.

3.12 Title to Property and Assets. Each Group Company owns its assets free and clear of all mortgages, deeds of trust, liens, encumbrances and security interests except for statutory liens for the payment of current taxes that are not yet delinquent and liens, encumbrances and security interests which arise in the ordinary course of business and which do not affect material assets of such Group Company. With respect to the property and assets it leases, each Group Company is in material compliance with such leases and each Group Company holds valid leasehold interests in such property and assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

3.13 Certain Actions. Since November 30, 2004 (the “Accounts Date”) until Closing, no Group Company has: (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital shares; (ii) incurred any indebtedness for money borrowed or incurred, other than in the ordinary course of business, any other liabilities individually in excess of Fifty Thousand U.S. Dollars (US$50,000) or in excess of two Hundred Thousand U.S. Dollars (US$200,000) in the aggregate; (iii) made any loans or advances to any person, other than ordinary advances for travel expenses and miscellaneous expenditures incurred in the ordinary course of business; (iv) sold, exchanged or otherwise disposed of any material assets or rights other than the sale of inventory in the ordinary course of its business; or (v) entered into any material transactions with any of its officers, directors or employees or any entity controlled by any of such individuals.

3.14 Activities Since the Accounts Date. Since the Accounts Date, there has not been:

(a) any damage, destruction or loss, whether or not covered by insurance, that has resulted in or could reasonably be expected to result in a Material Adverse Effect on a Group Company;

(b) any waiver by a Group Company of a valuable right or debt owed to it which has resulted in a Material Adverse Effect;

(c) any material change or amendment to a contract or arrangement by which a Group Company or any of its assets or properties is bound or subject;

(d) any other event or condition of any character that could result in or could reasonably be expected to result in a Material Adverse Effect on a Group Company;

(e) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by a Group Company, except such a satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of such Group Company;

(f) any material change in any compensation arrangement or agreement with any Key Employee or director of a Group Company;

(g) except for the licensing of software in the ordinary course of business, any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets by a Group Company;

(h) any resignation or termination of employment of any Key Employees;

(i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of a Group Company;

(j) any mortgage, pledge, transfer of a security interest in, or lien, created by a Group Company, with respect to any of its properties or assets, except liens for taxes not yet due or payable;

(k) any loans or guarantees made by a Group Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(l) any declaration, setting aside or payment or other distribution in respect of any of a Group Company’s capital shares, or any direct or indirect redemption, purchase or other acquisition of any of such shares by a Group Company; or

(m) any agreement or commitment by a Group Company to do any of the things described in this Section 3.14 or any other event or condition of any character which would materially and adversely affect its ownership, assets, properties, financial condition, operating results or business of such Group Company.

3.15 Insurance. Each Group Company has in full force and effect such insurance policies, in such amounts (subject to reasonable deductibles) as are carried by similar companies, including casualty and liability insurance policies.

3.16 Tax Returns and Payments. Each Group Company has timely filed all tax returns and reports required by law. All tax returns and reports of each Group Company are true and correct in all material respects. Each Group Company has paid all taxes and other assessments due, except those, if any, currently being contested by it in good faith which are listed in the Schedule of Exceptions.

3.17 Minute Books and Records. The minute books of each Group Company contain a complete record of all meetings, consents and actions of the board of directors and the shareholders of such Group Company since the time of its incorporation, accurately reflecting all transactions referred to in such minutes in all material respects; to the extent deficient, there is no material information contained in such minutes which has not been conveyed to Investors in other written form. All accounts, books, ledgers and other records of whatsoever kind material to a Group Company’s businesses have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and, collectively, they fairly present the financial position of the Company and its subsidiaries.

3.18 Labor Agreements and Actions. No Group Company is bound by or subject to any contract, commitment or arrangement with any labor union, and no labor union has requested, sought or attempted to represent any employees, representatives or agents of any Group Company. There is no strike or other labor dispute involving a Group Company pending nor threatened, nor are there any labor organization activity involving employees of any Group Company. No Key Employee intends to terminate their employment with a Group Company, nor does any Group Company have any present intention to terminate the employment of any of its Key Employees.

3.19 Interested Party Transactions. No officer or director of the Company or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the 1933 Act) of any such person has had, either directly or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to the Company any goods, property, technology, intellectual or other property rights or services; or (ii) any contract or agreement to which the Company is a party or by which it may be bound or affected.

3.20 Assumptions or Guaranties of Indebtedness of Other Persons. No Group Company has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss), any indebtedness of any other person except inter-company loans within the Group Companies.

3.21 Shares Restriction Agreements. Each person who, pursuant to any benefit, bonus or incentive plan of the Company, holds any currently outstanding shares or other securities of a Group Company or any option, warrant or right to acquire such shares or other securities, has entered into or is otherwise bound by, an agreement granting the respective Group Company a right of first refusal with respect to all such shares. The Company has furnished to the solicitors to the Investors true and complete copies of the forms of all such share restriction agreements and the Schedule of Exceptions sets forth a complete list of all such share restriction agreements.

3.22 Financial Statements. The Company has delivered to the Investors on or prior to Closing (i) an audited balance sheet of the Company and an audited consolidated balance sheet of the Beijing Sub each dated December 31, 2003, (ii) an audited income statement and statement of changes in cash flows of the Company and an audited consolidated income statement and statement of changes in cash flows of the Beijing Sub each for the twelve month period then ended, (iii) an unaudited balance sheet of the Company and an unaudited consolidated balance sheet of the Beijing Sub each dated November 30, 2004, and (iv) an unaudited income statement of the Company and an unaudited consolidated income statement of the Beijing Sub each for the eleven month period then ended (all such financial statements being collectively referred to herein as the “Financial Statements”). Such Financial Statements (a) accord with the books and records of the respective Group Company(ies), (b) are true, correct and complete and present fairly the financial condition of the Group Company(ies) at the date or dates therein indicated and the results of operations for the period or periods therein specified, (c) have been prepared in accordance with generally accepted accounting principles in Hong Kong (“Hong Kong GAAP”) in respect of the Company’s audited and unaudited financial statements and the Beijing Sub’s audited financial statements, and (d) have been prepared in accordance with generally accepted accounting principles in China (“China GAAP”) in respect of the Beijing Sub’s unaudited financials statements, except, as to the unaudited financial statements of the Company and the Beijing Sub, for the omission of notes thereto, and normal year-end audit adjustments. Specifically, but not by way of limitation, the respective balance sheets included in the Financial Statements disclose all of the respective Group Company’s material debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with Hong Kong GAAP or China GAAP, as applicable, and each Group Company has good and marketable title to all assets set forth on the balance sheets of the respective Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates.

3.23 Real Property. No Group Company owns any real property.

3.24 Fair Disclosure. No representation or warranty by the Company in this Agreement or in any written statement or certificate furnished or to be furnished to the Investors pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.25 Limitation. The provisions of this Section 3.25 shall operate to limit the liability of the Company in respect of any claim for breach of any of the representations, warranties and covenants of the Company under Section 3 of this Agreement. The parties hereto agree as follows:

(a) the maximum aggregate liability of the Company in respect of all such claims shall not exceed the aggregate total paid by the Investors for the Purchased Shares.

(b) No such claim shall be brought against the Company unless:

(i) written particulars thereof (stating in reasonable detail the specific matter in respect of which the claim is made) shall have been notified in writing to the Company before the expiration of three (3) years from the date of the Closing; and

(ii) the amount of claims in the aggregate is not less than One Hundred Thousand U.S. Dollars (US$100,000).

4. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF INVESTORS. Each Investor hereby represents and warrants to, and agrees with, the Company, severally and not jointly, that:

4.1 Authorization. The Related Agreements constitute such Investor’s valid and legally binding obligations, enforceable in accordance with its terms except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law, governing the availability of equitable remedies. Each Investor represents that such Investor has full power and authority to enter into the Related Agreements.

4.2 Purchase for Own Account. The Purchased Shares to be purchased by such Investor hereunder will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. If not an individual, such Investor also represents that such Investor has not been formed for the specific purpose of acquiring Purchased Shares.

4.3 Disclosure of Information. At no time was the Investor presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Purchased Shares. Such Investor acknowledges that it has had an opportunity to discuss the business, affairs and current prospects of the Company with its officers, and that it has had access to information about the Company that it has requested. The foregoing, however, does not in any way limit or modify the representations and warranties made by the Company in Section 3.

4.4 Investment Experience. Such Investor understands that the purchase of the Purchased Shares involves substantial risk, has evaluated the risks of the purchase of the Purchased Shares and can afford a complete loss of his or her investment, and has no need for liquidity in connection with the purchase of the Purchased Shares. Such Investor has experience as an investor in securities of companies in the development stage and acknowledges that such Investor is able to fend for itself, can bear the economic risk of such Investor’s investment in the Purchased Shares and has such knowledge and experience in financial or business matters that such Investor is capable of evaluating the merits and risks of this investment in the Purchased Shares and protecting its own interests in connection with this investment. In formulating a decision to invest in the Company and evaluating the suitability of an investment in the Purchased Shares, such Investor has not relied or acted on the basis of any representations or other information (whether oral or written) purported to be given on behalf of the Company except as set forth herein and independent investigations made by the Investor or representative(s) of the Investor. Such Investor is aware and acknowledges that (i) the Purchased Shares involve a material degree of risk of diminution or loss of such Investor’s investment and there is no assurance of any income from such investment; and (ii) it may not be possible for the Investor to liquidate its investment readily in case of an emergency.

4.5 Accredited Investor Status. Unless otherwise expressly indicated on Exhibit A to this Agreement, such Investor is an “accredited investor” within the meaning of Regulation D promulgated under the 1933 Act.

4.6 No Breach of Applicable Laws. In subscribing for the Purchased Shares, the Investor will not be in breach of any applicable laws, including those relating to money laundering or proceeds of crime in any applicable jurisdiction.

5. CONDITIONS TO INVESTORS’ OBLIGATIONS AT CLOSING. The obligations of each Investor under Section 2 of this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent to such waiver, which consent may be given by written, oral or telephone communication to the Company, its solicitors or to the solicitors to the Investors:

5.1 Representations and Warranties True. Each of the representations and warranties made by the Company in Section 3 hereof shall be true and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

5.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

5.3 Second Restated Articles Effective. The Second Restated Articles shall have been duly approved and adopted by the Company by all necessary corporate action of its board of directors and shareholders and shall be in full force and effect as of the date of Closing, and shall have been duly filed with the Hong Kong Companies Registry within seven (7) working days from the Closing.

5.4 Compliance Certificate. The Company shall have delivered to each Investor at the Closing a certificate signed on its behalf by one of its directors certifying that the conditions specified in Sections 5.1, 5.2 and 5.3 hereof have been fulfilled and stating that there shall have been no Material Adverse Effect not previously disclosed to the Investors in writing.

5.5 Compliance with Securities Laws. The Company shall have obtained all necessary permits and qualifications, or have the availability of exemptions therefrom, required by any applicable jurisdiction for the offer and issuance of the Purchased Shares to the Investors.

5.6 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Investor and to the Investors’ solicitors, and they shall each have received all such counterpart originals and certified or other copies of such documents as they may reasonably request.

5.7 Secretary’s Certificate. The Investors shall have received from the Company’s Secretary a certificate dated as of the Closing having attached thereto the following:

(a) Corporate Actions. A copy of the resolutions of the board of directors and the shareholders of the Company approving the Second Restated Articles and providing for the authorization of the Purchased Shares, the approval of the Related Agreements, the issuance of the Purchased Shares and the other matters contemplated hereby and thereby.

(b) Authorized Signatories. A list containing the names of the officers of the Company authorized to sign this Agreement, the certificates for the Purchased Shares and the other documents, instruments or certificates to be delivered pursuant to this Agreement by the Company or any of its officers, together with the true signatures of such officers.

5.8 Board of Directors and Board Observer. The Company’s board of directors shall be comprised of eight (8) members being Qi Ji, Eric Ku Chun Lin, Nan Peng Shen, Jerry Sze, Su Yang Zhang, Jianzhang Liang, Yunxin Mei and Jianmin Yang. The Company’s board of directors shall have approved the appointment of a non-voting board observer nominated by the Investors with effect from Closing.

5.9 No Material Change. There shall have been no Material Adverse Effect in the business, financial condition, or assets of any Group Company, since the date of this Agreement.

5.10 Amended and Restated Shareholders Agreement. The Amended and Restated Shareholders Agreement shall have been executed by the Company and the Parties (as such term is defined in the Amended and Restated Shareholders Agreement) and delivered to the Investors.

5.11 Legal Opinions. The Investors shall have received legal opinions of each of Hong Kong and PRC counsel to the Company in form and substance satisfactory to the Investors as set forth in Exhibit F, dated as of the Closing and addressed to the Investors.

5.12 Due Diligence. The Investors shall have completed their due diligence investigation of the Group Companies and any corrective items reasonably identified by any Investor shall have been corrected to Investors’ satisfaction.

6. CONDITIONS TO THE COMPANY’S OBLIGATIONS AT CLOSING. The obligations of the Company to each Investor under this Agreement are subject to the fulfillment or waiver on or before the Closing of each of the following conditions by such Investor:

6.1 Representations and Warranties. The representations and warranties of such Investor contained in Section 4 shall be true and complete on the date of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

6.2 Payment of Purchase Price. Each Investor shall have delivered to the Company the purchase price specified for such Investor on Exhibit A in accordance with the provisions of Section 2.

7. COVENANTS OF THE COMPANY.

Use of Proceeds. Save for USD1,000,000 which will be retained in the bank account of the Company for general working capital and operational expenses for the Business, the Company shall cause the entire proceeds from the sale of the Purchased Shares to be applied to capital investment directly in the PRC Subsidiaries for business expansion, capital expenditures, marketing and general working capital for the sole and primary purpose of the Business, except for reasonable expenses incurred in connection with the Related Agreements. The proceeds from the sale of the Purchase Shares shall not be used in any way to cancel, repay or reduce any outstanding indebtedness or repurchase, redeem or cancel any securities or to make any payments to shareholders or affiliates of any Group Company.

8. GENERAL PROVISIONS.

8.1 Survival of Warranties. The representations, warranties and covenants of the Company and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any of the Investors, their solicitors or the Company, as the case may be.

8.2 Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

8.3 Governing Law. This Agreement will be governed by and construed in accordance with the laws of Hong Kong.

8.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

8.5 Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

8.6 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; or (iii) one (1) business day after deposit with an express overnight courier for deliveries within Asia, or two (2) business days after such deposit for deliveries outside of Asia, with proof of delivery from the courier requested.

All notices not delivered personally or by facsimile will be sent with charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

(a) if to an Investor, at such Investor’s respective address as set forth on Exhibit A hereto; and

(b) if to the Company, marked “Attention: President,” at Home Inns & Hotels Management (Hong Kong) Limited, Room 2001, The Centrium, 60 Wyndham Street, Central, Hong Kong.

8.7 Costs, Expenses. Each party shall bear its own costs and expenses (including legal expenses) in respect of the negotiation, preparation, execution and carrying into effect of this Agreement, the Amended and Restated Shareholders Agreement and other agreements and contracts incidental to this Agreement, provided, however, if Closing is effected, the Company shall, at the Closing, pay the Investors the amount of US$40,000 as reimbursement for their respective legal and administrative expenses relating to the Related Agreements.

8.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and holders representing at least eighty percent (80%) of the aggregate number of the Purchased Shares then outstanding. Any amendment or waiver effected in accordance with this Section 8.8 shall be binding upon each holder of any voting shares of the Company at the time outstanding, each future holder of such securities, and the Company. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

8.9 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

8.10 Entire Agreement. The Related Agreements and the documents referred to herein and therein, together with all the exhibits hereto and thereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

8.11 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

8.12 Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of Ordinary Shares or Preference Shares of the Company of any class or series, then, upon the occurrence of any subdivision, combination or share dividend of such class or series of shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

8.13 Facsimile Signatures. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party. The original signature copy shall be delivered to the other party by express overnight delivery. The failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.

8.14 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

HOME INNS & HOTELS MANAGEMENT (HONG KONG) LIMITED

By:	/s/
Name:
Title:

INVESTORS:

SUSQUEHANNA CHINA INVESTMENT HI

By:	/s/
Name:
Title:

BEIHAI CAPITAL LIMITED

By:	/s/
Name:
Title:

FORTUNE HERO LIMITED

By:	/s/
Name:
Title:

[SIGNATURE PAGE TO HOME INNS SERIES C PREFERENCE SHARES PURCHASE AGREEMENT]

KANGAROO INVESTMENTS LLC

By:	/s/
Name:
Title:

/s/
HIROKO NISHIKAWA

/s/
SOON YAN SEEN

[SIGNATURE PAGE TO HOME INNS SERIES C PREFERENCE SHARES PURCHASE AGREEMENT]

2

SERIES C PREFERENCE SHARES PURCHASE AGREEMENT

LIST OF EXHIBITS

Exhibit A	-	Schedule of Investors

Exhibit B	-	Form of Second Restated Articles

Exhibit C	-	Schedule of Exceptions

Exhibit D	-	List of Intellectual Property Rights

Exhibit E	-	Form of Amended and Restated Shareholders Agreement

Exhibit F	-	Form of Legal Opinion of Hong Kong and PRC Counsel

EXHIBIT A

Schedule of Investors

Investor	Number of Series C Preference Shares Purchased	Aggregate Purchase Price
SUSQUEHANNA CHINA INVESTMENT HI c/o Susquehanna Asia Investment, LLLP 401 City Avenue, Suite 220 Bala Cynwyd, PA 19004-1188 U.S.A. Fax: (610) 747-2014	2,873,940	US$	4,400,000

KANGAROO INVESTMENTS LLC 200 W. Jackson Chicago, Illinois 60606 U.S.A. Fax: (312) 264-2001	130,633	US$	200,000

FORTUNE HERO LIMITED Suite 3001-03 30/F Convention Plaza Office Tower 1 Harbour Road Wanchai, Hong Kong c/o Kenneth Gaw Fax: (852) 2810-1813	65,317	US$	100,000

SOON YAN SEEN Flat 2401, Blk A Villa Lotto 18 Broadwood Road Happy Valley, Hong Kong Fax: (852) 2169-3885	65,317	US$	100,000

A-1

HIROKO NISHIKAWA 4C Somerset 67 Repulse Bay Road Hong Kong Fax: (852) 2517-6671	65,317	US$	100,000

BEIHAI CAPITAL LIMITED 2103 Futian Garden Building A Fu Qiang Road Shenzhen China 518031 Fax: (86-755) 2583-8382	65,317	US$	100,000

TOTAL:	3,265,841	US$	5,000,000.00

A-2

EXHIBIT B

Form of Second Restated Articles

B-1

Certificate of Incorporation No. 758133

SECOND RESTATED

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

HOME INNS & HOTELS

MANAGEMENT (HONG KONG) LIMITED

(As adopted by special resolution passed on 27 January 2005)

Incorporated the 28th day of May 2001

INCORPORATED IN HONG KONG

(Reprinted in January 2005)

THE COMPANIES ORDINANCE (Chapter 32)

Company Limited by Shares

SECOND RESTATED

MEMORANDUM OF ASSOCIATION

OF

HOME INNS & HOTELS MANAGEMENT (HONG KONG) LIMITED

(As adopted by special resolution passed on 27 January 2005)

1.	The name of the Company is HOME INNS & HOTELS MANAGEMENT (HONG KONG) LIMITED .

2.	The Registered Office of the Company will be situated in Hong Kong.

3.	The Company has the capacity and the rights, powers and privileges of a natural person and the objects for which the Company is established are unrestricted and shall include, but without limitation, the following:-

(1)	To purchase or otherwise acquire and undertake the whole or any part of the business, goodwill, assets and liabilities of any person, firm or company; to acquire an interest in, amalgamate with or enter into partnership, joint venture or profit-sharing arrangements with any person, firm or company, to promote, sponsor, establish, constitute form, participate in, organise, manage, supervise and control any corporation, company, syndicate, fund, trust, business of institution.

(2)	To import, export, buy, sell (wholesale and retail), exchange, barter, let on hire, distribute and otherwise deal in and turn to account goods, materials, commodities, produce and merchandise generally in their prepared, manufactured, semi-manufactured and raw state.

(3)	To purchase or otherwise acquire and hold, in any manner and upon any terms, and to underwrite and deal in shares, stocks, debentures, debenture stock, annuities and foreign exchange, foreign currency deposits and commodities, and from time to time to vary any of the same, and to exercise and enforce all rights and powers incidental to the Company’s interest therein, and to carry on business as an investment trust, and to invest or deal with the monies of the Company not immediately required for its operations in such manner as the Company may think fit.

(4)	To enter into, carry on and participate in financial transactions and operations of all kinds.

(5)	To manufacture, construct, assemble, design, repair, refine, develop, alter, convert, refit, prepare, treat, render marketable process and otherwise produce materials, fuels, chemicals, substances and industrial, commercial and consumer products of all kinds.

(6)	To carry on business as insurance brokers and agents, and underwriting agents in all classes of insurance and as insurance advisers and consultants, pensions and investment advisers, consultant assessors, average adjusters and mortgage brokers; to carry on the business of an insurance and guarantee company in all its branches.

(7)	To apply for, register, purchase or otherwise acquire and protect, prolong, and renew, in any part of the world, any intellectual and industrial property and technology of whatsoever kind or nature and licenses, protections and concessions therefor, and to use, turn to account, develop, manufacture, experiment upon, test, improve and licence the same.

(8)	To purchase or otherwise acquire and to hold, own, licence, maintain, work, exploit, farm, cultivate, use, develop, improve, sell, let, surrender, exchange, hire, convey or otherwise deal in lands, mines, natural resources, and mineral, timber and water rights, wheresoever situate, and any interest, estate and rights in any real, personal or mixed property and any franchises, rights, licenses or privileges, and to collect, manage, invest, reinvest, adjust, and in any manner to dispose of the income, profits, and interest arising therefrom.

(9)	To improve, manage, develop, sell, let, exchange, invest, reinvest, settle, grant licences, casements, options, servitudes and other rights over, or otherwise deal with all or any part of the Company’s property, undertaking and assets (present and future) including uncalled capital, and any of the Company’s rights, interests and privileges.

(10)	To acquire, sell, own lease, let out on hire, administer, manage, control, operate, construct, repair, alter, equip, furnish, fit our, decorate, improve and otherwise undertake and deal in engineering and construction works, buildings, projects, offices and structures of all kinds.

(11)	To carry on business as consulting engineers in all fields including without limitation civil, mechanical, chemical, structural, marine, mining, industrial, aeronautical, electronic and electrical engineering, and to provide architectural, design and other consultancy services of all kinds.

(12)	To purchase or otherwise acquire, take in exchange, charter, hire, build, construct, own, work, manage, operate and otherwise deal with any ship, boat, barge or other waterborne vessel, hovercraft, balloon, aircraft, helicopter or other flying machine, coach, wagon, carriage (however powered) or other vehicle, or any share or interest therein.

(13)	To establish, maintain, and operate sea, air, inland waterway and land transport enterprises (public and private) and all ancillary services.

(14)	To carry on the business of advisers, consultants, researchers, analysts and brokers of whatsoever kind or nature in all branches of trade, commerce, industry and finance.

(15)	To provide or procure the provision of every and any service or facility required by any person, firm or company.

(16)	To provide agency, corporate, office, business and management consultancy services, and to act as consultants, analysts and advisors to any person, firm or company or any business, governmental or other undertaking in respect of management, administration, manufacture, marketing, sales, distribution, finance, costing, design, research, industrial relations and otherwise howsoever and to act as nominee, custodian, director, secretary, registrar, book-keeper, manager, broker, agent or trustee, and to administer the estates of deceased persons and undertake and execute any trust in accordance with the terms of the deed or other instrument or law creating such trust.

(17)	To carry on all or any of the businesses of shippers and ship owners, ship and boat builders, charterers, shipping and forwarding agents, ship managers, wharfingers, lightermen, stevedores, packers, storers, fishermen and trawlers.

(18)	To carry on all or any of the businesses of hoteliers and restaurateurs and sponsors, managers and licencees of all kinds of sporting, competitive, social and leisure activities and of clubs, associations and social gatherings of all kinds and purposes.

(19)	To carry on business as auctioneers, appraisers, valuers, surveyors, land and estate agents.

(20)	To carry on business as farmers, graziers, dealers in and breeders of livestock, horticulturists and market gardeners.

(21)	To carry on all or any of the businesses of printers, publishers, designers, draughtsmen, journalists, press and literary agents, tourist and travel agents, advertisers, advertising and marketing agents and contractors, personal and promotional representative, artists, sculptors, decorators, illustrators, photographers, film makers, producers and distributors, publicity agents and display specialists.

(22)	To establish and carry on institutions of education, instruction or research and to provide for the giving and holding of lectures, scholarships, awards, exhibitions, classes and meetings for the promotion and advancement of education or the dissemination of knowledge generally.

(23)	To design, invent, develop, modify, adapt, alter, improve and apply any object, article, device, appliance, utensil or product for any use or purpose whatsoever.

(24)	To develop, acquire, store, licence, apply, assign, exploit all and any forms of computer and other electronic software, programs and applications and information, databases and reference material and computer, digital and other electronic recording, retrieval, processing and storage media of whatsoever kind and nature.

(25)	To engage in the provision or processing of communications and telecommunications services, information retrieval and delivery, electronic message, electronic commerce, internet and database services.

(26)	To carry on business as jewellers, goldsmiths, silversmiths and bullion dealers and to import, export, buy, sell and deal in (wholesale and retail) jewellery, gold, silver and bullion, gold and silver plate, articles of value, objects of art and such other articles and goods as the Company thinks fit, and to establish factories for culturing, processing and manufacturing goods for the above business.

(27)	To carry on any other business or activity and do any act or thing which in the opinion of the Company is or may be capable of being conveniently carried on or done in connection with any of the above, or likely directly or indirectly to enhance the value of or render more profitable all or any part of the Company’s property or assets or otherwise to advance the interests of the Company or its Members.

(28)	To enter into any commercial or other arrangements with any government, authority, corporation, company or person and to obtain or enter into any legislation, orders, charters, contracts, decrees, rights, privileges, licences, franchises, permits and concessions for any purpose and to carry out, exercise and comply with the same and to make, execute, enter into, commence, carry on, prosecute and defend all steps, contracts, agreements, negotiations, legal and other proceedings, compromises, arrangements, and schemes and to do all other acts, matters and things which shall at any time appear conducive or expedient for the advantage or protection of the Company.

(29)	To take out insurance in respect of any and all insurable risks which may affect the Company or any other company or person and to effect insurance (and to pay the premiums therefor) in respect of the life of any person and to effect re-insurance and counter-insurance, but no business amounting to fire, life or marine insurance business may be undertaken.

(30)	To lend and advance money and grant and provide credit and financial or other accommodation to any person, firm or company.

(31)	To borrow or raise money in such manner as the Company shall think fit and in particular by the issue (whether at par or at a premium or discount and for such consideration as the Company may think fit) of bonds, debentures or debenture stock (payable to bearer or otherwise), mortgages or charges, perpetual or otherwise, and if the Company thinks fit charged upon all or any of the Company’s property (both present and future) and undertaking including its uncalled capital and further, if so thought fit, convertible into any stock or shares of the Company or any other company, and collaterally or further to secure any obligations of the Company by a trust deed or other assurance.

(32)	To guarantee or otherwise support or secure, either with or without the Company receiving any consideration or advantage and whether by personal covenant or by mortgaging or charging all or part of the undertaking, property, assets and rights (present and future) and uncalled capital of the Company or by both such methods or by any other means whatsoever, the liabilities and obligations of and the payment of any monies whatsoever (including but not limited to capital, principal, premiums, interest, dividends, costs and expenses on any stocks, shares or securities) by any person, firm or company whatsoever including but not limited to any company which is for the time being the holding company or a subsidiary (both as defined by Section 2 of the Companies Ordinance (Cap. 32)) of the Company or of the Company’s holding company or is otherwise associated with the Company in its business, and to act as agents for the collection, receipt or payment of money, and to enter into any contract of indemnity or suretyship (but not in respect of fire, life and marine insurance business).

(33)	To draw, make, accept, endorse, negotiate, discount, execute, issue, purchase or otherwise acquire, exchange, surrender, convert, make advances upon, hold, charge, sell and otherwise deal in bills of exchange, cheques, promissory notes, and other negotiable instruments and bills of lading, warrants, and other instruments relating to goods.

(34)	To give any remuneration or other compensation or reward (in cash or securities or in any other manner the Directors may think fit) to any person for services rendered or to be rendered in the conduct or course of the Company’s business or in placing or procuring subscriptions of or otherwise assisting in the issue of any securities of the Company or any other company formed or promoted by the Company or in which the Company may be interested in or about the formation or promotion of the Company or any other company as aforesaid.

(35)	To grant or procure pensions, allowances, gratuities and other payments and benefits of whatsoever nature to or for any person and to make payments towards insurances or other arrangements likely to benefit any person or advance the interests of the Company or of its Members, and to subscribe, guarantee or pay money for any purpose likely, directly or indirectly, to further the interests of the Company or of its Members or for any national, charitable, benevolent, educational, social, public, general or useful object.

(36)	To pay all expenses preliminary or incidental to the formation and promotion of the Company or any other company and the conduct of the business of the Company or any other company.

(37)	To procure the Company to be registered or recognised in any territory.

(38)	To cease carrying on and wind up any business or activity of the Company, and to cancel any registration of and to wind up and procure the dissolution of the Company in any territory.

(39)	To distribute any part of the undertaking, property and assets of the Company among its creditors and Members in specie or in kind but so that no distribution amounting to a reduction of capital may be made without the sanction (if any) for the time being required by law.

(40)	To appoint agents, experts and attorneys to do any and all of the above matters and things on behalf of the Company or any thing or matter for which the Company act as agent or in any other way whatsoever interested or concerned in any part of the world.

(41)	To do all any of the above matters or things in any part of the world and either as principal, agent, contractor, trustee, or otherwise and by or through trustees, agents or otherwise and either alone or in conjunction with others, and generally upon such terms and in such manner and for such consideration and security (if any) as the Company shall think fit including the issue and allotment of securities of the Company in payment or part payment for any property acquired by the Company or any services rendered to the Company or as security for any obligation or amount (even if less than the nominal amount of such securities) or for any other purpose.

(42)	To do all such acts or things as are incidental or conducive to the attainment of the above objects or any of them.

And it is hereby declared that the word “company” in this clause shall be deemed to include any partnership or other body of persons whether incorporated or not incorporated and whether domiciled in Hong Kong or elsewhere and the intention is that the objects specified in each paragraph of this Clause shall, except where otherwise expressed in such paragraph, be independent main objects and shall be in nowise limited or restricted by reference to or inference from the terms of any other paragraph or the name of the Company.

4.	The liability of the members is limited.

5.	The Capital of the Company is HK$1,000,000.00 divided into 200,000,000 shares of HK$0.005 each.

We, the several persons, whose names, addresses and descriptions are hereto subscribed, are desirous of being formed into a Company in pursuance of this Memorandum of Association, and we respectively agree to take the number of shares in the capital of the Company act opposite to our respective names:-

Names, Addresses and Descriptions of Subscribers	Number of Shares Taken by each Subscriber
For and on behalf of HAREFIELD LIMITED (Sd.) CHAN SHUK YI

ONE
CHAN SHUK YI, Authorised Representative Offshore Chambers, P.O. Box. 217, Apia, Samoa Corporation

For and on behalf of FERNSIDE LIMITED (Sd.) CHAN SHUK YI

ONE

CHAN SHUK YI, Authorised Representative Offshore Chambers, P.O. Box 217, Apia, Samoa Corporation

Total Number of Shares Taken	TWO

DATED 4th May 2001

WITNESS to the above signatures:

(Sd.) FANDY TSOI
9th Floor, Ruttonjee House,
11 Duddell Street,
Central, Hong Kong
Occupation: Operations Manager

THE COMPANIES ORDINANCE (Chapter 32)

Company Limited by Shares

SECOND RESTATED

ARTICLES OF ASSOCIATION

OF

HOME INNS & HOTELS MANAGEMENT (HONG KONG) LIMITED

(As adopted by special resolution passed on 27 January 2005)

PRELIMINARY

1.	The regulations in Table A in the First Schedule to the Ordinance shall not apply to the Company.

INTERPRETATION

2.	(a) In these Articles, save where the context otherwise requires:

“the Company”	means the above named Company;

“the Ordinance”	means the Companies Ordinance (Chapter 32 of the laws of Honk Kong), and includes every other Ordinance incorporated therewith or substituted therefor; and in the case of any such substitution the references in these Articles to the provisions of the Ordinance shall be read as references to the provisions substituted therefor in the new Ordinance;

“the Board” and “the Directors”	means the Directors for the time being of the Company or the Director present at a duly convened meeting of Directors at which a quorum is present;

“Dividend”	includes bonuses, distributions in specie and in kind, capital distributions and capitalisation issues;

“Group Company”	means each of Home Inns Beijing Home Inns Shanghai and the Relevant Subsidiary;

“Home Inns Beijing”	means Home Inns Hotel Management (Beijing) Limited;

“Home Inns Shanghai”	means Home Inns Hotel Management (Shanghai) Limited;

“month”	means calendar month;

“Ordinary Shares”	means the ordinary shares of nominal value of Hk$0.005 each in the capital of the Company;

“the Office”	means the registered office of the Company for the time being;

“paid up”	includes credited as paid up;

“Preference Shares”	means Series A Preference Shares, Series B Preference Shares and Series C Preference Shares;

“the Register”	means the register of members of the Company kept pursuant to the Ordinance and includes any branch register kept pursuant to the Ordinance;

“Relevant Subsidiary”	means any 75% owned subsidiary of the Company;

“the Secretary”	means the secretary for the time being of the Company;

“the Seal”	means the common seal of the Company or any official seal that the Company may have as permitted by the Ordinance;

“Series A Original Issue Date”	means 28 February 2003, the date of the first sale and issuance of Series A Preference Shares;

“Series B Original Issue Date”	means the date of the first sale and issuance of Series B Preference Shares;

“Series C Original Issue Date”	means 27 January, 2005, the date of the first sale and issuance of Series C Preference Shares;

“Series A Preference Shares”	means the series A preference shares of nominal value of HK$0.005 each in the capital of the Company

“Series B Preference Shares”	means the series B preference shares of nominal value of HK$0.005 each in the capital of the Company;

“Series C Preference Shares”	means the series C preference shares of nominal value of HK$0.005 each in the capital of the Company;

“Shares”	means Ordinary Shares, Series A Preference Shares, Series B Preference Shares and Series C Preference Shares;

“these Articles”	means the Articles of Association in their present form or as altered from time to time;

“in writing” and “written”	includes cable, telex, facsimile messages, electronic messages and any mode of reproducing words in a legible and non-transitory form.

(b)	In these Articles, if not inconsistent with the subject or context, words importing the singular number only shall include the plural number and vice versa, and words importing any gender shall include all genders and vice versa.

(c)	Subject as aforesaid, any words defined in the Ordinance or any statutory modification thereof in force at the date at which these Articles become binding on the Company shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

(d)	The headings are inserted for convenience only and shall not affect the construction of these Articles.

PRIVATE COMPANY

3.	The Company is a private company, and accordingly:-

(a)	any invitation to the public to subscribe for any shares or debentures of the Company is prohibited;

(b)	the number of the members of the Company (not including persons who are in the employment of the Company, and persons who, having been formerly in the employment of the Company, were, while in such employment, and have continued after the determination of such employment to be, members of the Company) shall be limited to 50 PROVIDED that where two or more persons hold one or more shares in the Company jointly they shall, for the purposes of this Article, be treated as a single member;

(c)	the right to transfer the shares of the Company shall be restricted in manner hereinafter prescribed; and

(d)	the Company shall not have power to issue share warrants to bearer.

THE OFFICE

4.	The Office shall be at such place in Hong Kong as the Directors or Secretary shall from time to time appoint.

SHARES

5. (a)	Subject to the provisions of Section 57B of the Ordinance, and save as provided by contract or these Articles to the contrary, all unissued shares shall be at the disposal of the Directors who may allot, grant options over, or otherwise deal with or dispose of the same to such persons, at such times, for such consideration and generally upon such terms and conditions as they think proper, but so that no shares of any class shall be issued at a discount except in accordance with Section 50 of the Ordinance

(b)	The Company may give such financial assistance for purposes of acquiring shares in the Company as is not probibited by the Ordinance.

(c)	For purposes of Article 8(b) the Directors are authorized to make statutory declarations or take such other steps as may be required by the Ordinance in relation to the giving of financial assistance to acquire shares in the Company.

6.	The Company may make arrangements on the issue of shares for a difference between the holders of such shares in the amount of calls to be paid and the time of payment of such calls.

7.	If by the conditions of allotment of any shares the whole or part of the amount or issue price thereof shall be payable by instalments, every such instalment shall, when due, be paid to the Company by the person who for the time being is the registered holder of the shares, or his legal personal representative.

8. (a)	Subject to sections 49 to 49S of the Ordinance, the Company may issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or the shareholder. The redemption of shares, may be effected upon such terms and in such manner as the Company before or upon issue of the shares shall by ordinary resolution determine.

(b)	Subject to sections 49 to 49S of the Ordinance and Article 111(a) of these Articles, the Company may purchase its own shares (including redeemable shares) and without Prejudice to the generality of the foregoing the Company may purchase its own shares (including any redeemable shares) in order to:

(i)	settle or compromise a debt or claim;

(ii)	eliminate a fractional share or fractional entitlement;

(iii)	fulfil an agreement in which the Company has an option or is obliged to purchase shares under an employee share scheme which had previously been approved by the company in general meeting;

(iv)	Comply with an order of court under section 8(4), 47G(6) or 168A(2) of the Ordinance.

(c)	Subject to sections 49l to 49O of the Ordinance and Article 111A of these Articles, the Company may make an payment in respect of the redemption or purchase under section 49A or (as the case may be) section 49B of its own shares otherwise than out of its distributable profits or the proceeds of a fresh issue of shares.

(d)	For purposes of Article 8(c), the Directors are, subject to Article 111A of these Articles, authorised to make statutory declarations or take such other steps as may be required by the Ordinance in relation to the redemption or purchase by the Company of its own shares out of capital.

9.	Subject to the provision of these Articles, the Company shall not, except as required by law, be bound by a or required in any way to recognise any contingent, future, partial or equitable interest in any share or in an any fractional part of a share, or any other right in respect of any share, or any other claim to or in respect of any such shares on the part of any person (even when having notice thereof) except an absolute right to the entirety thereof in the registered holder.

10.	The Company may in connection with the issue of any shares exercise all powers of paying interest out of capital and of paying commission and brokerage conferred or permitted by the Ordinance.

11.	No person shall become a member until his name shall have been entered into the Register.

JOINT HOLDERS OF SHARES

12.	Where two or more persons are registered as the holders of any share they shall be deemed to hold the same as joint tenants with benefit of survivorship, subject to the following provisions:-

(a)	the Company shall not be bound to register more than three persons as the holders of any shares except in the case of the legal personal representative of a deceased member;

(b)	the joint holders of any shares shall be liable severally as well as jointly in respect of all payments which ought to be made in respect of such shares;

(c)	on the death of any one of such join holders the survivor or survivors shall be the only person or persons recognised by the Company as having any title to such shares, but Directors may require such evidence of death as they may deem fit;

(d)	any one of such joint holders may give effectual receipts for any dividend, return of capital or other payment in the share; and

(e)	the Company shall be at liberty to treat the person whose name stands first in the Register as one of the joint holders of any shares as solely entitled to delivery of the certificate relating to such shares, or to receive notices from the Company, and to attend and vote at general meetings of the Company, and any notice given to such person shall be deemed notice to all the joint holders; but any of such joint holders may be appointed the proxy of the persons entitled to vote on behalf of such joint holders, and as such proxy to attend and vote at general meetings of the Company, and if more than one of such joint holders be present at any meeting personally or by proxy that one so present whose name stands first in the Register in respect of such shares shall alone be entitled to vote in respect thereof.

SHARE CERTIFICATES

13.	Every member shall, without payment, be entitled to receive within two months after allotment or lodgment of an instrument of transfer duly stamped, or within such other period as the conditions of issue may provide, a certificate for all his shares of any particular class, or several certificates, each for one or more of his shares, upon payment of such fee, not exceeding two dollars for every certificate after the first, as the Directors shall from time to time determine, provided that in the event of a member transferring part of the shares represented by a certificate in his name a new certificate in respect of the balance thereof shall be issued in his name without payment and, in the case of joint holders, the Company shall not be bound to issue more than one certificate for all the shares of any particular class registered in their joint names.

14.	Every share certificate shall be issued under the Seal and shall specify the number and class of shares, and, if required, the distinctive members thereof comprised therein, the amount paid up thereon and, if appropriate, whether such shares carry no voting rights. No certificate shall be issued in respect of more than one class of shares. If there shall be more than one class of shares then each certificate of every class shall state thereon that the share capital is divided into different classes and the nominal value of the voting rights attaching to each class.

15.	If any share certificate shall be worn out, defaced, destroyed or lost, it may be renewed on such evidence being produced as the Directors shall require, and in case of wearing out or defacement, on delivery up of the old certificate, and in case of destruction or loss, on the execution of such indemnity (if any), as the Directors may from time to time require. In case of destruction or loss, the person to whom such renewed certificate is given shall also bear and pay to the Company all expenses incidental to the investigation by the Company of the evidence of such destruction or loss and of such indemnity.

CONVERSION RIGHTS OF

PREFERENCE SHARES

16.	The holders of the Preference Shares shall have conversion rights as follows:

(a)	Right to Convert Series A Preference Shares. Unless converted earlier pursuant to paragraph 16(c) below, each Series A Preference Share, at the option of its holder thereof, at the office of the Company or any transfer agent for the Series A Preference Shares, at any time after the Series A Original Issue Date shall be convertible into such number of fully paid and nonassessable Ordinary Shares as is determined by dividing US$0.232 (the “Series A Original Issue Price”) for each Series A Preference Share by the Series A Conversion Price (as defined below) in effect at the time of the conversion. The initial Series A Conversion Price shall be US$0.232 per Series A Preference Share. Such initial Series A Conversion Price shall be subject to adjustment as hereinafter provided. Rights of holders of Series A Preference Shares provided in this paragraph 16(a) and paragraphs 16(d)-(f) are referred hereinafter as “Series A Conversion Rights”.

(b)	Right to Convert Series B Preference Shares. Unless converted earlier pursuant to paragraph 16(e) below, each Series B Preference Share, at the option of its holder thereof, at the office of the Company or any transfer agent for the Series B Preference Shares, at any time after the Series B Preference Shares, at any time after the Series B Original Issue Date shall be convertible into such number of fully paid and nonassessable Ordinary Shares as is determined by dividing US$0.3309 (the “Series B Original Issue Price”) for each Series B Preference Share by the Series B Conversion Price (as defined below) in effect at the time of the conversion. The initial Series B Conversion Price shall be US$0.3309 per Series B Preference Share. Such initial Series B Conversion Price shall be subject to adjustment as hereinafter provided. Rights of holders of Series B Preference. Shares provided in this paragraph 16(b) and paragraphs 16(d)-(f) are referred hereinafter as “Series B Conversion Rights”.

(c)	Right to Convert Series C Preference Shares. Unless converted earlier pursuant to paragraph 16(e) below, each Series C Preference Share, at the option of its holder thereof, at the office of the Company or any transfer agent for the Series C Preference Shares, at any time after the Series C Original Issue Date shall be convertible into such number of fully paid and nonassessable Ordinary Shares as is determined by dividing US$1.531 (the “Series C Original Issue Price”) for each Series C Preference Share by the Series C Conversion Price (as defined below) in effect at the time of the conversion. The initial Series C Conversion Price shall be US$1.531 per Series C Preference Share. Such initial Series C Conversion Price shall be subject to adjustment as hereinafter provided. Rights of holders of Series C Preference Shares provided in this paragraph 16(c) and paragraphs 16(d)-(f) are referred hereinafter as “Series C Conversion Rights”.

(d)	Adjustment to Series A Conversion Price, Series B Conversion Price and Series C Conversion Price. Initial Series A Conversion Price, initial Series B Conversion Price and initial Series C Conversion Price shall be subject to adjustment as hereinafter provided. Nothing in paragraph 16(a), (b) and (c) shall limit the automatic conversion rights of Preference Shares described in paragraph 16(e) below.

(e)	Automatic Conversion. Each Preference Share shall automatically be converted into Ordinary Shares at the then applicable conversion price for such series of Preference Shares (each a “Conversion Price”), immediately upon (i) the closing of a firm commitment underwritten public offering of the Ordinary Shares on an internationally recognized stock exchange at a per-share price of no less than three (3) times the Series A Original Issue Price (adjusted to reflect share splits, share dividends, combinations, consolidations, recapitalizations and the like); or (ii) the consent of the holders of a majority of the then outstanding Preference Shares.

(f)	Mechanics of Conversion. No fractional shares of Ordinary Shares shall be issued upon conversion of any Preference Shares. In lieu of any fractional share to which the holder would otherwise be entitled (after aggregating all shares into which the applicable series of Preference Shares held by the such holder could be converted), and Company shall pay cash equal in such fraction multiplied by the then fair market value of the Ordinary Shares, as determined by the Board. Before any holder of the Preference Shares shall be entitled to convert the same into full Ordinary Shares, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for such Preference Shares to be converted, and shall give written notice to the Company at such office that he elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of the Preference Shares, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled, together with a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preference Shares to be converted, or in the case of conversion pursuant to Article 16(e)(i), on the effective date of the offering as provided in Article 16(e)(i) above, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date; provided, that if any such conversion is made in connection with any transaction that would, if completed, constitute a liquidation of the Company for purposes of Article 142 hereof, or in connection with any public offering of the Company’s securities, then such conversion may be made contingent upon, and effective only as of, the closing of such transaction or offering.

(g)	Adjustments to Conversion Price for Diluting Issues.:

(i)	Special Definitions. For purposes of this Article 16(g), the following definitions shall apply:

(1)	“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(2)	“Convertible Securities” shall mean any evidences of indebtedness, shares (other than Series A Preference Shares, Series B Preference Shares, Series C Preference Shares or Ordinary Shares outstanding as at the Series C Original Issue Date) or other securities convertible into or exchangeable for Ordinary Shares.

(3)	“Additional Ordinary Shares” shall mean all Ordinary Shares issued (or, pursuant to Article 16(g)(iii), deemed to be issued) by the Company after the Series C Original Issue Date, other than Ordinary Shares issued or issuable (or pursuant to Article 16(g)(iii), deemed to be issued).

(A)	upon conversion of the Series A Preference Shares;

(B)	upon conversion of the Series B Preference Shares;

(C)	upon conversion of the Series C Preference Shares;

(D)	to officers, directors or employees of, or consultants to, the Company pursuant to a share grant, option plan or purchase plan or other share incentive program or agreement approved by a majority of the Board;

(E)	to any bank, equipment lessor, creditor, landlord, supplier or customer pursuant to a transaction that is for primarily non-financing purposes and approved by a majority of the Board; or

(F)	pursuant to acquisitions, licenses, joint ventures or transactions with strategic partners which are for primarily non-financing purposes and approved by a majority of the Board.

(ii)	No Adjustment of Conversion Price. No adjustment in the Series A Conversion Price of a Series A Preference Share shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the Series A Conversion Price in effect on the date of, and immediately prior to such issue. No adjustment in the Series B Conversion Price of a Series B Preference Share shall be made in respect of the issuance of Additional Ordinary Shares unless the Consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the Series B conversion Price in effect on the date of, and immediately prior to such issue. No adjustment in the Series C Conversion Price of a series C Preference Share shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the Series C Conversion Price in effect on the date of, and immediately prior to such issue.

(iii)	Deemed Issue of Additional Ordinary Shares.

(1)	Options and Convertible Securities. In the event, at any time or from time to time after the Series C Original Issue Date, the Company shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Ordinary Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to Article 16(g)(v) hereof) of such Additional Ordinary Shares would be less than the Conversion Price in effect on the date of, and immediately prior to, such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(A)	no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities; and

(B)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or in the number of Ordinary Shares issuable (including a change resulting from the expiration of such Options or the rights of conversion or exchange of such Convertible Securities) upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities.

(2)	Share Dividends. In the event the Company at any time or from time to time after the Series C Original Issue Date shall declare or pay any dividend on the Ordinary Shares payable in Ordinary Shares, Options or Convertible Securities, Additional Ordinary Shares shall be deemed to have been issued immediately after the close of business on the record date for the determination of holders or any class of securities entitled to receive such dividend.

(iv)	Adjustment of Conversion Price Upon Issuance of Additions Ordinary Shares. In the event the Company shall issue Additional Ordinary Shares (including Additional Ordinary Shares deemed to be issued pursuant to Article 16(g)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of, and immediately prior, to such issue, then, and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) equal to the amount of consideration per share received by the Company as a result of such issuance of Additional Ordinary Shares.

(v)	Determination of Consideration. For purposes of this Article 16(g), the consideration received by the Company for the issue of any Additional Ordinary Shares shall be computed as follows:

(1)	Cash and Property: Such consideration shall:

(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends, and provided further that no deduction shall be made for any reasonable and customary commissions or expenses paid or incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

(B)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board provided that such fair market value shall not exceed the aggregate current market price of the Ordinary Shares being issued; and

(C)	in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be computed as the portion of such consideration so received in respect of the Additional Ordinary Shares computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

(2)	Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Section 16(g)(iii), relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(3)	Share Dividends. Any additional shares of Ordinary Shares deemed to have been issued relating to a share dividend shall be deemed to have been issued for no consideration.

(h)	Adjustment for Share Splits and Combinations. Any adjustment under this Section 16(h) shall become effective at the close of business on the date the subdivision or combination becomes effective and are as follows:

(i)	If the Company at any time or from time to time effects a subdivision of the outstanding Ordinary Shares, the Series A Conversion Price then in effect immediately before that subdivision shall be proportionately decreased: provided, however, that if the Company simultaneously effects the same subdivision of the outstanding Series A Preference Share as is undertaken with respect to the Ordinary Shares, then both the Series A Original issue Price and the Series A Conversion Price shall be proportionately decreased;

(ii)	Conversely, if the Company at any time or from time to time combines the outstanding Ordinary Shares, the Series A Conversion Price then in effect immediately before the combination shall be proportionately increased; provided, however, that if the Company simultaneously effects the same combination of the outstanding Series A Preference Shares as is undertaken with respect to the Ordinary Shares, then both the Series A Original Issue Price and the Series A Conversion Price shall be proportionately increased;

(iii)	If the Company at any time or from time to time effects a subdivision of the outstanding Ordinary Shares, the Series B Conversion Price then in effect immediately before that subdivision shall be proportionately decreased; provided, however, that if the Company simultaneously effects the same subdivision of the outstanding Series B Preference Share as is undertaken with respect to the Ordinary Shares, then both the Series B Original Issue Price and the Series B Conversion Price shall be proportionately decreased; and

(iv)	Conversely, if the Company at any time or from time to time combines the outstanding Ordinary Shares, the Series B Conversion Price then in effect immediately before the combination shall be proportionately increased; provided, however, that if the Company simultaneously effects the same combination of the outstanding Series B Preference Shares as is undertaken with respect to the Ordinary Shares, then both the Series B Original Issue Price and the Series B Conversion Price shall be proportionately increased.

(v)	If the Company at any time or from time to time effects a subdivision of the outstanding Ordinary Shares, the Series C Conversion Price then in effect immediately before that subdivision shall be proportionately decreased; provided, however, that if the Company simultaneously effects the same subdivision of the outstanding Series C Preference Share as is undertaken with respect to the Ordinary Shares, then both the Series C Original Issue Price and the Series C Conversion Price shall be proportionately decreased; and

(iv)	Conversely, if the Company at any time or from time to time combines the outstanding Ordinary Shares, the Series C Conversion Price then in effect immediately before the combination shall be proportionately increased; provided, however, that if the Company simultaneously effects the same combination of the outstanding Series C Preference Shares as is undertaken with respect to the Ordinary Shares, then both the Series C Original Issue Price and the Series C Conversion Price shall be proportionately increased.

(i)	Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time makes, or fixes, a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable in additional Ordinary Shares, then and in each such event:

(i)	the Series A Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction (1) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such record date, and (2) the denominator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance on the close of business on such record date, plus the mumber of Ordinary Shares issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this Article 16(i)(i) as of the time of actual payment of such dividends or distributions; and

(ii)	the Series B Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the Series B Conversion Price then in effect by a fraction (1) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance on the close of business on such record date, and (2) the denominator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance on the close of business on such record date, plus the number of Ordinary shares issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Conversion Price shall be adjusted pursuant to this Article 16(i)(ii) as of the time of actual payment of such dividends or distributions.

(iii)	the series C Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the Series C Conversion Price then in effect by a fraction (1) the numerator of which is the total number of Ordinary shares issued and outstanding immediately prior to the time of such issuance on the close of business on such record date, and (2) the denominator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance on the close of business on such record date, plus the number of Ordinary Shares issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series C Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series C Conversion Price shall be adjusted pursuant to this Article 16(i)(ii) as of the time of actual payment of such dividends or distributions.

(j)	Adjustments for Other Distributions. In the event the Company shall declare a distribution to holders of Ordinary Shares payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Articles 16(h) and 16(i), then, in each such case for the purpose of this Article 16(j), the holders of the Preference Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Ordinary Shares of the Company into which their Preference Shares are convertible as of the holders of Ordinary Shares of the Company entitled to receive such distribution.

(k)	Adjustments for Reclassification. If the Ordinary Shares issuable upon the conversion of the Preference Shares is changed into the same or a different number of shares of any class or classes of shares, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination or shares or a share dividend, as provided for elsewhere in this Article 16), then and in any such event each holder of Preference Shares shall have the right thereafter to convert such shares into the kind and amount of shares and other securities and property receivable upon such reclassification or other change, by holders of the number of Ordinary Shares into which such Preference Shares might have been converted immediately prior to such reclassification or change, all subject to further adjustment as provided herein.

(l)	No Impairment. The Company will not, by amendment of its Articles of Association or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of these Articles and in the taking of all such action as may be necessary or appropriate in order to protect rights of the holders of Preference Shares against impairment.

(m)	Certificate as to Adjustments. Upon the occurrence of each adjustment of readjustment of the Conversion Price pursuant to this Article 16, the Company at its expense shall promptly compute such adjustment or readjustment in accordane with the terms hereof and furnish to each holder of Preference Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of the Preference Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and the Original Issue Price of the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of the applicable Preference Shares.

(n)	Notices of Record Date. In the event that the Company shall propose at any time:

(i)	to declare any dividend or distribution upon its Ordinary Shares, whether in cash, property, shares or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii)	to offer for subscription pro rate to the holders of any class or series of its shares any additional shares of any class or series or other rights;

(iii)	to effect any reclassification or recapitalization of its outstanding Ordinary Shares involving a change in the Ordinary Shares; or

(iv)	to merge or consolidate with or into any other company, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Company shall send to the holders of the Preference Shares:

(1)	at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights and a description thereof (and specifying the date on which the holders of Ordinary Shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

(2)	in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Ordinary Shares shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Preference Shares at the address for each such holder as shown on the books of the Company.

(o)	Reservation of Shares Issuable. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preference Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preference Shares: and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preference Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

CALL ON SHARES

17. (a)	The Directors may from time to time make calls upon the members in respect of all monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) but subject always to the terms of issue of such shares, and any such call may be made payable by instalments.

(b)	Each member shall, subject to receiving at least fourteen days notice specifying the time or times and place for payment, pay to the Company the amount called on his shares and at the time or times and place so specified. The non-receipt of a notice of any call by, or the accidental omission to give notice of a call to, any of the members shall not invalidate the call.

18.	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed. A call may be revoked, varied or postponed as the Directors may determine.

19.	If any part of a sum called in respect of any shares or any instalment of a call be not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall be liable to pay interest on the outstanding part thereof at such rate as the Directors shall determine from the day appointed for the payment of such call or instalment to the time of discharge thereof in full; but the Directors may, if they shall think fit, waive the payment of such interest or any part thereof.

20.	If, by the terms of the issue of any shares or otherwise, any amount is made payable upon allotment or at any fixed time, whether on account of the nominal amount of the shares or by way of premium, every such amount shall be payable as if it were a call duly made and payable on the date on which by the terms of the issue the same becomes payable; and all the provisions thereof with respect to the payment of calls and interest thereon, or to the forfeiture of shares, for non-payment of calls, shall apply to every such amount and the shares in respect of which it is payable in the case of non-payment thereof.

21.	The Directors may, if they shall think fit, receive from any member willing to advance the same all or any part of the monies uncalled and unpaid upon any shares held by him; and upon all or any of the monies so paid in advance the Directors may (until the same would, but for such payment in advance, become presently payable) pay interest at such rate as may be agreed upon between the member paying the monies in advance and the Directors. The Directors may also at any time repay the amount so advanced upon giving to such member one month’s notice in writing.

22.	On the trial or hearing of any action for the recovery of any money due for any call, it shall be sufficient to prove that the name of the member sued is entered in the Register as the holder, or one of the holders, of the shares in respect of which such debt accrued; that the resolution making the call is duly recorded in the Minute Book; and that notice of such call was duly given to the member sued in pursuance of these Articles; and it shall not be necessary to prove the appointment of the Directors who made such call, nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

23.	No member shall, unless the Directors otherwise determine, be entitled to receive any dividend, or, subject to the Ordinance, to receive notice of or to be present or vote at any general meeting, either personally or (save as proxy for another member) by proxy, or to exercise any privileges as a member, or be reckoned in a quorum, until be shall have paid all calls or other sums for the time being due and payable on every share held by him, whether alone or jointly with any other person, together with interest and expenses (if any).

FORFEITURE

24.	If any member fails to pay in full any call or instalment of a call on the day appointed for payment thereof, the Directors may at any time thereafter, during such time as any part of the call or instalment remains unpaid, serve a notice on him requiring him to pay so much of the call or instalment as is unpaid together with interest accrued and any expenses incurred by reason of such non-payment.

25.	The notice shall name a further day (not being less than fourteen days from the date of the notice) on or before which such call or instalment or part thereof and all interest accrued and expenses incurred by reason of such non-payment are to be paid, and it shall also name the place where payment is to be made, such place being either the Office, or some other place at which calls of the Company are usually made payable. The notice shall also state that, in the event of non-payment at or before the time and at the place appointed, the shares in respect of which such call or instalment is payable will be liable to be forfeited.

26.	If the requirements of any such notice as aforesaid be not complied with, any shares in respect of which such notice has been given may, at any time thereafter before the payment required by the notice had been made, be forfeited by a resolution of the Directors to than effect, and any such forfeiture shall extend to all dividends declared in respect of the shares so forfeited but not actually paid before such forfeiture. The Directors may accept the surrender of any shares liable to be forfeited hereunder and in such case references in these Articles to forfeiture shall include surrender.

27.	Any shares so forfeited shall be deemed for the purposes of this Article to be the property of the Company, and may be sold, re-allotted or otherwise disposed of either subject to or discharged from all calls made or instalments due prior to the forfeiture, to any person, upon such terms and in such manner and at such time or times as the Directors think fit. For the purpose of giving effect to any such sale or other disposition the Directors may authorise some person to transfer the shares so sold or otherwise disposed of to the purchaser thereof or any other person becoming entitled thereto.

28.	The Directors may, at any time before any shares so forfeited shall have been sold, re-allotted or otherwise disposed of, annul the forfeiture thereof upon such conditions as they think fit.

29.	Any person whose shares have been forfeited shall thereupon cease to be the holder of any such shares but shall notwithstanding be and remain liable to pay to the Company all calls, instalments, interest and expenses owing upon or in respect of such shares at the time of the forfeiture together with interest thereon form the time of forfeiture until payment at such rate as the Directors shall think fit and without any deduction or allowance for the value of the shares at the time of forfeiture, and the Directors may enforce the payment of such monies or any part thereof and may waive payment of such interest wholly or in part.

30.	When any shares have been forfeited an entry shall be made in the Register recording the forfeiture and the date thereof, and so soon as the shares so forfeited have been sold or otherwise disposed of an entry shall also be made of the manner and date of the sale or disposal thereof.

LIEN

31.	The Company shall have a first and paramount lien on every share for all monies outstanding in respect of such share, whether presently payable or not, and the Company shall also have a first and paramount lien on every share standing registered in the name of a member, whether singly or jointly with any other person or persons, for all the debts and liabilities of such member or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such member, and whether the same shall have fallen due for payment or not, and notwithstanding that the same are joint debts or liabilities of such member or his estate and any other person, whether a member or not. The Directors may at any time either generally or in any particular case waive any lien that has arisen, or declare any share to be wholly or in part exempt from the provisions of this Article.

32.	The Company may sell in such manner as the Directors think fit any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after a notice in writing stating and demanding payment of the sum presently payable and giving notice of intention to sell in default shall have been given to the holder for the time being of the share or the person entitled thereto by reason of his death, bankruptcy or winding up or otherwise by operation of law or court order.

33.	The net proceeds of such sale after payment of the costs of such sale shall be applied in or towards payment or satisfaction of the debts or liabilities in respect whereof the lien existed so far as the same are presently payable and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the shares prior to the sale) be paid to the person entitled to the shares at the time of the sale. For giving effect to any such sale the Directors may authorise some person to transfer the shares so sold to the purchaser thereof.

34.	A statutory declaration in writing that the declarant is a Director or the Secretary of the Company and that a share has been duly forfeited or surrendered or sold to satisfy a lien of the Company on a date stated in the declaration shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. Such declaration and the receipt of the Company for the consideration (if any) given for the share on the sale, re-allotment or disposal thereof together with the shares certificate delivered to a purchaser or allottee thereof shall (subject to the execution of a transfer if the same be required) constitute a good title to the share and the person to whom the share is sold, re-allotted or disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, surrender, sale, reallotment or disposal of the share.

TRANSFER OF SHARES

35.	The instrument of transfer of any shares in the Company shall be in writing and shall be executed by or on behalf of the transferor and by or on behalf of the transferee. The transferor shall remain the holder of the shares concerned until the name of the transferee is entered in the Register in respect thereof.

36.	Every instrument of transfer shall be lodged at the Office for registration accompanied by the certificate relating to the shares to be transferred and such other evidence as the Directors may require in relation thereto. All instruments of transfer which shall be registered shall be retained by the Company but, save where fraud is suspected, any instrument of transfer which the Directors may decline to register shall, on demand, be returned to the person depositing the same.

37.	There shall be paid to the Company in respect of the registration of a transfer and of any Grant of Probate or Letters of Administration, Certificate of Marriage or Death. Power of Attorney or other document relating to or affecting the title to any share or the making of any entry in the Register affecting the title to any share such fee (if any) as the Directors may from time to time require or prescribe.

38.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine and either generally or in respect of any class of shares provided always that such registration shall not be suspended for more than 30 days in any year.

39. (a)	The Directors may at any time in their absolute discretion and without assigning any reason therefor, decline to register any transfer of any share whether or not it is a fully paid share.

(b)	The Directors may also decline to register any transfer unless:-

(i)	The instrument of transfer is in respect of only one class of shares;

(ii)	in the case of a transfer to joint holders, the number of joint holders to whom the shares are to be transferred does not exceed three; and

(iii)	the shares concerned are free of any lien in favour of the Company.

(c)	If the Directors refuse to register a transfer they shall, within two months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

TRANSMISSION OF SHARES

40.	In case of the death of a member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares; but nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by him with other persons.

41. (a)	Any person becoming entitled to a share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may , upon such evidence being produced as may from time to time properly be required by the Directors and , subject as hereinafter provided elect either to be registered himself as holder of the share or to have some person nominated by him registered as the transferee thereof, but the directors shall in either case have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that number before his death or bankruptcy, as the case may be.

(b)	If the person so becoming entitled shall elect to be registered himself, he shall deliver or send to the company a notice in writing signed by him stating that he so elects. If he shall elect to have another person registered he shall execute a transfer of the share in favour of that person. All the limitations restrictions and provisions of these regulations relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the member had not occurred and the notice or transfer were a transfer signed by the member.

42.	A person becoming entitled to a share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share except that he shall not before being registered as a member in respect of the share be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

PROVIDED always that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within 90 days the Directors may thereafter withhold payment of all dividends or other monies payable in respect of the share until the requirements of the notice have been complied with.

43.	Any person to whom the right to any shares in the company has been transmitted by operation of law shall if the Directors refuse to register the transfer be entitled to call on the Directors to furnish within 28 days a statement of the reasons for the refusal.

STOCK

44.	The Company may from time to time by ordinary resolution convert any fully paid up shares into stock and may reconvert any stock into fully paid up shares of any denomination. After the passing of any resolution converting all the fully paid up shares of any class in the capital of the Company into stock, any shares of that class which subsequently become fully paid up and rank pari passu in all other respects with such shares shall , by virtue of this Article and such resolution be converted into stock transferable in the same units as the shares already converted.

45.	The holders of stock may transfer the same or any part thereof in the same manner and subject to the some regulations as the shares from which the stock arose might prior to conversion have been transferred or as near thereto as circumstances admit . The Directors may from time to time fix the minimum amount of the stock transferable and restrict or forbid the transfer of fractions of such minimum, but the minimum shall not, without the sanction of an ordinary resolution of the Company, exceed the nominal amount of each of the shares from which the stock arose.

46.	The holders of stock shall , according to the amount of the stock held by them have the same rights as regards dividends , voting at general meeting of the Company and other matters as if they held the shares from which the stock arose, but no such right (except as to participation in dividends and profits of the Company and in assets on a reduction of the capital or a winding up) shall be conferred by an amount of stock which would not, if existing in shares, have conferred such right.

47.	Such of these Articles as are applicable to fully paid up shares shall apply mutatis mutandis to stock and the words “share” and “shareholder” therein shall include “stock” and “stockholder”.

INCREASE OF CAPITAL

48.	Subject to Articles 61A and 61B of these Articles, the Company may, from time to time, by ordinary resolution increase its authorised capital by such sum divided into shares of such amounts as the resolution shall prescribe.

49.	Subject to Articles 61A and 61B of these Articles. Without prejudice to any special rights, privileges or restrictions for the time being attaching to any class of shares then existing in the capital of the Company, any new shares created pursuant to Article 48 may be issued upon such terms and conditions, and with such rights, privileges and restrictions attached thereto as the general meeting resolving upon the creation thereof shall director, if no such direction be given, as the Directors shall determine, and in particular such shares may be issued with a preferential, qualified or deferred right to dividends and in the distribution of assets of the Company, and with a special, or without any, right or voting.

50.	The general meeting resolving upon the creation of any new shares may direct that the same or any of them shall be offered in the first instance, and either at par or at a premium or (subject to the provisions of the Ordinance) at a discount, to all the holders for the time being of any class of shares in the capital of the Company in proportion to the number of shares of such class held by them respectively, or make any other provisions as to the issue and allotment of the new shares.

51.	Subject to any direction or determination that may be given or made in accordance with the powers contained in these Articles all new shares created pursuant to Article 48 shall be subject to the same provisions herein contained with reference to the payment of calls, transfer, transmission, forfeiture, lien and otherwise as the shares in the capital of the Company existing at the date of creation of such new shares.

ALTERATIONS OF SHARE CAPITAL

52.	Subject to Articles 61A and 61B of these Articles, the Company may by ordinary resolution;-

(a)	subdivide its existing shares or any of them into shares of smaller amount than is fixed by the Memorandum of Association of the Company, provided that in the subdivision of an existing share the proportion between the amount paid and the amount (if any) unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived, and so that the resolution whereby any share is subdivided may determine that as between the holders of the shares resulting from such subdivision one or more of the shares may, as compared with the others, have any such preferred, deferred or other special rights or be subject to any such restrictions as the Company has power to attach to unissued or new shares;

(b)	consolidate and divide its capital or any part thereof into shares of larger amount than its existing shares; or

(c)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its authorised capital by the amount of the shares so cancelled.

53.	Subject to Articles 61A and 61B of these Articles, the Company may by special resolution reduce its share capital and any capital redemption reserve fund or any share premium account in any manner allowed by law.

54.	Where any difficulty arises in regard to any consolidation and division under paragraph (b) of Article 52. the Directors may settle the same as they think expedient and in particular may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion amongst the members who would have been entitled to the fractions, and for this purpose the Directors may authorise some person to transfer the share representing fractions to the purchaser thereof. Who shall not be bound to see to the application of the purchase money not shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

MODIFICATION OF RIGHTS

55	(a)	Subject to Articles 61A and 61B of these Articles, all or any of the rights attached to the Series A Preference Shares, the Series B Preference Share or the Series C Preference Shares may, at any time, as well as before as during liquidation, be altered or abrogated either with the consent in writing of the holders of not less than three-fourths of the issued shares of the applicable series of the class or with the sanction of a special resolution passed at a separate general meeting of the holders of shares of the applicable series of the class, and all the provisions contained in these Articles relating to general meetings shall mutatis mutandis apply to every such meeting, but so that the quorum thereof shall be at least one person personally present and holding or representing by proxy a majority in nominal value of the issued shares of the applicable series of the class, and that any holder of shares of the applicable series of the class present in person or by proxy may demand a poll, and that each holder of shares of the applicable series of the class present in person or by proxy shall on R poll be entitlThe foregoing provisions of this Article shall apply to the variation or abrogation of the rights attached to some only of the shares of any class as if each group of shares of the class differently treated formed a separate class, the rights whereof are to be varied. ed to one vote for each share of the applicable series of the class held by him.

	(b)	The foregoing provisions of this Article shall apply to the variation or abrogation of the rights attached to some only of the shares of any class as if each group of shares of the class differently treated formed a separate class, the rights whereof are to be varied.

56.	The special rights conferred upon the holders of any shares of such class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be altered by the creation or issue of further shares ranking pari passu therewith.

GENERAL MEETINGS

57. (a)	The Company shall in each year hold a general meeting as its annual general meeting in addition to any other meetings in that year, and shall specify the meeting in that year, and shall specify the meeting as such in the notices calling it, and not more than fifteen months shall clapse between the date of one annual general meeting of the Company and that of the next. PROVIDED that so long as the Company holds its first annual general meeting within eighteen months of its incorporation, it need not hold it in the year of its incorporation or in the following year. The annual general meeting shall be held at such time and place as the Directors shall appoint.

(b)	All other general meetings shall be called extraordinary general meetings.

58.	The Directors may, whenever they think fit, and shall, on requisition by Members in accordance with the Ordinance, proceed to convene an extraordinary general meeting. The provisions of the Ordinance shall apply to any requisition and to any failure by the Directors to convene an extraordinary general meeting when so requisitioned.

NOTICE OF GENERAL MEETINGS

59.	An annual general meeting and a meeting called for the passing of a special resolution shall be called by 21 days notice in writing at the least, and a meeting of the Company other than an annual general meeting or a meeting for the passing of a special resolution shall be called by fourteen days notice in writing at the least. The notice shall specify the place, the day and the hour of meeting and, in case of special business, the general nature of that business, and shall be given in manner hereinafter mentioned of in such other manner, if any, as may be prescribed by the Company in general meeting, to such persons as are, under the Articles of the Company, entitled to receive such notices from the Company:

PROVIDED that a meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in this Article, be deemed to have been duly called if it is so agreed:-

(a)	in the case of a meeting called as the annual general meeting, by all the members entitled to attend and vote thereat; and

(b)	in the case of any other meeting, by a majority in number of the members having a right to attend and vote at the meeting, being a majority together holding not less than 95 per cent in nominal value of the shares giving that right.

60.	The accidental omission to give notice of a meeting or (in cases where an instrument of proxy is sent out with the notice) the accidental omission to send such instrument of proxy to, or the non-receipt of notice of a meeting or such instrument of proxy by, any person entitled to receive such notice shall not invalidate the proceedings at that meetings.

PROCEEDINGS AT GENERAL MEETINGS

61.	Subject to Article 111A of these Articles, all business shall be deemed special that is transacted at an extraordinary general meeting and also all business that is transacted at an annual general meeting with the exception of:-

(a)	the declaration and sanction of dividends;

(b)	the consideration of the accounts and balance sheets and the reports of the Directors and other documents required to be annexed to the accounts;

(c)	the election of Directors in place of those retiring (if any);

(d)	the appointment of the Auditors of the Company and the fixing of, or the determination of the method of fixing, the remuneration of the Auditors.

61A.	No resolution shall be passed or other decision or action taken by or on behalf of the Company, or the Board, concerning any of the following matters with respect to the Company, Home Inns Beijing, Home Inns Shanghai a Relevant Subsidiary without the affirmative vote or consent recorded in writting of the holders of at least eighty percent (80%) of the outstanding voting shares of the Company, and the Company shall procure, as applicable, that no resolution shall be passed or other decision of action taken by or on behalf of Home Inns Beijing, Home Inns Shanghai or a Relevant Subsidiary concerning any of the following matters without the affirmative vote or consent recorded in writing of the holders of at least eighty percent (80)% of the outstanding voting shares of the Company:

(i)	the creation or adoption of any employee stock option plan;

(ii)	any consolidation, subdivision, conversion, increase or reduction of the share capital of each of the Company, Home Inns Beijing, Home Inns Shanghai or the alteration of any rights attaching thereto in any way;

(iii)	any change to the Memorandum or Articles of Association, the Charter Documents, or the memorandum or articles of association (or other similar charter documents) the would directly or indirectly affect adversely the preference, rights or privileges of the holders of Preference Shares;

(iv)	the acquisition of, or the provision of any direct or indirect financial assistance for the purpose of acquiring: (A) in the ordinary course of business and on an arm’s length basis, any (i) securities, or (ii) other entity or assets (in one transaction or a series of related transactions) with a value in excess of US$1,000,000 or (B) otherwise than in the ordinary course of business, any (i) securities; or (ii) other entity or assets (in one transaction or a series of related transactions) with a value in excess of US$400,00;

(v)	the consolidation or merger which results in the shareholders immediately prior to such transaction failing to own (in substantially the same percentages) more than 50% of the voting power of the surviving entity.

61B.	For so long as at least 25% of the Series C Preference Shares issued and outstanding as at the Series C Original Issue Date shall remain outstanding, the Company shall not, and the Company shall procure that Home Inns Beijing, Home Inns Shanghai and the Relevant Subsidiary (each a “Group Company”) shall not, and each of the members undertakes to the other members that it shall exercise all its powers in relation to the Company and its subsidiaries so as to procure that, subject to any applicable law, that a Group Company shall not, without the approval of the holders of at least two-thirds of the Series C Preference Shares then outstanding voting as a separate class, take or permit any action that:

(i)	increase or decreases, whether by merger, reclassification or otherwise, the authorized Series C Preference Shares or effect any combination, split, or reclassification of the outstanding Series C Preference Shares into a smaller or larger number of shares or exchange or convert any Series C Preference Shares or require the exchange or conversion of any Series C Preference Shares, except as provided in these Articles:

(ii)	amends, alters or repeals, whether by merger, reclassification or otherwise, any provision of these Articles that alters or adversely affects the rights, preferences, conversion and other rights, voting powers or privileges of the Series C Preference Shares;

(iii)	authorizes (whether by merger, reorganization, reclassification or otherwise) or issues any shares of capital stock that rank senior to,or on partly with, the Series C Preference Shares as to dividends, distributions or liquidation preference (“Series C Senior Shares”);

(iv)	adopts any new stock option or other stock incentive plan or arrangement, increase the number of shares available for grant or issuance under any existing stock option or other stock incentive plan (collectively the “Option Plans”), or make any other material amendment to any such plan or arrangement; provided, however, that the Company may contemporareously with the Series C Original Issue Date increase the aggregate number of Ordinary Shares available for grant or issuance under its Option Plans to 5% of the enlarged issued share capital of the Company as of the Series C Original Issue Date.

(v)	redeems, or declares, set aside or pays a dividend on, the Ordinary Shares or any other class of Preference Shares of the Company. Home Inns Beijing or Home Inns Shanghai (as the case may be) or repurchased any outstanding securities of the Company. Home Inns Beijing or Home Inns Shanghai (as the case may be):

(vi)	increases the authorized number of directors of the Board;

(vii)	affects a voluntary liquidation, dissolution or winding up of a Group Company;

(viii)	affects any consolidation, reorganization or merger of a Group Company with or into any other corporation or entity;

(ix)	will result to a sale, license or disposition of all or substantially all of the assets (or of any material portion of the assets) of a Group Company or exclusively licenses all or substantially all of its property or business to a single entity or a group of entities, in any case in a single transaction or a series of transactions;

(x)	acquires any entity, business or assets by means of merger, consolidation, recapitalization, purchase of assets or otherwise, involving the issuance of consideration by a Group Company having a fair market value individually or in the aggregate in excess of US$5,000,000.00; or

(xi)	effects a change in the primary nature of the Company’s business.

62.	Subject to Articles 61A and 61B of these Articles, no business, have the election of a Chairman of the meeting, shall be transacted at any general meeting, unless a quorum is present when the meeting proceeds to business. Two members present in person or by proxy and holding between them at least 51 per centum in nominal value of the issued shares of the Company for the time being shall be a quorum for all purposes.

63.	The Chairman (if any) of the Board or, in his absence, a Deputy Chairman (if any) shall preside as Chairman at every general meeting. If there is no such Chairman or Deputy Chairman, or if at any meeting neither the Chairman nor a Deputy Chairman is present within fifteen minutes after the time appointed for holding the meeting, or if neither of them is willing to act as Chairman, the Directors present shall choose one of their number to act, or if one Director only is present he shall preside as Chairman if willing to act. If no Director is present, or if each of the Directors present declines to act as Chairman, the persons present and entitled to vote shall elect one of their number to be Chairman of the meeting.

64.	If within fifteen minutes from the time appointed for the meeting a quorum be not present, the meeting if convened upon a requisition as specified in Article 58, shall be dissolved; but in any other case it shall stand adjourned to the same day in the next week at the same time and place, or to such other day, time and place as the Chairman of the meeting may determine. If as such adjourned meeting a quorum be not present within fifteen minutes from the time appointed for the meeting, the members present in person or by proxy shall be a quorum.

65.	The Chairman of any general meeting at which a quorum is present may, with the consent of the meeting, and shall, if so directed by the meeting, adjourn the meeting from time to time and from place to place or sine die; but no business shall be transacted at any adjourned meeting other than business which might have been transacted at the meeting from which the adjournment took place, unless due notice thereof is given or such notice is waived in the manner prescribed by these Articles. When a meeting is adjourned for 30 days or more, or sine die, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjourned meeting or the business to be transacted thereat. Where a meeting is adjourned sine die the time and place for the adjourned meeting shall be fixed by the Directors.

66.	Subject to the provisions of the Ordinance, a resolution in writing signed by all the members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held. A written notice of confirmation of such resolution in writing sent by or on behalf of a member shall be deemed to be his signature to such resolution in writing for the purposes of this Article. Such resolution in writing may consist of several documents, and each such document shall be certified by the Secretary to contain the correct version of the proposed resolution.

VOTING

67. (a)	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless, before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll, a poll is demanded by:-

(i)	the Chairman of the meeting; or

(ii)	at least two members present in person or by proxy and entitled to vote; or

(iii)	any member or members present in person or by proxy and representing in the aggregate not less than one-tenth of the total voting rights of all members having the right to attend and vote at the meeting; or

(iv)	any member or members present in person or by proxy and holding shares conferring a right to attend and vote at the meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

(b)	Unless a poll is so demanded and the demand, is not withdrawn, a declaration by the Chairman that a resolution has, on a show of hands, been carried unanimously or by a particular majority or not carried by a particular majority or lost shall be final and conclusive evidence of the fact without proof of the number of the votes recorded for or against such resolution.

(c)	The holders of Preference Shares shall be entitled to vote together with the holders of the Ordinary Shares as a single class in a shareholders’ meeting. The holders of Preference Shares shall be entitled to such number of votes in a shareholders’ meeting as would be granted to such holders had they fully converted all of their Preference Shares held by them, at that point in time, into Ordinary Shares as provided herein. The holders of Preference Shares shall be entitled to notice of any shareholders’ meetings in accordance with these Articles.

68.	A demand for a poll may be withdrawn only with the approval of the meeting. If a poll be directed or demanded in the manner above mentioned it shall (subject to the provisions of Article 69 hereof) be taken at such time (being not later than seven days after the date of the demand) and in such manner as the Chairman of the meeting may appoint. No notice need be given of a poll not taken immediately. The result of such poll shall be deemed for all purposes to be the resolution of the meeting at which the poll was so directed or demanded.

69.	In the case of an equality of votes at any general meeting, whether upon a show of hands or on a poll, the Chairman of the meeting shall be entitled to a second or casting vote.

70.	A poll demanded upon the election of a Chairman or upon a question of adjournment shall be taken forthwith. Any business, other than that upon which a poll has been demanded, may be proceeded with pending the taking of the poll.

71. (a)	No objection shall be made to the validity of any vote except at a meeting or poll at which such vote shall be tendered and every vote whether given personally or by proxy not disallowed at such meeting or poll shall be deemed valid for all purposes whatsoever of such meeting or poll.

(b)	In case of any dispute as to voting the Chairman shall determine the same and such determination shall be final and conclusive.

72.	Subject to any special rights or restrictions for the time being attaching to any special class of shares in the capital of the Company, on a show of hands every member who is present in person or by proxy or by attorney shall be entitled to one vote only, and, in the case of a poll, every member present in person or by proxy or by attorney shall be entitled to one vote for each share held by him on an as-converted-to-Ordinary-Share basis.

73.	On a poll, votes may be given either personally or by proxy and a member entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

74.	A member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, curator bonis or other person in the nature of a committee or curator bonis appointed by that court, and any such committee, curator bonis or other person may, on a poll, vote by proxy. If any member be a minor, he may vote by his guardian or one of his guardians who may give their votes personally or by proxy.

PROXIES

75. (a)	A proxy need not be a member of the Company.

(b)	An instrument appointing a proxy shall be in writing in any usual or common form or in any other form which the Directors may accept, and shall be deemed, save where the contrary appears on the face of the instrument of proxy, to confer authority to demand or concur in demanding a poll and to include power to act generally at the meeting for the person giving the proxy and any adjournment thereof, and either to vote on any resolution (or amendment thereto) put to the meeting for which it is given as the proxy thinks fit. No instrument appointing a proxy shall be valid except for the meeting mentioned therein and any adjournment thereof.

76.	The instrument appointing a proxy shall be signed by the appointor, or his duly authorised attorney in writing or, if such appointor be a corporation, under its common seal or signed by such officer, attorney or other person duly authorised in that behalf.

77.	The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed, or a notarially certified copy of such power or authority, shall be deposited at the Office at least 48 hours before the time fixed for holding the meeting at which the person named in such instrument proposes to vote or, in the case of a poll, not less than 24 hours before the time appointed for taking the poll; otherwise the person so named shall not be entitled to vote in respect thereof except with the approval of the Chairman of the meeting.

78.	Any member may by power of attorney appoint any person to be his attorney for the purpose of voting at any meeting, and such power may be a special power limited to any particular meeting or a general power extending to all meetings at which such member is entitled to vote. Every such power shall be deposited at the Office at least 48 hours before being acted upon.

79. (a)	An instrument of proxy may be revoked by forwarding to the Office written notification of such revocation signed by or on behalf of the person who issued or authorised the issue of the instrument of proxy.

(b)	A vote given in accordance with the terms of an instrument of proxy or power of attorney shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the proxy or power of attorney, or transfer of the shares in respect of which the vote is given, provided that no intimation in writing of the death, insanity, revocation or transfer shall have been received at the Office 24 hours at least before the time fixed for holding the meeting, or adjourned meeting, or the taking of the poll, at which the instrument of proxy is to be used.

CORPORATIONS ACTING BY

REPRESENTATIVES

80.	Any corporation which is a member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member of the Company.

DIRECTORS

81.	The first Directors shall be appointed in writing by the subscribers to the Memorandum of Association of the Company or by the Company in general meeting.

82.	The number of Directors shall be eight (8).

83.	A Director need not hold any shares in the Company. A Director who is not a member of the Company shall nevertheless be entitled to attend and speak at general meetings.

DIRECTORS’ REMUNERATION

84.	The remuneration of the Directors shall from time to time be determined by the Company in general meeting. Such remuneration shall be deemed to accrue from day to day. The Directors may also be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the Directors or any committee of the Directors or general meetings of the Company or in connection with the business of the Company.

POWERS OF DIRECTORS

85.	The business of the Company shall be managed by the Directors, who shall pay all expenses incurred in the formation and registration of the Company, and who may exercise all such powers of the Company as are not by the Ordinance or by these Articles required to be exercised by the Company in general meeting, subject to any provision in these Articles or the Ordinance and to such regulations, not being inconsistent with any such provision, as may be prescribed by the Company in general meeting; but no such regulation shall invalidate any prior act of the Directors which would have been valid if such regulation had not been made. The general powers given by this Article shall not be limited or restricted by any special authority or power given to the Directors by any other Article.

86.	The Directors may establish any local boards or agencies for managing any of the affairs of the Company, either in Hong Kong or elsewhere, and may appoint any persons to be members of such local boards, or any managers or agents for the Company, and may fix their remuneration, and may delegate to any local board, manager or agent any of the powers, authorities and discretions vested in the Directors, with power to sub-delegate, and may authorise the members of any local boards, or any of them, to fill any vacancies therein, and to act notwithstanding vacancies, and any such appointment and delegation may be made upon such terms and subject to such conditions as the Directors may think fit, and the Directors may remove any person so appointed, and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

87.	The Directors may from time to time and at any time by power of attorney or otherwise appoint any company, firm or person or any fluctuating body of persons, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him.

88.	Subject to and to the extent permitted by the Ordinance, the Company, or the Directors on behalf of the Company, may cause to be kept in any territory a Branch Register of members resident in such territory, and the Directors may make and vary such regulations as they may think fit respecting the keeping of any such Branch Register.

89.	All cheques, promissory notes, drafts, bills of exchange, and other negotiable or transferable instruments, and all receipts for monies paid to the Company, shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

90.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and to issue debentures including, subject to Section 57B of the Ordinance, convertible debentures and convertible debenture stock, and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

APPOINTMENT AND REMOVAL

OF DIRECTORS

91.	The Company may by special resolution remove any Director not withstanding anything in these Articles or in any agreement between him and the Company (but without prejudice to any right to damages for termination of such agreement not in accordance with the terms thereof), and may, if thought fit, by ordinary resolution, appoint another person in his stead.

92.	The Company may, without prejudice to the powers of the Directors under Article 93, from time to time, by ordinary resolution appoint new Directors to fill a casual vacancy and, subject to Article 61A of these Articles, change the number of Directors specified in Article 82.

93.	The Directors shall have power, exercisable at any time and from time to time, to appoint any other person as a Director to fill a casual vacancy.

94.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as the number of Directors is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose. If there shall be no Directors able or willing to act, then any member may summon a general meeting for the purpose of appointing Directors.

ALTERNATE DIRECTORS

95.	Each Director may by written notification to the Company nominate any other person to act as alternate Director in his place and, at his discretion, in similar manner remove such alternate Director. A Director may appoint two or more persons in the alternative to act as Alternate Director and in the event of any dispute as to who is to represent the Director as his Alternate the first named of such alternative persons shall be the only person recognised as the Alternate Director and shall in any case, if in Hong Kong, be the only person entitled to receive notice of Directors’ meetings in the absence from Hong Kong of his appointer. The alternate Director shall (except as regards the power to appoint an alternate) be subject in all respects to the terms and conditions existing with reference to the other Directors of the Company; and each alternate Director, whilst acting as such, shall exercise and discharge all the functions, powers and duties of the Director he represents, but shall look to such Director solely for his remuneration as alternate Director. Every person acting as an alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). The signature of an alternate Director to any resolution in writing of the Board or a committee of the Board shall, unless the notice of his appointment provides to the contrary, be as effective as the signature of his appointor. Any person appointed as an alternate Director shall vacate his office as such alternate Director as and when the Director by whom he has been appointed removes him or vacates office as Director. A Director shall not be liable for the acts or defaults of any alternate Director appointed by him.

DISQUALIFICATION OF DIRECTORS

96.	The office of a Director shall ipso facto be vacated:-

(a)	if he becomes prohibited by law or court order from being a Director;

(b)	if a receiving order or, in the case of a company, a winding up order is made against him or he makes any arrangement or composition with his creditors;

(c)	if he becomes of unsound mind;

(d)	if he gives the Company notice in writing that he resigns his office;

(e)	if he is removed by a special resolution of the Company in accordance with the provisions of these Articles;

(f)	if he is convicted of an arrestable offence.

DIRECTORS’ INTERESTS

97.	A Director may hold any other office or place of profit under the Company (other than the office of Auditor), and he or any firm of which he is a member may act in a professional capacity for the Company in conjunction with his office of Director, for such period and on such terms (as to remuneration and otherwise) as the Directors may determine. No Director or intending Director shall be disqualified by his office from contracting with the Company, nor shall any contract or arrangement entered into by or on behalf of the Company in which any Director or intending Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit, remuneration or other benefits of such Director holding that office, or of any fiduciary relationship thereby established.

98.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract (being a contract of significance in relation to the Company’s business) with the Company shall declare the nature of his interest in accordance with the provisions of the Ordinance. A general notice given to the Directors by a Director to the effect that he is a member of a specified company or firm, and is to be regarded as interested in any contract, arrangement or dealing which may, after the date of the notice, be entered into or made with that company or firm, shall, for the purposes of this Article, be deemed to be a sufficient disclosure of interest in relation to any contract, arrangement or dealing so entered into or made.

99.	A Director may vote as a Director in regard to any contract or arrangement in which he is interested or upon any matter arising thereout, and if he shall so vote his vote shall be counted and he shall be taken into account in determining a quorum when any such contract or arrangement is under consideration.

100.	A Director may hold office as a Director in or as manager of any other company in which the Company is a shareholder or is otherwise interested, and (subject to any agreement with the Company to the contrary) shall not be liable to account to the Company for any remuneration or other benefits receivable by him from such other company. The Board may exercise the voting power conferred by the shares in any company held or owned by the Company in such manner and in all respects as the Board thinks fit (including the exercise thereof in favour of any resolution appointing the Directors or any of the Directors of such company or voting or providing for the payment of remuneration to the Directors of such company) and any Director of the Company may vote in favour of the exercise of such voting rights other than his own appointment or the arrangement of the terms thereof, in manner aforesaid.

MANAGING DIRECTORS AND

OTHER APPOINTMENTS

101.	The Directors may, from time to time, appoint one or more of their number to be Managing Director or Joint Managing Director of the Company, or to hold such office in the management, administration or conduct of the business of the Company as they may decide, and for such period and upon such terms and for such remuneration as the Directors shall think fit, and the Directors may also, from time to time (subject to the provisions of any agreement between him or them and the Company) remove him or them from office, and appoint another or others in his or their place or places.

102.	A Managing Director or a Joint Managing Director (subject to the provisions of any agreement between him as Managing Director or a Joint Managing Director and the Company) shall be subject to the same provisions as to resignation and removal as the other Directors of the Company, and shall ipso facto and immediately cease to be Managing Director or Joint Managing Director if he shall cease to hold the office of Director.

103.	The Directors may, from time to time, entrust to and confer upon any Managing Director, Joint Managing Director or Director holding any other office in the management, administration or conduct of the business of the Company, such of the powers exercisable under these Articles by the Directors, as they may think fit, and may confer such powers for such time, and to be exercised for such objects and purposes, and upon such terms and conditions and with such restrictions as they may consider expedient, and may confer such powers collaterally with, or to the exclusion of, and in substitution for, all or any of the powers of the Directors in that behalf, and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

104.	The Directors may meet together for the despatch of business, adjourn and otherwise regulate their meetings as they think fit, and determine the quorum necessary for the transaction of business. Unless otherwise determined by the Board or as otherwise provided in those Articles, three Directors shall constitute a quorum. Subject to Article 111A of these Articles, questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the Chairman of the meeting shall have a second or casting vote. A Director or the Secretary may, at any time, summon a meeting of the Directors.

105.	Notice of a meeting of Directors shall be deemed to be duly given to a Director if it is given to him personally in writing or by word of mouth or sent to him at his last known address or any other address given by him to the Company for this purpose. A Director may consent to short notice of and may waive notice of any meeting and any such waiver may be retrospective.

106.	The Directors may elect a Chairman of the Board and determine the period for which he is to hold office; but if no such Chairman be elected, or if at any meeting the Chairman be not present within fifteen minutes after the time appointed for holding the same, the Directors present shall choose one of their number to be Chairman of such meeting

107.	(a)

Subject to Article 111A of these Articles, a resolution in writing signed by a simple majority of the Directors for the time being shall be as effective for all purposes as a resolution of the Directors passed at a meeting duly convened, held and constituted. A written notification of confirmation of such resolution in writing sent by a director shall be deemed to be his signature to such resolution in writing for the purposes of this Article. Such resolution in writing may consist of several documents, each signed by one or more Directors.

	(b	)	Any Director or member of a committee of Directors may participate in a meeting of the Directors or such committee by means of telephone or other audio communications equipment whereby all persons attending or participating in the meeting can hear each other. The person or persons participating in the meeting in the aforesaid manner shall be deemed for all purposes to be present in person at much meeting.

108.	Unless otherwise provided in these Articles, a meeting of the Directors at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Directors generally.

109.	The Directors may, from time to time, appoint committees consisting of such persons as they think fit, and may delegate any of their powers to any such committee and, from time to time, revoke any such delegation and discharge any such committee wholly or in part. Any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may, from time to time, be imposed upon it by the Directors. Any such committee shall be properly constituted even if it consists of one person.

110.	The meetings and proceedings of any such committee consisting of two or more members shall be governed mutatis mutandis by the provisions of those Articles regulating the meetings and proceedings of the Directors insofar as the same are not superseded by any regulations made by the Directors under the last preceding Article.

111.	All acts done bona fide by any meeting of the Directors or of a committee of Directors, of by any persons acting as Directors, shall, notwithstanding that there was some defect in the appointment of any such Directors or persons acting as aforesaid, or that they or any of them were disqualified, or had vacated office, be as valid as if every such person had been duly appointed and was qualified and continued to be a Director.

111A.	No resolution shall be passed or other decision or action taken by or on behalf of the company, or the Board, concerning any of the following matters with respect to the Company without the affirmative vote or consent recorded in writing of at least eighty-one percent (81%) of the members of the Board and the Company shall procure, as applicable, that no resolution shall be passed or other decision of action taken by or on behalf of Home Inns Beijing, Home Inns Shanghai or the Relevant Subsidiary concerning any of the following matters with respect to Home Inns Beijing, Home Inns Shanghai or the Relevant Subsidiary, as applicable, without the affirmative vote or consent recorded in writing of at least eighty-one percent (81%) of the members of the Board:

(i)	the entering into of any contract or transaction outside the ordinary course of its business, in excess of US$200,000;

(ii)	the granting of any guarantee, indemnity or security or the creation of any mortgage, charge or encumbrance in favor of any person other than a Group Company;

(iii)	any significant change to the business to areas materially different from the current products and/or services offered;

(iv)	declare, make, or pay any distribution of capital, income, and/or dividends to the member of the Company. Home Inns Beijing or Home Inns Shanghai as applicable;

(v)	repurchase or cancel any capital stock of the Company, Home Inns Beijing or Home Inns Shanghai;

(vi)	enter into any material transaction with any member of the Board, officer, employee, or member of the Company or any company controlled, directly or indirectly, by a member of the Board, officer, employee or member of the Company not in the ordinary course of business or on terms more favorable than those provided to unrelated third parties under similar circumstances;

(vii)	the appointment of or change in the auditor of the Company, unless such auditor is a “Big 4” accounting firm; and

(viii)	the sale, transfer, lease, assignment or other disposal of a material part of the its undertaking-property and/or assets with a book value (as reflected in its respective financial statements) in excess of US$400,000 or the entering into of any contract to do so.

MINUTES

112.	The Directors shall cause to be entered and kept in books provided for the purpose minutes of the following:-

(a)	all appointments of officers;

(b)	the names of the Directors and any alternate Director who is not also a Director present at each meeting of the Directors and of any committee of Directors;

(c)	all orders made by the Directors and committees of Directors; and

(d)	all resolutions and proceedings of general meetings and meetings of the Directors and committees.

Any such minutes of any meeting of the Directors, or any committee, or of the Company, if purporting to be signed by the Chairman of such meeting, or by the Chairman of the next succeeding meeting shall be receivable as prima facie evidence of the matters stated in such minutes.

THE SEAL

113.	The Directors shall forthwith procures common seal to be made for the Company, and shall provide for the safe custody thereof. The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors or a committee of the Directors and every instrument to which the Seal shall be affixed shall be signed by one Director or some other person nominated by the Directors for the purpose.

114.	The Company may exercise all the powers of having official seals conferred by the Ordinance and such powers shall be vested in the Directors.

SECRETARY

115.	The Company shall have a Secretary. The Secretary and any joint secretaries or deputy or assistant secretary or secretaries may be appointed by the Directors for such term, at such remuneration and upon such conditions as the Directors may think fit and the Secretary and any joint secretaries or deputy or assistant secretary so appointed may at any time be removed from office by the Directors. A Director may be the Secretary.

116.	A provision of the Ordinance or these regulations requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in place of, the Secretary.

DIVIDENDS AND RESERVES

117.	(a)	Subject to Article 111A of these Articles, the Company may by ordinary resolution declare dividends but no such dividend shall exceed the amount recommended by the Directors.

	(b)	No distribution (as defined in Section 79A of the Ordinance) shall be made save in accordance with the provisions of Part IIA of the Ordinance and Article 111A of these Articles.

	(c)	The Series C Preference Shares shall rank pari passu with the Series B Preference Shares in any entitlement to dividends.

118.	Subject to Article 111A of these Articles, the Directors may, if they think fit, from time to time, pay to the members such interim dividends as appear to the Directors to be justified by the profits of the Company. If at any time the share capital of the Company is divided into different classes the Directors may pay such interim dividends in respect of those shares in the capital of the Company which confer on the holders thereof deferred or non-preferred rights as well as in respect of those shares which confer on the holders thereof preferential or special rights in regard to dividend, and provided that the Directors act bona fide they shall not incur any responsibility to the holders of shares conferring a preference for any damage that they may suffer by reason of the payment of an interim dividend on any shares having deferred or non-preferred rights. The Directors may also pay at half-Yearly or at other suitable intervals to be settled by them any dividend which may be payable at a fixed rate if they are of the opinion that the profits justify the payment.

119.	Subject to Article 111A of these Articles, the Directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may be properly applied, and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the company) as the Directors may from time to time think fit. The Directors may also without placing the same to reserve carry forward any profits which they may think prudent not to divide.

120.	No dividend shall be payable except out of the profits of the Company, and no dividend shall bear interest as against the Company.

121.	The Directors may retain any dividend or other monies payable on or in respect of a share on which the Company has a lien, and may apply the same in or towards satisfaction of the debts and liabilities in respect of which the lien exists.

122.	Any resolution declaring a dividend on shares of any class, whether a resolution of the Company in general meeting or a resolution of the Directors, may specify that the same shall be payable to the persons registered as the holders of such shares at the close of business on a particular date, notwithstanding that it may be a date prior to that on which the resolution is passed, and thereupon the dividend shall be payable to them in accordance with their respective holdings so registered, but without prejudice to the rights issuer se in respect of such dividend of transferors and transferees of any such shares. The provisions of this Article shall muraris murandis apply to capitalisations to be effected in pursuance of these Articles.

123.	Unless and to the extent that the rights attached to any shares or the terms of issue thereof otherwise provide, all dividends shall (as regards any shares not fully paid throughout the period in respect of which the dividend is paid) be apportioned and paid pro rata according to the amounts paid on the shares during any portion or portions of the period in respect of which the dividend is paid. For the purposes of this Article no amount paid on a share in advance of calls shall be treated as paid on the share.

124.	Unless otherwise directed, any dividend or other monies payable in cash on or in respect of a share may be paid by cheque or warrant sent through the post to the registered address of the member or person entitled, or, in the case of joint holders, to the registered address of that one whose name stands first on the register in respect of joint holding, or addressed to such person at such address as the holder or joint holders shall direct. The Company shall not be liable or responsible for any cheque or warrant lost in transmission nor for any dividend or other monies lost to the member or person entitled thereto by the forged endorsement of any cheque or warrant. Payment of the cheque or warrant by the banker on whom it is drawn shall be a good discharge to the Company.

125.	Subject to Article 111A of these Articles, the Directors may, with the sanction of the Company in general meeting, distribute in specie or in kind among the members in satisfaction in whole or in part of any dividend any of the assets of the Company, and in particular any shares or securities of other companies to which the Company is entitled.

126.	All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed, and all dividends unclaimed for two years after having been declared may be forfeited by the Directors and shall revert to the Company. The payment into a separate account of any monies payable in respect of a share shall not constitute the Company a trustee in respect thereof for any person.

CAPITALISATION OF RESERVES ETC.

127.	The Company in general meeting may upon the recommendation of the Directors resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account or otherwise available for distribution, and accordingly that such sums be set free for distribution amongst the members who would have been entitled thereto if distributed by way of dividend and in the same proportions, on condition that the same be not paid in cash but be applied either in or towards paying up any amounts for the time being unpaid on any shares held by such members respectively or paying up in full unissued shares or debentures or other obligations of the Company to be allotted and distributed credited as fully paid up to and amongst such members in the proportions aforesaid, or partly in one way and partly in the other, and the Directors shall give effect to such resolution:

PROVIDED that a share premium account and a capital redemption reserve fund may, for the purposes of this Article, only be applied in the paying up of unissued shares to be issued to members of the Company as fully paid bonus shares.

128.	Whenever such a resolution as aforesaid shall have been passed the Directors shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby, and all allotments and issues of fully paid shares or debentures, if any, and generally shall do all acts and things required to give effect thereto.

129.	For the purpose of giving effect to any resolution under Articles 125 and 127 hereof the Directors may settle any difficulty which may arise in regard to the distribution as they think expedient, and in particular may issue fractional certificates, and may fix the value for distribution of any specific assets, and may determine that each payments shall be made to any members upon the footing of the value so fixed or that fractions of such value as the Directors may determine may be disregarded in order to adjust the rights of all parties, and may vest any such cash or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalised fund as may seem expedient to the Directors. The provisions of the Ordinance in relation to the filing of contracts for allotment shall be observed, and the Directors may appoint any person to sign such contract on behalf of the persons entitled to share in the appropriation and distribution and such appointment shall be effective and binding upon all concerned, and the contract may provide for the acceptance by such persons of the shares or debentures to be allotted and distributed to them respectively in satisfaction of their claims in respect of the sum so capitalised.

ACCOUNTS AND AUDITORS

130. (a)	The Directors shall cause proper and true books of account to be kept of all sums of money received and expended by the Company, and the matters in respect of which such receipt and expenditure take place; of all sales and purchases of goods by the Company; and of the assets and liabilities of the Company and of all other matters necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

(b)	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members not being Directors, and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by stature or authorised by the Directors or by the Company in general meeting.

131.	The Directors shall from time to time, in accordance with the provisions of the Ordinance, cause to be prepared and to be laid before the Company in general meeting such Profit and Loss Accounts, Balance Sheets, Group Accounts (if any) and Reports as are required by the Ordinance.

132.	A copy of every Balance Sheet (including every document required by law to be annexed thereto) which is to be laid before the Company in general meeting, together with a copy of the Directors’ Report and a copy of the Auditors’ Report, shall, not less than 21 days before the date of the meeting, be sent to every member of, and every holder of debentures of, the Company and to all persons other than members or holders of debentures of the Company, being persons entitled to receive notices of general meetings of the Company:

PROVIDED that this Article shall not require a copy of those documents to be sent to any person of whose address the Company is not aware nor to more than one of the joint holders of any shares or debentures.

133.	Subject to Article 111A of these Articles, auditors shall be appointed and their duties regulated in the manner provided by the Ordinance.

NOTICES

134.	Any notice or other document may be served by the Company upon any member either personally or by sending it through the post in a prepaid letter, envelope or wrapper addressed to such member at his registered address, and, in any case where the registered address of a member is outside Hong Kong, by prepaid airmail. The signature to any notice to be given by the Company may be written or printed.

135.	Each member shall, from time to time, notify in writing to the Company some place which shall be deemed his registered address within the meaning of the last preceding Article.

136.	Any notice sent by post shall be deemed to have been served in the case where the member’s registered address is in Hong Kong at the expiration of 48 hours after the letter, envelope or wrapper containing the same was posted in Hong Kong and in any other case on the fifth day after the day of posting. In proving such service it shall be sufficient to prove that the letter, envelope or wrapper containing the notice was properly addressed and put in the post as a prepaid letter.

137.	A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, within Honk Kong supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

138.	Notice of every general meeting shall be given in any manner hereinbefore authorized to:-

(a)	every member except those members who (having no registered address within Hong Kong) have not supplied to the Company an address within Hong Kong for the giving of notices to them;

(b)	every person entitled to a share in consequence of the death or bankruptcy of a member who, but for his death or bankruptcy, would be entitled to receive notice of the meeting; and

(c)	the Auditors for the time being of the Company, No other person shall be entitled to receive notices of general meetings.

139.	Any summons, notice, order or other document required to be sent to or served upon the Company, or upon any officer of the Company, may be sent or served by leaving the same or sending it through the post in a prepaid letter, envelope or wrapper, addressed to the Company or to such officer at the Office.

140.	Subject to any special provisions contained in these Articles or in the Ordinance, all notices required to be given by advertisement shall be advertised in at least one daily Chinese and one daily English newspaper in Hong Kong.

141.	In reckoning the period for any notice given under these Articles, the day on which notice is served, or deemed to be served and the day for which such notice is given shall be excluded.

WINDING UP

142. (a)	In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Series C Preference Shares will rank pari passu with the Series B Preference Shares and the holders of Series C Preference Shares and Series B Preference Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Series A Preference Shares and Ordinary Shares, by reason of their ownership thereof, the amount of two times the applicable Original Issue Price per share for each Series C Preference Shares and each Series B Preference Share (in each case adjusted to reflect share splits, share dividends, combinations, consolidations, recapitalizations and the like) then held by them, and in addition, an amount equal to all declared but unpaid dividends on such Preference Shares. If, upon the occurrence of such event, the assets and funds distributed among the holders of the Series C Preference Shares and Series B Preference Shares are insufficient to permit the payment of the full preferential amount to such holders, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of Series C Preference Shares and Series B Preference Shares in proportion to the applicable original issue price paid by each such holder for such Preference Shares.

(b)	After full payment has been made to the holders of Series C Preference Shares and Series B Preference Shares of the foregoing amounts to which they shall be entitled, holders of Series A Preference Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Ordinary Shares, by reason of their ownership thereof, the amount of two times the Series A Original Issue Price per share for each Series A Preference Share (adjusted to reflect share splits, share dividends, combinations, consolidations, recapitalizations and the like) then held by them, and in addition, an amount equal to all declared but unpaid dividends on such Series A Preference Shares. If, upon the occurrence of such event, the assets and funds distributed among the holders of Series A Preference Shares are insufficient to permit the payment of the full preferential amount to such holders, then the remaining assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of Series A Preference Shares in proportion to the number of Series A Preference Shares held by each holder.

(c)	After full payment has been made to the holders of Preference Shares of the foregoing amounts to which they shall be entitled, holders of the Ordinary Shares shall be entitled to receive all remaining assets (pro rata, based upon the number of Ordinary Shares held by each holder at the record date for such distribution of the Company).

(d)	For purposes of this Article 142, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include any of the following: (i) the Company’s sale of all or substantially all of its assets, or (ii) any merger, consolidation or other similar transaction involving the Company, unless upon the conclusion of such transaction, and after giving effect thereto, the members of the Company immediately prior to such transaction would continue to own, in substantially the same percentages, more than 50% of the shares of the surviving company following such transaction, or (iii) any transaction involving the transfer, directly or indirectly, of capital shares of the Company having 50% or more of the outstanding voting power of the Company.

(e)	For purposes of this Article 142, if the distributions or consideration received by the members of the Company is other than cash, its value will be deemed to be its fair market value. Whenever the distribution provided for in this Article 142 shall be payable in securities, such securities shall be valued as follows:

(i)	Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(1)	If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

(2)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(3)	If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

(ii)	The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a member’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding Preference Shares.

INDEMNITY

143.	Every Director, Managing Director, Agent, Auditor, Secretary and other officer for the time being of the Company shall be indemnified out of the assets of the Company against any liability incurred by him in relation to the Company in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquired in connection with any application under Section 358 of the Ordinance in which relief is granted to him by the court.

144.	The authorized Capital of the Company is HK$1,000,000.00 divided into 200,000,000 shares of HK$0.005 each comprised of 177,075,144 Ordinary Shares of par value HK$0.005 each, 17,241,400 Series A Preference Shares of par value HK$0.005 each, 2,417,645 Series B Preference Shares of par value HK$0.005 each and 3,265,841 Series C Preference Shares of par value HK$0.005 each and each class of shares shall carry their respective rights, preferences, privileges and restrictions set forth hereinabove.

Names, Addresses and Descriptions of Subscribers

For and on behalf of

HAREFIELD LIMITED

(Sd.) CHAN SHUK YI

CHAN SHUK YI, Authorised Representative

      Offshore Chambers,

      P.O. Box 217,

      Apia, Samoa Corporation

For and on behalf of

FERNSIDE LIMITED

(Sd.) CHAN SHUK YI

CHAN SHUK YI, Authorised Representative

      Offshore Chambers,

      P.O. Box 217,

      Apia, Samoa Corporation

DATED 4th May 2001

WITNESS to the above signatures:	(Sd.) FANDY TSOI
9th Floor, Rullonjee House,
11 Duddell Street,
Central, Hong Kong
Occupation: Operations Manager

EXHIBIT C

Schedule of Exceptions

This is the Schedule of Exceptions set forth as Exhibit C (the “Schedule of Exceptions”) to that certain Series C Preference Shares Purchase Agreement of even date (the “Agreement”) by and among Home Inns & Hotels Management (Hong Kong) Limited (the “Company”) and the parties listed on the Schedule of Investors attached to the Agreement as Exhibit A (the “Investors”). Any disclosures made under the heading of one section of this Schedule of Exceptions may apply to and/or qualify disclosures made under one or more other sections. Section headings are provided for convenience only. Unless otherwise defined, any capitalized terms in this Schedule of Exceptions shall have the same meanings assigned to such terms in the Agreement. Nothing in this Schedule of Exceptions constitutes an admission of any liability or obligation of the Company to any third party, nor an admission against the Company’s interests.

Exceptions to Section

1.	In respect of the representations and warranties given by the Company to each Investor pursuant to Section 3 of this Agreement and in particular with respect to Section 3.2(d), the following are accurate and complete lists of the Company’s shareholders and their respective holdings prior to and after the Closing

Prior to Closing:

Name	Address	Ordinary Shares	Series A Shares	Series B Shares	Series C Shares
Top Sterling International Limited	Room 2001, 20th Floor, The Centrium 60 Wyndham Street, Central Hong Kong	11,835,000	Nil	Nil	Nil

Qi Ji	3F, Building 63-64 No. 421, Hong Cao Road Shanghai, China	800,000	Nil	Nil	Nil

Nan Peng Shen	Room 2001, 20th Floor, The Centrium 60 Wyndham Street, Central Hong Kong	600,000	Nil	Nil	Nil

Hui Chen	No. 158 Old Hu Qing Ping Road No. 65 Hong Kong Villa Shanghai, China	200,000	Nil	Nil	Nil

Ri Xin Liang	No. 501, 1st Men, 6th Floor No.12, San Hu Road South, Hai Dian District Beijing, China	400,000	Nil	Nil	Nil

AsiaStar IT Fund L.P.	44/F Citibank Tower, Citibank Plaza, 3 Garden Road, Central, Hong Kong with copy to: Sycamore Ventures 1903A, Marine Tower, 1 Pudong Avenue Shanghai 200120, China	Nil	10,775,800	1,511,028	Nil

IDG Technology Venture Investments, LP	Room 1105, Aetna Tower No. 107, Zunyi Road Shanghai 200051, China	Nil	6,465,600	906,617	Nil

Poly Victory Investments Limited	Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands	13,364,140	Nil	Nil	Nil

Jian Sun	Room 502 #19 Lane 666, Jinxiu Road, Shanghai, China	200,000	Nil	Nil	Nil

Susquehanna China Investment HI Limited	c/o Susquehanna Asia Investment, LLLP 401 City Avenue, Suite 220, Bala Cynwyd, PA 19004-1188, U.S.A.	Nil	Nil	Nil	Nil

Beihai Capital Limited	2103 Futian Garden Building A, Fu Qiang Road, Shenzhen, China 518031	Nil	Nil	Nil	Nil

Kangaroo Investments LLC	200 W. Jackson Chicago, Illinois 60606 U.S.A.	Nil	Nil	Nil	Nil

Fortune Hero Limited	Suite 3001-03 30/F Convention Plaza Office Tower 1 Harbour Road Wanchai, Hong Kong C/o Kenneth Gaw	Nil	Nil	Nil	Nil

Soon Yan Seen	Flat 2401, Blk A Villa Lotto 18 Broadwood Road Happy Valley, Hong Kong	Nil	Nil	Nil	Nil

Hiroko Nishikawa	4C Somerset 67 Repulse Bay Road Hong Kong	Nil	Nil	Nil	Nil

After Closing:

Name	Address	Ordinary Shares	Series A Shares	Series B Shares	Series C Shares
Top Sterling International Limited	Room 2001, 20th Floor, The Centrium 60 Wyndham Street, Central Hong Kong	11,835,000	Nil	Nil	Nil

Qi Ji	3F, Building 63-64 No. 421, Hong Cao Road Shanghai, China	800,000	Nil	Nil	Nil

Nan Peng Shen	Room 2001, 20th Floor, The Centrium 60 Wyndham Street, Central Hong Kong	600,000	Nil	Nil	Nil

Hui Chen	No. 158 Old Hu Qing Ping Road No. 65 Hong Kong Villa Shanghai, China	200,000	Nil	Nil	Nil

Ri Xin Liang	No. 501, 1st Men, 6th Floor No.12, San Hu Road South, Hai Dian District Beijing, China	400,000	Nil	Nil	Nil

AsiaStar IT Fund L.P.	44/F Citibank Tower, Citibank Plaza, 3 Garden Road, Central, Hong Kong with copy to: Sycamore Ventures 1903A, Marine Tower, 1 Pudong Avenue Shanghai 200120, China	Nil	10,775,800	1,511,028	Nil

IDG Technology Venture Investments, LP	Room 1105, Aetna Tower No. 107, Zunyi Road Shanghai 200051, China	Nil	6,465,600	906,617	Nil

Poly Victory Investments Limited	Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands	13,364,140	Nil	Nil	Nil

Jian Sun	Room 502 #19 Lane 666, Jinxiu Road, Shanghai, China	200,000	Nil	Nil	Nil

Susquehanna China Investment HI Limited	c/o Susquehanna Asia Investment, LLLP 401 City Avenue, Suite 220, Bala Cynwyd, PA 19004-1188, U.S.A.	Nil	Nil	Nil	2,873,940

Kangaroo Investments LLC	200 W. Jackson Chicago, Illinois 60606 U.S.A.	Nil	Nil	Nil	130,633

Fortune Hero Limited	Suite 3001-03 30/F Convention Plaza Office Tower 1 Harbour Road Wanchai, Hong Kong C/o Kenneth Gaw	Nil	Nil	Nil	65,317

Soon Yan Seen	Flat 2401, Blk A Villa Lotto 18 Broadwood Road Happy Valley, Hong Kong	Nil	Nil	Nil	65,317

Hiroko Nishikawa	4C Somerset 67 Repulse Bay Road Hong Kong	Nil	Nil	Nil	65,317

Beihai Capital Limited	2103 Futian Garden Building A, Fu Qiang Road, Shenzhen, China 518031	Nil	Nil	Nil	65,317

2.	In respect of the representations and warranties given by the Company to each Investor pursuant to Section 3 of this Agreement and in particular with respect to Section 3.3, it is noted that pursuant to the Joint Venture Agreement between Capital Travel Resorts and Hotels Group Limited (“Capital”) and the Company dated April 12, 2002, Capital has a right of first refusal on the transfer of any interest in the Beijing Sub by the Company.

3.	In respect of the representations and warranties given by the Company to each Investor pursuant to Section 3 of this Agreement and in particular with respect to Section 3.3(a), it is noted that the Group organizational chart and the chart showing the approved total investment amount and registered capital amount of each subsidiary attached hereto to the Schedule of Exceptions sets out certain details of the relationship between the Company and its various subsidiaries and joint ventures.

4.	In respect of the representations and warranties given by the Company to each Investor pursuant to Section 3 of this Agreement and in particular with respect to Section 3.3, it is noted that (“Home Inns Shanghai”) is a subsidiary of the Beijing Sub with a 95% interest held by the Beijing Sub and a 5% interest held on trust by Qi Ji through a Loan and Undertaking Agreement.

5.	Furthermore, in respect of the representations and warranties given by the Company to each Investor pursuant to Section 3 of this Agreement and in particular with respect to Section 3.3, it is noted that:

(a)	the Beijing Sub and Home Inns Shanghai have established five (5) companies in China named (“Home Inns Suzhou”), (“Home Inns Hangzhou”), (“Home Inns Wuxi”), (“Home Inns Changzhou”), and (“Home Inns Tianjin”); and

(b)	Home Inns Shanghai has entered into four (4) joint ventures (the “Joint Ventures”) with various investors in China named (“Home Inns Fuzhou”), (“Home Inns Xiamen”), (“Home Inns Caoxi Road”) and (“Home Inns Caobao Road”).

6.	Furthermore, in respect of the representations and warranties given by the Company to each Investor pursuant to Section 3 of this Agreement and in particular with respect to Section 3.3, it is noted that the Company has established a wholly owned subsidiary company in China named (“Hemei Home Inns”) and that the registered capital for Hemei Home Inns has not been fully paid.

7.	Furthermore, in respect of the representations and warranties given by the Company to each Investor pursuant to Section 3 of this Agreement and in particular with respect to Section 3.23, it is noted that: (i) there is a call option granted by Sun Jian to the Company in respect of the purchase by the Company from Sun Jian of some or all of the 200,000 shares held by Sun Jian over a period of four (4) years in the event Sun Jian ceases to be an employee of the Company during such four (4) year period; and (ii) shares of the Company granted under the Company’s employee stock option plan are subject to a vesting period of four years.

8.	Furthermore, in respect of the representations and warranties given by the Company to each Investor pursuant ot Secion 3 of this Agreement and in particular with respect to Section 3.21 and the Joint Ventures:

(a)	Home Inns Shanghai has been granted a right of first refusal under certain circumstances to purchase from the respective joint venture partner(s) (the “Joint Venture Partners”) their interest in such Joint Ventures;

(b)	The Joint Venture Partners have been granted a right of first refusal under certain circumstances to purchase from Home Inns Shanghai (the “Joint Venture Partners”) its interest in such Joint Ventures; and

(c)	Home Inns Shanghai has been granted the right to acquire from the respective joint venture partners in their interest in Home Inns Caobao Road in the event of a public offering by the Company and is currently holding 5% interest of Home Inns Caobao Road on trust for Home Inns Shanghai.

9.	In respect of the representations and warranties given by the Company to each Investor pursuant to Section 3 of this Agreement and in particular with respect to Section 3.3(b)(iii), Home Inns Fuzhou, Home Inns Caobao Road and Home Inns Xiamen are in the process of applying for special industries permit and hygiene permit as required under PRC law for hotel operation.

10.	It is anticipated that the Beijing Sub and Home Inns Shanghai will establish additional companies in China including four (4) companies to be named (“Home Inns Ningbo”), (“Home Inns Nantong”), (“Home Inns Shenzhen”) and (“Home Inns Guangzhou”) or with similar names.

EXHIBIT C

Schedule of Exceptions

ORGANIZATIONAL CHART

EXHIBIT C

SCHEDULE OF EXCEPTIONS

LIST OF SHARE RESTRICTION AGREEMENTS

1.	Joint venture agreement (in Chinese) dated 12 February 2004 signed between Home Inns Shanghai and in respect of Home Inns Caobao Road.

2.	Articles of Association (in Chinese) of Home Inns Caobao Road.

3.	Joint venture agreement (in Chinese) dated 13 September 2004 signed among Home Inns Shanghai, , and in respect of Home Inns Caoxi Road.

4.	Articles of Association (in Chinese) of Home Inns Caoxi Road.

5.	Joint venture agreement (in Chinese) signed between Home Inns Shanghai and in respect of Home Inns Fuzhou.

6.	Articles of Association (in Chinese) of Home Inns Fuzhou.

7.	Joint venture agreement (in Chinese) dated 29 March 2004 signed between Home Inns Shanghai and in respect of Home Inns Xiamen.

8.	Articles of Association (in Chinese) of Home Inns Xiamen.

9.	Articles of Association (in Chinese) of Home Inns Shzhou.

10.	Articles of Association (in Chinese) of Home Inns Hangzhou.

11.	Articles of Association (in Chinese) of Home Inns Wuxi.

12.	Articles of Association (in Chinese) of Home Inns Changzhou.

13.	Articles of Association (in Chinese) of Home Inns Tianjin.

14.	Articles of Association (in Chinese) of Home Inns Shanghai.

15.	Articles of Association (in Chinese) of Home Inns Beijing.

EXHIBIT C

Schedule of Exceptions

Investment Amount and Registered Capital of certain subsidiaries and Joint Ventures

	Investment Amount	Registered Capital	Remarks
		(Currency: RMB)
Beijing Sub	98,000,000	68,945,000	*Homeinn HK 93.473%, Capital Travel 6.527%

Home Inns Shanghai	NA	35,000,000	Beijing Sub 95%, JiQi 5% on deed of trust

Home Inns Fully owned Subsidiaries

Home Inns Suzhou	NA	1,000,000	Home Inns Shanghai 90%, Beijing Sub 10%

Home Inns Hangzhou	NA	1,000,000	Home Inns Shanghai 90%, Beijing Sub 10%

Home Inns Changzhou	NA	1,000,000	Home Inns Shanghai 90%, Beijing Sub 10%

Home Inns Wuxi	NA	1,000,000	Home Inns Shanghai 90%, Beijing Sub 10%

Home Inns Tianjin	NA	1,000,000	Home Inns Shanghai 10%, Beijing Sub 90%

Joint Ventures Homeinns

Home Inns Fuzhou	NA	1,000,000	Home Inns Shanghai 51%, Fuzhou Yuntong 49%

Home Inns Xiamen	NA	1,000,000	Home Inns Shanghai 51%, Xiamen Water-works 49%

Home Inns Caoxi Road	NA	1,000,000	Home Inns Shanghai 51%, Shanghai Xinzhi 49%

Home Inns Caobao Road	NA	1,000,000	Home Inns Shanghai 75%, Shanghai Dinuo 15%, Sun Yan 10%

WOFE of Homeinn HK (temporary business licence acquired, payment undone)

Hemei Home Inns	NA	USD 1,000,000	100% held by *Homeinn HK

*	Homeinn HK means Home Inns & Hotels Management (Hong Kong ) Limited

EXHIBIT D

List of Intellectual Property Rights

The Beijing Sub has filed the following trademark applications in the PRC with respect to the trademark

Application Number	Class
3312862	36

3312863	36

3312864	41

3312865	41

3312866	41

3312875	35

3312876	35

D-1

EXHIBIT E

Form of Amended and Restated Shareholders Agreement

E-1

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This Amended and Restated Shareholders Agreement (the “Agreement”) is made as of the                      day of January, 2005, by and among Home Inns & Hotels Management (Hong Kong) Limited, a Hong Kong company (the “Company”), with its registered office at Room 2001, 20th Floor, The Centrium, 60 Wyndham Street, Central Hong Kong and the entities and individuals set forth on Exhibit A hereto (collectively, the “Shareholders”, and each individually, a “Shareholder”).

R E C I T A L S

A. Pursuant to a Series A Preference Shares Purchase Agreement dated the 28th day of February, 2003, (the “Series A Purchase Agreement”) certain Shareholders set forth on Exhibit A hereto own the Company’s Series A Preference Shares of par value HK$0.005 per share (“Series A Shares”). Concurrently therewith, the Company and certain Shareholders entered into a shareholders agreement dated the 28th day of February, 2003 (the “February Agreement”) for the purposes of regulating their relationship with each other and certain aspects of the affairs of and their dealings with the Company.

B. Pursuant to a Series B Preference Shares Purchase Agreement (the “Series B Purchase Agreement”) certain Shareholders set forth on Exhibit A hereto own the Company’s Series B Preference Shares of par value HK$0.005 per share (the “Series B Shares”). The Company and certain Shareholders have terminated the February Agreement under a deed of cancellation dated the 1st day of December, 2003 between the Company and the Shareholders named therein and have entered into a new shareholders’ agreement dated the 1st day of December, 2003 (the “December Agreement”), as amended by a Supplemental Agreement dated the 24th day of May 2004 among the Shareholders named therein (the “Supplemental Agreement”).

C. Concurrently herewith, certain Shareholders set forth on Exhibit B hereto (collectively, the “Investors”, and each individually, an “Investor”) have entered into a Series C Preference Shares Purchase Agreement of even date herewith (the “Series C Purchase Agreement”), pursuant to which each Investor is purchasing from the Company its Series C Preference Shares of par value HK$0.005 per share (“Series C Shares”).

D. The execution of this Agreement by the parties hereto is a condition to the closing of the transactions contemplated by the Series C Purchase Agreement.

E. The parties hereto desire to enter into this Agreement in order to amend, restate and replace their rights and obligations under the December Agreement with the rights and obligations set forth in this Agreement.

F. Section 12.2 of the December Agreement provides that the December Agreement may be amended by the written consent of holders of at least 80% of the Preference Shares and Ordinary Shares held by the parties thereto, and the undersigned Shareholders hold at least 80% of the Preference Shares and Ordinary Shares.

G. As of the Closing (as such term is defined in the Series C Purchase Agreement), each of the Shareholders shall own the respective number of Ordinary Shares and/or Preference Shares as set forth opposite each such Shareholder’s name on Exhibit A.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and contained (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1. Certain Definitions.

For purposes of this Agreement, the following terms have the following meanings:

1.1 “Articles of Association” means the Articles of Association of the Company as the same may be amended from time to time.

1.2 “Commission” shall mean the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

1.3 “Conversion Shares” means the Ordinary Shares issued or issuable pursuant to conversion of the Preference Shares.

1.4 “Existing Ordinary Shareholders” shall mean each of Top Sterling International Limited (“Top Sterling”), Qi Ji, Nan Peng Shen, Hui Chen, Ri Xin Liang, Poly Victory Investments Limited (“Poly Victory”) and Sun Jian.

1.5 “Holder” shall mean any person or entity holding Registrable Securities (including Preference Shares).

1.6 “Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

1.7 “Initiating Holders” shall mean any Holder(s) who in the aggregate hold at least fifty percent (50%) of the outstanding Registrable Securities.

1.8 “IPO” means (i) a public offering by the Company of its Ordinary Shares pursuant to a firm commitment underwritten public offering at a price per Ordinary Share of not less than three (3) times the per-share purchase price of each Series A Share of US$0.232 (as adjusted to reflect share dividends, share splits and similar adjustments made after 28 February, 2003 including without limitation the sub-division of each Series A Shares of HK$1.00 in the capital of the Company into 200 Series A Shares of HK$0.005 pursuant to the resolutions of the shareholders of the Company dated 8 April, 2003) on an internationally recognized stock exchange or (ii) the merger of the Company with and into a company whose shares are listed on an internationally recognized stock exchange, the average closing price of which shares on such exchange over the thirty (30) day period following the effectiveness of such merger being no less than either three (3) times US$0.232 (as adjusted to reflect share dividends, share splits and similar adjustments made after 28 February 2003).

1.9 “Key Shareholders” means the following: AsiaStar IT Fund L.P. (“AsiaStar”), IDG Technology Venture Investments, LP (“IDG”), Top Sterling, Poly Victory, Qi Ji, Nan Peng Shen and Susquehanna China Investment HI (“Susquehanna”).

1.10 “Memorandum” means the Memorandum of Association of the Company as the same may be amended from time to time.

1.11 “Ordinary Shares” means the ordinary shares of the Company of par value HK$0.005 per share.

1.12 “Party” means a party to this Agreement.

1.13 “Pro-Rata Share” means, as to each Key Shareholder’s Right of Co-Sale, the percentage determined by dividing (i) the number of shares of Stock held by a Key Shareholder by (ii) the total number of shares of Stock held by all the Key Shareholders and the Seller.

1.14 “Preference Shares” means the Series A Shares, the Series B Shares and the Series C Shares.

1.15 “Public Listing Expenses” shall mean all expenses, except as otherwise stated below, incurred by the Company in complying with Section 9.4 hereof, including, without limitation, all qualification and filing fees, printing expenses, transfer agent fees, escrow, custodian or depositary fees, fees and disbursements of counsel for the Company, the expense of any special audits incident to or required by any such listing (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) and the reasonable fees and disbursements of one counsel for all Holders.

1.16 “Registrable Securities” means the Conversion Shares and the Ordinary Shares of the Company issued and outstanding immediately after the Closing (including any Ordinary Shares of the Company issued after the Closing in respect of such Conversion Shares or Ordinary Shares upon any share split, share dividend, recapitalization, or similar event); provided, however, that the Ordinary Shares or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold or are available for sale in a single sale in the opinion of counsel for the Company in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale.

1.17 The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

1.18 “Registration Expenses” shall mean all expenses, except as otherwise stated below, incurred by the Company in complying with Sections 9.1, 9.2 and 9.3 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, transfer agent fees, escrow, custodian or depositary fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) and the reasonable fees and disbursements of one counsel for all Holders.

1.19 “Right of Co-Sale” means the right of co-sale provided to the Key Shareholders in Section 4 of this Agreement.

1.20 “Right of First Refusal” means the right of first refusal provided to the Company and the Key Shareholders in Section 3 of this Agreement.

1.21 “Securities Act” means the U.S. Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

1.22 “Seller” means any Existing Ordinary Shareholder proposing to Transfer Stock.

1.23 “Selling Expenses” shall mean all underwriting discounts, selling commissions and share transfer taxes applicable to the securities registered by the Holders and, except as borne by the Company as part of the Registration Expenses, all reasonable fees and disbursements of any such counsel for a Holder not contemplated by the Registration Expenses.

1.24 “Stock” means and includes all Ordinary Shares issued and outstanding at the relevant time plus all Ordinary Shares issuable upon conversion or exchange of any convertible securities, including, without limitation, preference shares and debt securities then outstanding, which are by their own terms then convertible into or exchangeable for Ordinary Shares.

1.25 “subsidiary” shall have the meaning ascribed thereto in Section 2 of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong).

1.26 “Transfer” means and includes any sale, transfer or other disposition, whether voluntary or involuntary, except:

(a) any transfers of Stock by a Seller to the Seller’s spouse, siblings, parents, lineal descendants or antecedents or trusts for the benefit of the Seller or the Seller’s spouse, siblings, parents or lineal descendants or antecedents or transfers of Stock by the Seller by devise or descent; provided, that, in all cases, the transferee or other recipient executes a deed of adherence in form and substance satisfactory to the Company and becomes bound thereby in the same manner as the Seller;

(b) by operation of law;

(c) any transfer to the Company pursuant to the terms of this Agreement or such other agreement entered into between the Company and a Shareholder; or

(d) any transfers of Stock or Preference Shares by an Investor to (i) a shareholder, partner, retired partner, member, or beneficiary of such Investor or subsequent transferee, (ii) any immediate family member, trust or beneficiary of the estate of such Investor or subsequent transferee, (iii) any affiliated fund within the same fund management group as such Investor, or (iv) an entity that is controlled by, controls, or is under common control with the Investor.

2. Restrictions on Transfer.

2.1 General. A Seller shall not, without the prior written consent of the holders of a majority of the then outstanding Preference Shares and subject to compliance with this Section 2, sell, assign, transfer, pledge or otherwise encumber or dispose of in any way such Seller’s interest in any number of shares of Stock now or hereafter owned or held by such Seller exceeding thirty percent (30%) of the total number of shares of Stock held by such Seller from time to time, in a transaction or series of transactions.

2.2 Notice of Proposed Transfer. Prior to the Seller Transferring any Stock, the Seller shall deliver to the Company and the Key Shareholders a written notice (the “Transfer Notice”) stating: (i) the Seller’s bona fide intention to sell or otherwise Transfer such shares of Stock (such Stock, the “Offered Stock”); (ii) the name, address and phone number of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the aggregate number of shares of Offered Stock to be Transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for and the material terms and conditions upon which the Seller proposes to Transfer the Offered Stock (the “Offered Price”). The Transfer Notice shall certify that such Seller has received a bona fide offer from the Proposed Transferee(s) or has given a bona fide offer to the Proposed Transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable substantially on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

3. Right of First Refusal.

3.1 Exercise by the Company. The Company has the Right of First Refusal to purchase all or any part of the Offered Stock, if the Company gives written notice of the exercise of such right to the Seller within fifteen (15) days (the “Notice Period”) after the last date on which the Transfer Notice is, pursuant to Section 12.5 hereof, deemed to be effective as to the Company or a Key Shareholder, as the case may be. In the event that the Company elects not to purchase all of the Offered Stock, the remaining shares of Offered Stock may be purchased by the Key Shareholders as set forth in Section 3.2 below. Within five (5) days after expiration of the Notice Period, the Company will give written notice (the “Company’s Expiration Notice”) to the Seller and the Key Shareholders specifying either (A) that all or a part of the Offered Stock was purchased by the Company exercising its Right of First Refusal or (B) that the Company waived its right to purchase the specified number of Offered Stock.

3.2 Exercise by the Key Shareholders. In the event the Company does not purchase all of the Offered Stock, each Key Shareholder (excluding the Seller) shall have a Right of First Refusal to purchase its pro rata share of the remaining Offered Stock. For purposes of this Section 3.2, a Key Shareholder’s pro rata share shall be determined by dividing (i) the number of shares of Stock held by such Key Shareholder, exclusive of the Ordinary Shares issued in connection with any stock option plan that may be implemented by the Company from time to time, by (ii) the total number of shares of Stock held by all the Key Shareholders (excluding the Seller and exclusive of the Ordinary Shares issued in connection with any stock option plan that may be implemented by the Company from time to time). If any Key Shareholder (excluding the Seller) desires to exercise its Right of First Refusal pursuant to this Section 3.2, such Key Shareholder must, within a fifteen (15) day period after the Company’s Expiration Notice, give written notice (the “Shareholder’s Notice Period”) to the Seller and to the Company of such Key Shareholder’s election to purchase the Offered Stock.

3.3 Purchase Price. The purchase price for the Offered Stock to be purchased by the Company or by a Key Shareholder exercising its Right of First Refusal under this Agreement will be the Offered Price, and will be payable as set forth in Section 3.4 hereof. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the board of directors of the Company (the “Board of Directors”) in good faith, which determination will be binding upon the Company, each Key Shareholder and the Seller, absent fraud or error.

3.4 Payment. Payment of the purchase price for the Offered Stock purchased by the Company will be made within fifteen (15) days after the end of the Notice Period. Payment of the purchase price for the Offered Stock purchased by the Key Shareholders will be made within fifteen (15) days after the end of the Shareholder’s Notice Period. Payment of the purchase price will be made, at the option of the Company or the Key Shareholder (excluding the Seller), as the case may be, (i) in cash, (ii) by cancellation of all or a portion of any outstanding indebtedness of the Seller to the Company or the Key Shareholders, as the case may be, or (iii) by any combination of the foregoing. The Company or the Key Shareholder may, pursuant to a purchase of the Offered Stock hereunder, request that such Seller Transferring the Offered Stock shall enter into a sale and purchase agreement in customary form which shall contain representations and warranties by such Seller to the effect that such Seller is the legal and beneficial owner of the Offered Stock free from any liens, security interests, third party rights or encumbrances whatsoever.

3.5 Rights as a Shareholder. If the Company or a Key Shareholder exercises its respective Right of First Refusal to purchase all or any part of the Offered Stock, then, upon the date that the notice of such exercise by the Company or Key Shareholder is deemed to be effective as to the Seller pursuant to Section 12.5 hereof (the “Transfer Date”), the Seller will have no further rights as a holder with respect to such shares of the Offered Stock except the right to receive payment for such shares of the Offered Stock from the Company or Key Shareholder in accordance with the terms of this Agreement. The Seller will forthwith cause all certificate(s) evidencing such Offered Stock to be surrendered to the Company for Transfer to the Company or Key Shareholder, as the case may be.

3.6 Seller’s Right To Transfer. If the Company or Key Shareholders have not elected to purchase all or any portion of the Offered Stock, then, with respect to that portion of Offered Stock that will not be purchased by the Company or Key Shareholders pursuant to Section 3 hereof, the Seller may Transfer such portion of the Offered Stock, which the Company and Key Shareholders have not elected to purchase, to any Proposed Transferee named in the Transfer Notice, at the Offered Price or at a higher price; provided that such Transfer shall still be subject to the Right of Co-Sale as defined in Section 4 hereof; provided further that such Transfer (i) is consummated within ninety (90) days after the end of the Notice Period, (ii) is on terms no more favorable to such Proposed Transferee than the terms proposed in the Transfer Notice and (iii) is in accordance with all the terms of this Agreement. If the Offered Stock is not so Transferred during such ninety (90) day period, then the Seller may not Transfer any of such Offered Stock without complying again in full with the provisions of this Agreement.

4. Right of Co-Sale.

4.1 Exercise by the Key Shareholders. To the extent that the Company and the Key Shareholders do not exercise their respective Right of First Refusal with respect to all the Offered Stock pursuant to Section 3 hereof, then each Key Shareholder that notifies Seller in writing within fifteen (15) days after the end of the Shareholder’s Notice Period (the “Co-Sale Period”) shall have the right to participate in such sale of shares on the same terms and conditions as specified in the Transfer Notice subject to the terms of this Section 4. Each Key Shareholder who delivers a notice pursuant to the preceding sentence (a “Selling Key Shareholder”) may sell, pursuant to the Selling Key Shareholder’s Right of Co-Sale, up to that number of shares of Stock held by such Selling Key Shareholder equal to the product obtained by multiplying the number of shares of the remaining Offered Stock by such Selling Key Shareholder’s Pro-Rata Share. The Selling Key Shareholder shall indicate on such notice the number of shares of Stock it then holds that it wishes to sell pursuant to this Section 4 (the “Selling Key Shareholder Shares”). The sale of the Selling Key Shareholder Shares shall occur within twenty-five (25) days from the beginning of the Co-Sale Period (the “Closing”). This Right of Co-Sale shall not apply with respect to Offered Stock sold to the Company or a Key Shareholder pursuant to the Right of First Refusal.

4.2 Consummation of Co-Sale. A Selling Key Shareholder may exercise the Right of Co-Sale by delivering to the Seller at or before the Closing, one or more certificates, properly endorsed for Transfer, representing a number of shares not to exceed the number of shares to which the Selling Key Shareholder is entitled in Section 4.1, representing such Stock to be Transferred by the Seller on behalf of the Selling Key Shareholder. If the Selling Key Shareholder does not hold a certificate in that series, class or type of stock representing the number of securities to be sold by such Selling Key Shareholder pursuant to this Section 4, then the Company shall promptly issue a certificate representing the proper number of shares to be sold pursuant to this Right of Co-Sale. Following the Closing, the Company shall deliver a certificate for the remaining balance of the securities held by the Selling Key Shareholder, if any, to such Selling Key Shareholder. At the Closing, such certificates or other instruments will be Transferred and delivered to the Proposed Transferee as set forth in the Transfer Notice in consummation of the Transfer of the Offered Stock pursuant to the terms and conditions specified in the Transfer Notice, and the Proposed Transferee shall, and the Seller shall procure that the Proposed Transferee will, remit, or will cause to be remitted, to each Selling Key Shareholder against receipt of such certificates and transfer documents at such Closing, that portion of the proceeds of the Transfer to which each Selling Key Shareholder is entitled by reason of each Selling Key Shareholder’s participation in such Transfer pursuant to the Right of Co-Sale.

5. Right of First Offer.

5.1 If at anytime, the Company proposes to issue any Stock, any rights, options or warrants to acquire Stock or any notes, debentures, preferred shares or other securities or rights, which are ultimately convertible or exercisable into, or exchangeable for, Ordinary Shares (collectively, “Equity Securities”) (after obtaining any requisite approval required under Section 11.3), the Company shall first offer such Equity Securities to each Shareholder in a written notice (an “Issuance Notice”) setting forth:

(a) a description of the Equity Securities to be issued, including the rights and powers associated therewith;

(b) the number of such Equity Securities to be offered (the “New Securities”); and

(c) the price and terms upon which it proposes to offer the New Securities.

5.2 Each Shareholder who wishes to purchase any New Securities (a “Pre-emptive Shareholder”) shall provide the Company with a written notice (the “Exercise Notice”) specifying the maximum number of New Securities which it irrevocably commits to purchase (the “Pre-emptive Amount”) within thirty (30) days of the receipt by such Pre-emptive Shareholder of the Issuance Notice. For the avoidance of doubt, each Pre-emptive Shareholder may specify in its Exercise Notice a Pre-emptive Amount higher or lower than its Pro-rata Amount. The New Securities shall be allocated among each Pre-emptive Shareholder (with rounding to avoid fractional shares) in proportion to its respective Pro-rata Amount provided that in no event shall an amount greater than such Pre-emptive Shareholder’s Pre-emptive Amount be allocated to such Pre-emptive Shareholder.

5.3 Any excess New Securities (the “Excess New Securities”) not yet allocated after employing the procedures set out in Section 5.2 shall be allocated among all the Pre-emptive Shareholders whose Pre-emptive Amounts have not yet been satisfied in proportion to each such Pre-emptive Shareholder’s respective Excess Pro-rata Amount (with rounding to avoid fractional shares) PROVIDED THAT in no event shall a Pre-emptive Shareholder be required to purchase more New Securities pursuant to this Section 5.3 than as specified in the Exercise Notice of such Pre-emptive Shareholder, and the procedures set out in this Section 5.3 shall be repeatedly employed until the Pre-emptive Amounts of all Pre-emptive Shareholders shall have been satisfied or until the total number of the New Securities have been fully allocated to all the Pre-emptive Shareholders after employing the procedures set out in this Section 5.3, whichever is to occur first.

A Pre-emptive Shareholder’s “Pro-rata Amount” is equal to the product obtainable by multiplying (x) the total number of New Securities, by (y) a fraction, the numerator of which shall be the number of Ordinary Shares Equivalents owned by such Pre-emptive Shareholder on the date of the Issuance Notice and the denominator of which shall be the aggregate number of all Ordinary Shares Equivalents owned by all the Pre-emptive Shareholders on the date of the Issuance Notice.

A Pre-emptive Shareholder’s “Excess Pro-rata Amount” is equal to the product obtainable by multiplying (x) the total number of Excess New Securities, by (y) a fraction, the numerator of which shall be the number of Ordinary Shares Equivalents owned by such Pre-emptive Shareholder on the date of the Issuance Notice and the denominator of which shall be the aggregate number of all Ordinary Shares Equivalents owned by all the Pre-emptive Shareholders on the date of the Issuance Notice whose Pre-emptive Amounts have not yet been satisfied after employing the procedures set out in this Section 5.

5.4 If any Shareholder fails to exercise its right under this Section 5 to purchase its pro rata share of New Securities within thirty (30) days following the receipt by such Shareholder of the Issuance Notice, the unsubscribed New Securities may be offered by the Company within sixty (60) days thereafter to any Person at a price not less, and upon terms no more favourable, than specified in the Issuance Notice. If the Company does not enter into an agreement for the sale of the unsubscribed New Securities within such sixty (60) day period or, if such agreement is not consummated within thirty (30) days after the execution thereof, the Company shall not thereafter issue or sell any such unsubscribed New Securities without again first offering such unsubscribed securities in the manner provided in this Section 5.

5.5 Notwithstanding anything stated to the contrary herein, the pre-emptive rights described in this Section 5 shall not apply to:

(a) the issuance of Ordinary Shares in connection with an IPO or pursuant to the conversion of the Preference Shares;

(b) the issuance of options convertible or exercisable into Ordinary Shares pursuant to any Option Plans (as defined below) and the issuance of Ordinary Shares pursuant to the exercise of such options;

(c) the issuance of Equity Securities by the Company as consideration to acquire businesses, shares or other assets which shall have been approved in accordance with Section 11.3;

(d) the issuance of Equity Securities in connection with a share split, scrip dividend, recapitalisation or reorganization of the Company which shall have been approved in accordance with Section 11.3;

(e) the issuance of Equity Securities pursuant to the conversion, exercise or exchange of options, warrants, notes, debentures or preferred shares PROVIDED THAT the initial issuance of such Convertible Securities shall have complied with the terms set out in this Section 5 and have been approved in accordance with or exempted pursuant to Section 11.3; or

(f) the issuance of Ordinary Shares pursuant to the conversion, exercise or exchange of options, warrants, notes, debentures or preferred shares outstanding prior to the date of this Agreement.

6. Refusal to Transfer; Put Right.

6.1 Refusal to Transfer. Subject to Section 6.2 below, any attempt by any Seller to Transfer any Stock in violation of any provision of this Agreement will be void. The Company will not be required (i) to transfer on its books any Stock that has been sold, gifted or otherwise Transferred in violation of this Agreement, or (ii) to treat as owner of such Stock, or to accord the right to vote or pay dividends to any purchaser, donee or other transferee to whom such Stock may have been so Transferred.

6.2 Put Right. If a Seller Transfers any Stock in contravention of a Key Shareholder’s Right of Co-Sale under this Agreement (a “Prohibited Transfer”) provided, however, all the Key Shareholders have consented to such Transfer notwithstanding Section 6.1 above by delivery of a joint written notice to the Company to permit and validate such Transfer subject to any conditions set forth in such notice, or if the Proposed Transferee of Offered Stock desires to purchase a class, series or type of stock offered by the Seller but not held by a Key Shareholder or the Proposed Transferee is unwilling to purchase any Stock from a Key Shareholder, such Key Shareholder may, by delivery of written notice to such Seller (a “Put Notice”) within ten (10) days after the later of (i) the Closing as defined in subsection 4.1 above, or (ii) the date on which such Key Shareholder becomes aware of the Prohibited Transfer or the terms thereof, and in addition to such other remedies as may be available at law, require such Seller to purchase from such Key Shareholder, for cash or such other consideration as the Seller received in the Prohibited Transfer or at the Closing, a number of shares of Stock (of the same class or type as Transferred in the Prohibited Transfer or at the Closing if such Key Shareholder then owns Stock of such class or type; otherwise Series A Shares, Series B Shares or Ordinary Shares) having a purchase price equal to the aggregate purchase price that the Key Shareholder would have received in the closing of such Prohibited Transfer if such Key Shareholder had elected to exercise its Right of Co-Sale with respect thereto or in the Closing if the Proposed Transferee had been willing to purchase the Stock of the Key Shareholder. The closing of such sale to the Seller will occur within ten (10) days after the date of such Key Shareholder’s Put Notice to such Seller.

6.3 Multiple Series, Class or Type of Stock. If the Offered Stock consists of more than one series, class or type of Stock, the Seller has the right to Transfer hereunder each such series, class or type; provided that if, as to the Right of Co-Sale, a Selling Key Shareholder does not hold any of such series, class or type, and the Proposed Transferee is not willing, at the Closing, to purchase some other series, class or type of Stock from such Selling Key Shareholder, or is unwilling to purchase any Stock from such Selling Key Shareholder at the Closing, then such Selling Key Shareholder will have the put right set forth in Section 6.2 above.

7. Restrictive Legend and Stop-Transfer Orders.

7.1 Legends. Each Party understands and agrees that the Company will cause the legends set forth below, or legends substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of Stock by the Party issued after the date of this Agreement:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE SOLD, DISPOSED OF OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH CERTAIN RIGHTS OF FIRST REFUSAL AND RIGHTS OF CO-SALE AS SET FORTH IN A CERTAIN AGREEMENT DATED                  JANUARY,        2005 ENTERED INTO BY THE HOLDER OF THESE SHARES, THE COMPANY AND CERTAIN SHAREHOLDERS OF THE COMPANY. A COPY OF SUCH AGREEMENT IS ON FILE AT THE REGISTERED OFFICE OF THE COMPANY. SUCH RIGHTS OF FIRST REFUSAL AND RIGHTS OF CO-SALE ARE BINDING ON CERTAIN TRANSFEREES OF THESE SHARES.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A 180-DAY MARKET STAND-OFF RESTRICTION AS SET FORTH IN A CERTAIN AGREEMENT DATED                  JANUARY, 2005 BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE REGISTERED OFFICE OF THE ISSUER. AS A RESULT OF SUCH AGREEMENT, THESE SHARES MAY NOT BE TRADED PRIOR TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE INITIAL PUBLIC OFFERING OF THE ORDINARY SHARES OF THE ISSUER HEREOF. SUCH RESTRICTION IS BINDING ON TRANSFEREES OF THESE SHARES.

7.2 Stop Transfer Instructions. In order to ensure compliance with the restrictions referred to herein, each Party agrees that the Company may issue appropriate “stop transfer” certificates or instructions.

7.3 Transfers. No securities shall be Transferred unless (i) such Transfer is made in compliance with applicable securities laws and (ii) prior to such Transfer, the transferee or transferees, who prior to such Transfer are not already parties to this Agreement, sign a deed of adherence to this Agreement in form and substance satisfactory to the Company pursuant to which such transferee(s) agrees to be bound by the terms of this Agreement. The Company shall not be required (a) to transfer on its books any shares that shall have been Transferred in violation of any of the provisions of this Agreement or (b) to treat as the owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so Transferred.

8. Affirmative Covenants.Financial Information.

8.1 (a) So long as a Party, or an entity that is controlled by, controls, or is under common control with the Party, holds two percent (2%) or more of the outstanding capital shares of the Company on an as-converted basis and in the case of the Investor only, so long as it holds at least twenty-five (25%) of the Series C Shares outstanding as at Closing, the Company will provide the following reports to each such Party:

(i) As soon as practicable after the end of each fiscal year, and in any event within ninety (90) days thereafter, audited consolidated financial statements of the Company as of the end of such fiscal year prepared in reasonable detail, in accordance with generally accepted accounting principles in Hong Kong (“Hong Kong GAAP”) and the audited consolidated financial statements of (Home Inns Hotel Management (Beijing) Limited) (the “Beijing Sub”) as of the end of their fiscal years prepared in reasonable detail, in accordance with generally accepted accounting principles in China (“China GAAP”).

(ii) As soon as practicable after the end of each month, and in any event no later than twenty (20) days thereafter, financial statements of the Company and consolidated financial statements of the Beijing Sub as of the end of each such month for such month and for the current fiscal year to date, prepared in reasonable detail in accordance with Hong Kong GAAP or China GAAP, respectively, with the exception that no notes need be attached to such statements.

(b) The rights granted pursuant to this Section 8.1 may not be assigned or otherwise conveyed by the Parties or by any subsequent transferee of any such rights without the prior written consent of the Company except for transfers to (i) a shareholder, partner, retired partner, member, or beneficiary of such Party or subsequent transferee, (ii) any immediate family member, trust or beneficiary of the estate of such Party or subsequent transferee, (iii) any affiliated fund within the same fund management group as such Party, or (iv) an entity that is controlled by, controls, or is under common control with the Party.

(c) The Company shall permit each Investor, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor.

8.2 Reservation of Ordinary Shares. The Company will at all times reserve and keep available out of its authorized but unissued share capital, solely for issuance and delivery upon the conversion of the Preference Shares, such number of Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preference Shares; and if at any time the number of authorized but unissued share capital shall not be sufficient to effect the conversion of all the then outstanding Preference Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued share capital to such number of Ordinary Shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholders’ approval of any necessary amendment to the Articles..

8.3 Quarterly Board Meetings. The Board of Directors shall hold meetings at least once every three (3) months.

8.4 Director Insurance. If not already entered into, the Company shall enter into standard indemnification agreements with the members of the Board of Directors in the form attached to this Agreement as Exhibit C.

8.5 Director Expenses. The Company shall reimburse each member of the Board of Directors for his/her expenses incurred directly in relation to such member’s services on the Board of Directors.

8.6 Termination of Covenants. The covenants set forth in Sections 8.1 through 8.5 shall terminate and be of no further force or effect on the earlier of: (i) an IPO, (ii) any consolidation or merger involving the Company which results in the shareholders of the Company immediately prior to such transaction failing to own (in substantially the same percentages) more than 50% of the voting power of the surviving corporation, or (iii) the sale of all or substantially all assets of the Company.

9. Registration Rights.

9.1 Requested Registration.

(a) Request for Registration. In case the Company shall receive from Initiating Holders a written request that the Company effect any registration, qualification or compliance with respect to all or a part of the Registrable Securities, the aggregate proceeds of which, net of underwriting discounts and selling commissions, equal or exceed US$5,000,000, the Company will:

(i) promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and

(ii) as soon as practicable, use its best efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under securities laws of applicable jurisdictions and appropriate compliance with applicable governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company, and to use all best efforts to cause such registration statement to become effective within one hundred twenty (120) days of the initial request by the Initiating Holders;

Provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 9.1:

(1) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or other applicable securities laws;

(2) Prior to six (6) months after the effective date of the Company’s first registered public offering of its equity securities;

(3) During the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a transaction under Rule 145 promulgated under the Securities Act (“Rule 145”) or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; provided, however, that the Company shall not utilize this right more than once in any twenty-four (24) month period;

(4) After the Company has effected two (2) such registrations pursuant to this subparagraph 9.1(a), and such registrations have been declared or ordered effective; or

(5) If the Initiating Holders may dispose of shares of Registrable Securities pursuant to a registration statement on Form F-3 pursuant to a request made under Section 9.3 hereof.

(b) Underwriting. In the event that a registration pursuant to Section 9.1 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to Section 9.1(a)(i). In such event, the right of any Holder to registration pursuant to Section 9.1 shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 9.1, and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company, but subject to reasonable approval of a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 9.1, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all holders of Registrable Securities and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated, among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder or other person to the nearest 100 shares.

If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration, and such Registrable Securities shall not be transferred in a public distribution prior to ninety (90) days after the effective date of such registration, or such other shorter period of time as the underwriters may require.

9.2 Company Registration.

(a) Notice of Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a Rule 145 transaction, the Company will:

(i) promptly give to each Holder written notice thereof; and

(ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by any Holder.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 9.2(a)(i). In such event the right of any Holder to registration pursuant to Section 9.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 9.2, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of Registrable Securities to be included in such registration and underwriting. No such reduction shall reduce the amount of securities of the selling Holders included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the initial public offering and such registration does not include shares of any other selling shareholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. The Company shall so advise all Holders and other holders distributing their securities through such underwriting and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all the Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holder at the time of filing the Registration Statement. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder or other person to the nearest 100 shares. If any Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to ninety (90) days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 9.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. Selling Expenses of such withdrawn registration shall be borne by the Company.

(d) Not Demand Registration. Registration pursuant to this Section 9.2 shall not be deemed to be a demand registration as described in Section 9.1 above.

9.3 Registration on Form F-3. If any Holder or Holders request that the Company file a registration statement on Form F-3 (or any successor form to Form F-3) for a public offering of shares of the Registrable Securities the reasonably anticipated aggregate price to the public of which, net of underwriting discounts and commissions, would equal or exceed US$500,000, and the Company is a registrant entitled to use Form F-3 to register the Registrable Securities for such an offering, the Company shall use its best efforts to cause such Registrable Securities to be registered for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as such Holder or Holders may reasonably request; provided, however, that the Company shall not be required to effect more than one registration pursuant to this Section 9.3 in any six (6) month period. The Company shall inform other Holders of the proposed registration and offer them the opportunity to participate. The substantive provisions of Section 9.1(b) shall be applicable to each registration initiated under this Section 9.3.

9.4 Public Listing. In the event the Company shall receive from Initiating Holders a written request that the Company effect a listing (other than a request pursuant to Section 9.1 hereof) of the Company and its shares on an internationally recognized stock exchange or over-the-counter market (a “Public Listing”), the Company shall use its best efforts to effect such Public Listing (including, without limitation, appropriate qualification under securities laws of applicable jurisdictions and appropriate compliance with applicable governmental requirements or regulations).

9.5 Expenses. All Registration Expenses incurred in connection with all registrations pursuant to Sections 9.1, 9.2 and 9.3 shall be borne by the Company. All Selling Expenses shall be borne by the Holders of the securities so registered pro rata on the basis of the number of their shares so registered. All Public Listing Expenses shall be borne by the Company.

9.6 Procedures. In the case of each registration, qualification, compliance or Public Listing effected by the Company pursuant to this Section 9, the Company will keep each Holder advised in writing as to the initiation of each such registration, qualification, compliance, and Public Listing and as to the completion thereof. With respect to a registration effected pursuant to Section 9.1, 9.2 or 9.3, the Company will, at its expense:

(a) Prepare and file with the governmental agencies with proper jurisdiction a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least one hundred eighty (180) days or until the distribution described in the registration statement has been completed;

(b) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such Holders and underwriters may reasonably request in order to facilitate the public offering of such securities;

(c) Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(d) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(e) Use best efforts to cause all such Registrable Securities registered pursuant hereunder to be listed on a national exchange or an internationally recognized stock exchange or over-the-counter market and each securities exchange on which similar securities issued by the Company are then listed; and

(f) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

9.7 Indemnification.

(a) The Company will indemnify each Holder, each of its officers, directors, trustees and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, compliance or Public Listing has been effected pursuant to this Section 9, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification, compliance or Public Listing, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), or any other national, federal or state securities law or any rule or regulation promulgated thereunder applicable to the Company in connection with any such registration, qualification, compliance or Public Listing, and the Company will reimburse each such Holder, each of its officers, trustees and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by any Holder, controlling person or underwriter and stated to be specifically for use therein; provided, however, that with respect to a registration effected pursuant to Section 9.1, 9.2 or 9.3, the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus on file with the Commission at the time the registration statement becomes effective or the amended prospectus filed with the Commission pursuant to Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any underwriter or any Holder, if there is no underwriter, if a copy of the Final Prospectus was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act, unless such Final Prospectus was not furnished to the person asserting the loss, liability, claim or damage as a result of the Company’s failure to provide the Final Prospectus pursuant to Section 9.6(b) above.

(b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance pursuant to Section 9.1, 9.2 or 9.3 is being effected, severally but not jointly indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers, trustees and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such other Holders, such directors, officers, trustees, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus on file with the Commission at the time the registration statement becomes effective or in the Final Prospectus, such indemnity agreement shall not inure to the benefit of any underwriter or any Holder, if there is no underwriter, if a copy of the Final Prospectus was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act and provided further, that such indemnity agreement shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, the liability of each Holder under this subsection (b) shall be limited to an amount equal to the proceeds to such Holder from the sale of Registrable Securities pursuant to such registration statement as contemplated herein, less any applicable underwriting discounts and commissions; provided, however, such limitation shall not apply in the case of willful fraud by such Holder.

(c) Each party entitled to indemnification under this Section 9.7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnifying Party shall have the option to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 9 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No claim may be settled without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d) If the indemnification provided for in this Section 9.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided that in no event shall any contribution by a Holder under this Subsection 9.7(d) exceed an amount equal to the proceeds to such Holder from the sale of Registrable Securities pursuant to such registration statement as contemplated herein, less any applicable underwriting discounts and commissions, except in the case of willful fraud by such Holder. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and the Holders under this Section 9.7 shall survive the completion of any offering of Registrable Securities in a registration statement or Public Listing under this Section 9, and otherwise.

9.8 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 9.

9.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of restricted securities to the public without registration, after such time as a public market exists for the Ordinary Shares of the Company in the United States, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act (“Rule 144”), at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act.

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

(c) So long as the Investor owns any restricted securities, to furnish to the Investor forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Investor may reasonably request in availing itself of any rule or regulation of the Commission allowing the Investor to sell any such securities without registration.

9.10 Transfer of Rights. The rights to cause the Company to effectuate a Public Listing and the rights to cause the Company to register securities granted to the Investors under Sections 9.1, 9.2, 9.3 and 9.4 (the “Registration Rights”) may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by the Investor provided that: (i) such transfer may otherwise be effected in accordance with applicable securities laws, (ii) the Company is given prompt notice of the transfer, (iii) such assignee or transferee agrees to be bound by the terms of this Agreement, and (iv) such assignee or transferee who acquires at least two hundred thousand (200,000) shares of the Company’s Registrable Securities (as adjusted for any share split, recapitalization or the like), provided, however, upon the consummation of a Public Listing, the Registration Rights shall no longer be assignable to any transferee or assignee unaffiliated with such Investor in connection with any transfer or assignment of Registrable Securities to such transferee or assignee by such Investor.

9.11 Standoff Agreement. Each Holder hereby agrees, in connection with the Company’s initial public offering of its equity securities pursuant to a registration statement filed under the Securities Act or a Public Listing, upon request of the Company or the underwriters managing such initial public offering of the Company’s securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any equity securities of the Company without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration or Public Listing as may be requested by the Company or such underwriters; provided that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities enter into similar agreements.

9.12 Delay. If the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed, or a Public Listing to be effectuated, in the near future, then the Company’s obligation to use its best efforts to register, qualify or comply under Section 9.1 or 9.4, as applicable, shall be deferred for a period not to exceed one hundred twenty (120) days from the date of receipt of written request from the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twenty-four (24) month period.

9.13 Termination. The rights to cause the Company to register securities granted to Holders under Sections 9.1, 9.2, and 9.3 shall expire on the earlier of (i) such time as such Holder is able to dispose of all its shares in a three (3) month period pursuant to Rule 144, or (ii) five (5) years after the IPO.

10. Board of Directors and Articles of Association.

10.1 Agreement to Vote. For so long as each of AsiaStar, IDG, and Top Sterling continues to hold Series A Shares, Series B Shares, Conversion Shares, or Ordinary Shares, each time the shareholders of the Company meet, or act by written consent in lieu of meeting, for the purpose of electing directors, each of the aforementioned shareholders agrees to vote such shares then held by each such shareholder for the election of the following individuals to the Board of Directors: (i) the two (2) individuals nominated by Top Sterling, who initially shall be Nan Peng Shen and Jianzhang Liang (the “Top Sterling Directors”); (ii) the two (2) individuals nominated by AsiaStar (the “AsiaStar Directors”), who initially shall be Eric Ku Chun Lin and Jerry Sze; (iii) the one (1) individual nominated by IDG (the “IDG Director”), who initially shall be Su Yang Zhang; (iv) two (2) individuals nominated by Poly Victory, who initially shall be, Yunxin Mei and Jianmin Yang; and one (1) individual nominated by the Chief Executive Officer of the Company from time to time, who initially shall be Qi Ji. The AsiaStar Directors and the IDG Directors shall be referred to herein collectively as the “Preference Shares Directors”.

10.2 Alternate Directors. Pursuant to Article 94 of the Articles of Association, each member of the Board of Directors shall be entitled to appoint and remove, from time to time and without the consent of any other member of the Board of Directors, any person to act as his/her alternate on the Board of Directors.

10.3 Observer Rights. As long as Susquehanna owns no less than 50% of the Series C Shares outstanding as at the date hereof (or any Ordinary Shares issued upon conversion thereof), the Company shall invite a representative designated by Susquehanna from time to time to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust with respect to all information so provided.

10.4 Articles of Association. The Company shall abide by all of its obligations under the Memorandum and Articles of Association, as amended to date; provided, however, the Articles of Association shall be consistent with this Agreement as far as practicable and in the event of any conflict between the provisions of this Agreement and the Articles of Association, the terms of this Agreement shall prevail as among the parties hereto so as to regulate the way in which they exercise their rights as shareholders of the Company. The parties hereto further agree that, in case of such conflict, the Articles of Association shall be amended, to the extent permitted by relevant law, to reflect the agreement of the parties hereunder.

10.5 Charter Documents of Major Subsidiaries. The joint venture contract and the articles of association (along with any other charter documents) of each of the Beijing Sub and (Home Inns & Hotels Management (Shanghai) Co. Ltd.) (the “Shanghai Sub”) (collectively, the “Charter Documents”) shall share the essence of this Agreement as far as practicable and in the event of any conflict between the provisions of this Agreement and the Charter Documents, the terms of this Agreement shall supercede the terms of the Charter Documents as among the parties hereto so as to regulate the way in which they exercise any power of decision with respect to the affairs of the Beijing Sub or the Shanghai Sub (as the case may be). The parties hereto further agree that, in case of such conflict, the Charter Documents shall be amended, to the extent permitted by relevant law, to reflect the agreement of the parties hereunder.

11. Matters Requiring Special Approval.

11.1 Matters of the Company Requiring the Approval of the Shareholders. Notwithstanding any provisions of this Agreement or of the Articles of Association, the Company undertakes to the Shareholders, and each of the Shareholders undertakes to the other Shareholders, that it shall exercise all its powers in relation to the Company and its Subsidiaries so as to procure that, subject to any applicable law, that no resolution shall be passed or other decision or action taken by or on behalf of the Company, or the Board of Directors, concerning any of the following matters with respect to the Company, the Beijing Sub, the Shanghai Sub or any 75% owned subsidiary of the Company (the “Relevant Subsidiary”) without the affirmative vote or consent recorded in writing of the holders of at least eighty percent (80%) of the outstanding voting shares of the Company, and the Company shall procure, as applicable, that no resolution shall be passed or other decision of action taken by or on behalf of the Beijing Sub, the Shanghai Sub or a Relevant Subsidiary concerning any of the following matters without the affirmative vote or consent recorded in writing of the holders of at least eighty percent (80%) of the outstanding voting shares of the Company:

(a) the creation or adoption of any new employee stock option plan;

(b) any consolidation, subdivision, conversion, increase or reduction of the share capital of each of the Company, the Beijing Sub and the Shanghai Sub or the alteration of any rights attaching thereto in any way;

(c) any change to the Memorandum or Articles of Association, the Charter Documents, or the memorandum or articles of association (or other similar charter documents) that would directly or indirectly affect adversely the preferences, rights or privileges of the holders of Preference Shares;

(d) the acquisition of, or the provision of any direct or indirect financial assistance for the purpose of acquiring: (A) in the ordinary course of business and on an arm’s length basis, any (i) securities; or (ii) other entity or assets (in one transaction or a series of related transactions) with a value in excess of US$1,000,000; or (B) otherwise than in the ordinary course of business, any (i) securities; or (ii) other entity or assets (in one transaction or a series of related transactions) with a value in excess of US$400,000; and

(e) the consolidation or merger which results in the shareholders immediately prior to such transaction failing to own (in substantially the same percentages) more than 50% of the voting power of the surviving entity.

11.2 Matters of the Company Requiring the Approval of the Board of Directors. Notwithstanding any provisions of this Agreement or of the Articles of Association, the Company undertakes to the Shareholders that no resolution shall be passed or other decision or action taken by or on behalf of the Company, or the Board of Directors, concerning any of the following matters with respect to the Company without the affirmative vote or consent recorded in writing of at least eighty-one percent (81%) of the members of the Board of Directors and the Company shall procure, as applicable, that no resolution shall be passed or other decision of action taken by or on behalf of the Beijing Sub, the Shanghai Sub or the Relevant Subsidiary concerning any of the following matters with respect to the Beijing Sub, the Shanghai Sub or Relevant Subsidiary, as applicable, without the affirmative vote or consent recorded in writing of at least eighty-one percent (81%) of the members of the Board of Directors:

(a) the entering into of any contract or transaction outside the ordinary course of its business, in excess of US$200,000;

(b) the granting of any guarantee, indemnity or security or the creation of any mortgage, charge or encumbrance in favor of any person other than a Group Company (as defined below);

(c) any significant change to its business to areas materially different from the current products and/or services offered;

(d) declare, make, or pay any distribution of capital, income, and/or dividends to the security holders of the Company, the Beijing Sub or the Shanghai Sub, as applicable;

(e) repurchase or cancel any capital stock of the Company, the Beijing Sub or the Shanghai Sub;

(f) enter into any material transaction with any member of the Board of Directors, officer, employee, or shareholder of the Company or any company controlled, directly or indirectly, by a member of the Board of Directors, officer, employee or shareholder of the Company not in the ordinary course of business or on terms more favorable than those provided to unrelated third parties under similar circumstances;

(g) the appointment of or change in the auditor of the Company, unless such auditor is a “Big 4” accounting firm; and

(h) the sale, transfer, lease, assignment or other disposal of a material part of its undertaking, property and/or assets with a book value (as reflected in its respective financial statements) in excess of US$400,000 or the entering into of any contract to do so.

11.3 Series C Protective Provisions. For so long as at least 25% of the Series C Shares issued and outstanding as at Closing shall remain outstanding, the Company shall not, and the Company shall procure that the Beijing Sub, the Shanghai Sub and the Relevant Subsidiary (each a “Group Company”) shall not, and each of the Shareholders undertakes to the other Shareholders that it shall exercise all its powers in relation to the Company and its Subsidiaries so as to procure that, subject to any applicable law, that a Group Company shall not, without the approval of the holders of at least two-thirds of the Series C Shares then outstanding voting as a separate class, take or permit any action that:

(a) increases or decreases, whether by merger, reclassification or otherwise, the authorized Series C Shares or effect any combination, split, or reclassification of the outstanding Series C Shares into a smaller or larger number of shares or exchange or convert any Series C Shares or require the exchange or conversion of any Series C Shares, except as provided in the Articles;

(b) amends, alters or repeals, whether by merger, reclassification or otherwise, any provision of the Articles that alters or adversely affects the rights, preferences, conversion and other rights, voting powers or privileges of the Series C Shares;

(c) authorizes (whether by merger, reorganization, reclassification or otherwise) or issues any shares of capital stock that rank senior to, or on parity with, the Series C Shares as to dividends, distributions or liquidation preference (“Series C Senior Shares”);

(d) adopts any new stock option or other stock incentive plan or arrangement, increase the number of shares available for grant or issuance under any existing stock option or other stock incentive plan (collectively the “Option Plans”), or make any other material amendment to any such plan or arrangement; provided, however, that the Company may contemporaneously with the Closing increase the aggregate number of Ordinary Shares available for grant or issuance under its Option Plans to 5% of the enlarged issued share capital of the Company as of Closing.

(e) redeems, or declares, sets aside or pays a dividend on, the Ordinary Shares or any other class of Preference Shares of the Company, the Beijing Sub or the Shanghai Sub (as the case may be) or repurchases any outstanding securities of the Company, the Beijing Sub or the Shanghai Sub (as the case may be);

(f) increases the authorized number of directors of the Board of Directors of the Company;

(g) effects a voluntary liquidation, dissolution or winding up of a Group Company;

(h) effects any consolidation, reorganization or merger of a Group Company with or into any other corporation or entity;

(i) will result in a sale, license or disposition of all or substantially all of the assets (or of any material portion of the assets) of a Group Company or exclusively licenses all or substantially all of its property or business to a single entity or a group of entities, in any case in a single transaction or a series of transactions;

(j) acquires any entity, business or assets by means of merger, consolidation, recapitalization, purchase of assets or otherwise, involving the issuance of consideration by a Group Company having a fair market value individually or in the aggregate in excess of US$5,000,000; or

(k) effects a change in the primary nature of the Company’s business.

11.4 Notwithstanding anything stated herein to the contrary, the Company is excluded from any obligation contained in this Agreement to the extent that such obligation (the “Excluded Obligation”) would constitute an unlawful fetter on the Company’s statutory powers. For the avoidance of doubt, to the extent any Shareholder is under an obligation under this Agreement to procure (including, without limitation, by exercising its voting rights and powers if necessary) the Company to perform any Excluded Obligation, the fact that the Company itself is excluded from such obligation by virtue of this Section 11.4 shall not exclude such Shareholder from its own obligation.

12. Miscellaneous.

12.1 Term and Termination. This Agreement shall become effective upon the Closing. The restriction on transfer set forth in Section 2.1 hereof, the covenants set forth in Section 11 hereof, the Right of First Refusal, Right of First Offer and the Right of Co-Sale will terminate upon the earliest to occur of (i) an IPO, (ii) any consolidation or merger involving the Company which results in the shareholders of the Company immediately prior to such transaction failing to own (in substantially the same percentages) more than 50% of the voting power of the surviving corporation, or (iii) the sale of all or substantially all assets of the Company. This Agreement shall terminate in respect of any Shareholder (but shall continue between the other parties to this Agreement (if more than one) but not otherwise) if at any time as a result of a transfer of Ordinary Shares or Preference Shares made in accordance with this Agreement that Shareholder holds no Ordinary Shares and Preference Shares in the capital of the Company but without prejudice to any rights which any party may have against any other party arising prior to such termination.

12.2 Waivers and Amendments. Except as otherwise set forth herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by holders of at least 80%, in aggregate, of each of the Series A Shares, the Series B Shares and the Series C Shares and the Ordinary Shares held by the Parties immediately after the Closing. Upon the effectuation of each such waiver, consent, amendment or modification, the Company shall promptly give written notice thereof to the record holders of the Preference Shares and the Ordinary Shares who have not previously consented thereto in writing.

12.3 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Hong Kong. The parties hereto submit to the non-exclusive jurisdiction of the courts of Hong Kong.

12.4 Entire Agreement. This Agreement terminates the December Agreement and the Supplemental Agreement in its entirety and this Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof.

12.5 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid or by overnight courier, or otherwise delivered by hand or by messenger, addressed (i) if to an Investor, at the Investor’s address, as shown on Exhibit B hereto, or at such other address as the Investors shall have furnished to the Company in writing, or (ii) if to a Shareholder, at the Shareholder’s address, as shown on Exhibit A hereto, or at such other address as the Shareholders shall have furnished to the Company in writing, or (iii) if to the Company, to its address set forth on the cover page of this Agreement and addressed to the attention of the President, or at such other address as the Company shall have furnished to the Investors.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally or by overnight courier, or, if sent by mail, at the earlier of its receipt or five (5) calendar days after the same has been deposited in a regularly maintained receptacle for the deposit of mail, addressed and mailed as aforesaid.

12.6 Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12.7 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

12.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

12.9 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Investor, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Investor of any breach or default under this Agreement, or any waiver by the Investor of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Agreement, or by law or otherwise afforded to the Investor, shall be cumulative and not alternative.

12.10 Share Splits. All references to the number of shares in this Agreement shall be appropriately adjusted to reflect any share split, share dividend or other change in the Company’s capital which may be made by the Company after the Closing.

12.11 Further Assurances. The Parties and the Company will execute such further assurances and other documents and instruments and do such further acts and other things as may be necessary to implement and carry out the intent of this Agreement.

12.12 Assignment. This Agreement shall be binding on the parties hereto and their respective successors and shall inure to the benefit of each of them and their respective successors and permitted assigns. The benefit of this Agreement may not, except as otherwise herein provided, be assigned or transferred in whole or in part by any Party without the prior consent of the other Parties.

12.13 Interpretation. References in this Agreement to:

(a) words importing the singular include the plural and vice versa;

(b) words importing one gender include all other genders;

(c) Sections and Exhibits are references to sections and exhibits to this Agreement unless otherwise specified;

(d) the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(e) any legislation shall include any legislation which amends, consolidates or replaces the same or which has been amended, consolidated or replaced by the same and shall include any subsidiary and subordinate legislation made under the relevant legislation;

(f) “including” or similar expressions are not words of limitation; and

(g) words and expressions defined in the body of this Agreement (including its exhibits) shall have the meanings thereby attributed to them whenever the context requires.

12.14 Confidentiality. The Parties undertake to each other and the Company that they will not at any time hereafter use or divulge or communicate to any person other than to officers or employees of the Company whose province it is to know the same or on the instructions of the Board of Directors any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of the Company which may come to their knowledge and they shall use their best endeavors to prevent the publication or disclosure of any confidential information concerning such matters by themselves, their respective employees and officers; provided, however, that AsiaStar, IDG and Susquehanna may disclose such information to its respective partners, principals, employees, and legal and financial advisors. The obligations of each of the Parties contained in this Section 12.14 shall continue without limit in point in time but shall cease to apply to any information coming into the public domain otherwise than by breach by any such Party of its said obligations; provided that nothing contained in this Section 12.14 shall prevent any Party from disclosing such information to the extent required in or in connection with legal proceedings arising out of this Agreement or any matter relating to or in connection with the Company. All notes and memoranda (whether in the form of originals, reproductions or electronically stored data) of any trade secrets or confidential information concerning the business of the Company or any of its suppliers, agents, distributors or customers which shall be acquired, received or made by a Party during the continuance of this Agreement shall be the property of the Company and shall be surrendered by the Party to someone duly authorized by the Company in that behalf at the termination of this Agreement or at the request of the Board of Directors at any time during the continuance of this Agreement.

12.15 Susquehanna Rights. Any rights of Susquehanna under this Agreement may, without prejudice to the rights of Susquehanna to exercise any such rights, be exercised by Susquehanna Asia Investment LLLP or any other fund manager of Susquehanna or their nominees (“Susquehanna Manager”), unless Susquehanna has (a) given notice to the other parties that any such rights cannot be exercised by Susquehanna or a Susquehanna Manager; and (b) not given notice to the other parties that such notice which is given under this Section 12.15 has been revoked.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Shareholders Agreement as of the date first written above.

HOME INNS & HOTELS MANAGEMENT (HONG KONG) LIMITED

By:
Name:
Title:

POLY VICTORY INVESTMENTS LIMITED

By:
Name:
Title:

TOP STERLING INTERNATIONAL LIMITED

By:
Name:
Title:

QI JI

(Signature)

NAN PENG SHEN

(Signature)

[SIGNATURE PAGE TO HOME INNS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT]

HUI CHEN

(Signature)

RI XIN LIANG

(Signature)

SUN JIAN

(Signature)

Series A Preference Shareholders:

ASIASTAR IT FUND L.P.

By:
Name:
Title:

IDG TECHNOLOGY VENTURE INVESTMENTS, LP

By:	IDG Technology Venture Investments, LLC, its General Partner

Name:
Title:

[SIGNATURE PAGE TO HOME INNS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT]

Series B Preference Shareholders:

ASIASTAR IT FUND L.P.

By:
Name:
Title:

IDG TECHNOLOGY VENTURE INVESTMENTS, LP

By:	IDG Technology Venture Investments, LLC, its General Partner

Name:
Title:

[SIGNATURE PAGE TO HOME INNS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT]

Series C Preference Shareholders:

SUSQUEHANNA CHINA INVESTMENT HI,
By: Susquehanna Asia Investment, LLLP, its
Authorized agent

Name:
Title:

BEIHAI CAPITAL LIMITED

By:
Name:
Title:

KANGAROO INVESTMENTS LLC

By:
Name:
Title:

FORTUNE HERO LIMITED

By:
Name:
Title:

SOON YAN SEEN

By:
Name:
Title:

HIROKO NISHIKAWA

By:
Name:
Title:

[SIGNATURE PAGE TO HOME INNS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT]

EXHIBIT A

SHAREHOLDERS

Name	Address	Ordinary Shares	Series A Shares	Series B Shares
Top Sterling International Limited	Room 2001, 20th Floor, The Centrium 60 Wyndham Street, Central Hong Kong	11,835,000	Nil	Nil

Poly Victory Investments Limited	Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands	13,364,140	Nil	Nil

Qi Ji	3F, Building 63-64 No. 421, Hong Cao Road Shanghai, China	800,000	Nil	Nil

Nan Peng Shen	Room 2001, 20th Floor, The Centrium 60 Wyndham Street, Central Hong Kong	600,000	Nil	Nil

Hui Chen	No. 158 Old Hu Qing Ping Road No. 65 Hong Kong Villa Shanghai, China	200,000	Nil	Nil

Ri Xin Liang	No. 501, 1st Men, 6th Floor No.12, San Hu Road South, Hai Dian District Beijing, China	400,000	Nil	Nil

Sun Jian	Room 502, #19 Lane 666, Jinxiu Road, Shanghai, China	200,000	Nil	Nil

AsiaStar IT Fund L.P.	44/F Citibank Tower, Citibank Plaza, 3 Garden Road, Central, Hong Kong with copy to: Sycamore Ventures 1903A, Marine Tower, 1 Pudong Avenue Shanghai 200120, China	Nil	10,775,800	1,511,028

IDG Technology Venture Investments, LP	Room 1105, Aetna Tower No. 107, Zunyi Road Shanghai 200051, China	Nil	6,465,600	906,617

EXHIBIT B

INVESTORS

Name of Investor	Address
Susquehanna China Investment HI	c/o Susquehanna Asia Investment, LLLP 401 City Avenue, Suite 220 Bala Cynwyd, PA 19004-1188 U.S.A. Fax: (610) 747-2014

Beihai Capital Limited	2103 Futian Garden Building A Fu Qiang Road Shenzhen China 518031 Fax: (86-755) 2583-8382

Kangaroo Investments LLC	200 W. Jackson Chicago, Illinois 60606 U.S.A. Fax: (312) 264 2001

Fortune Hero Limited	Suite 3001-03 30/F Convention Plaza Office Tower 1 Harbour Road Wanchai, Hong Kong c/o Kenneth Gaw Fax: (852) 2810 1813

Soon Yan Seen	Flat 2401, Blk A Villa Lotto 18 Broadwood Road Happy Valley, Hong Kong Fax: (852) 2169 3885

Hiroko Nishikawa	4C Somerset 67 Repulse Bay Road Hong Kong Fax: (852) 2517 6671

EXHIBIT C

FORM OF INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT

THIS AGREEMENT made as of the          day of                          , 2005

BETWEEN:

(hereinafter called the “Director”)

OF THE FIRST PART

AND:	HOME INNS & HOTELS MANAGEMENT (HONG KONG) LIMITED, a company duly incorporated under the laws of Hong Kong with its registered office at Room 2001, 20th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong.
(hereinafter called the “Company”)

OF THE SECOND PART

NOW THEREFORE that in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto (the “Parties”) agree, each with the other, as follows:

ARTICLE 1

INDEMNIFICATION PROVISIONS

1.1 Indemnity

Subject to Clause 1.3 hereof, the Company hereby agrees to indemnify and save harmless the Director against all liabilities, suits, damages, costs, charges and expenses including any amount paid to settle an action or satisfy a judgement, actually and reasonably incurred by the Director (collectively, the “Expenses”) and without limiting the foregoing, such indemnity shall be in respect of any Expenses relating to a civil, criminal, or administrative action or proceeding to which the Director is made a party, witness, or other participant by reason of being or having been a director of the Company including an action brought by the Company if:

(a) the Director acted honestly and in good faith with a view to the best interests of the Company; and

1

(b)	in the case of a criminal or administrative action or proceeding, the Director had no reasonable grounds for believing that its conduct was unlawful.

1.2 No Presumption

The determination of any action, suit or proceeding by judgment, order, settlement, conviction or otherwise shall not, of itself, create a presumption that the Director did not act honestly and in good faith and in the best interests of the Company, and that the Director did not exercise the care, diligence and skill of a reasonably prudent party and, with respect to any criminal action or proceeding, did not have reasonable grounds to believe that his conduct was unlawful.

1.3 Scope of Indemnity

The Company hereby agrees to indemnify Director to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s Memorandum and Articles of Association, or statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of the Company to indemnify the Director, it is the intent of the Parties that Director shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of the Company to indemnify the Director, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the Parties’ rights and obligations hereunder.

1.4 Nonexclusivity

The indemnification provided by this Agreement shall be in addition to any rights to which Director may be entitled under the Company’s Memorandum and Articles of Association, any agreement, any vote of shareholders or disinterested directors, the Hong Kong Companies Ordinance, or otherwise. The indemnification provided under this Agreement shall continue as to Director for any action Director took or did not take while serving as a director of the Company even though Director may have ceased to serve in such capacity.

1.5 Partial Indemnification

If Director is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses incurred in connection with any claim, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Director for the portion of such Expenses to which Director is entitled.

2

ARTICLE 2

GENERAL PROVISIONS

2.1 Further Assurances

The Parties shall execute such further assurances and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

2.2 Entire Agreement

The provisions herein constitute the entire agreement between the Parties, and supersede all previous expectations, understandings, communications, representations and agreements, whether verbal or written, between the Parties with respect to the subject matter hereof.

2.3 Severability

If any provision of this Agreement is unenforceable or invalid for any reason whatsoever, such unenforceable or invalid provisions of this Agreement shall be severable from this Agreement and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

2.4 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

2.5 Gender

Wherever the singular and masculine are used throughout this Agreement, the same shall be construed as meaning the plural or feminine, or a body corporate, where the context or the Parties hereto so require.

2.6 Headings

The headings in this Agreement form no part of this Agreement and shall be deemed to have been inserted for convenience only.

2.7 Counterparts

This Agreement may be executed in one or more counterparts, each of which may be executed by less than all of the Parties, each of which shall be enforceable against the Parties actually executing such counterparts, and all of which together shall constitute one instrument.

3

IN WITNESS WHEREOF the Parties have executed these presents under his hand and seal in case of the Director and in the presence of the duly authorized signatories in the case of the Company as of the day and year first above written.

SIGNED, SEALED AND DELIVERED	)
BY	)
in the presence of:	)
)
)
Name	)
)
)
Address	)
)
)
Occupation	)

SIGNED BY	)
FOR AND ON BEHALF OF HOME INNS	)
& HOTELS MANAGEMENT (HONG	)
KONG) LIMITED in the presence of	)
)
)
)
)
)

4

HOME INNS & HOTELS MANAGEMENT (HONG KONG) LIMITED

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

Date:                 January 2005

EXHIBIT F

Form of Legal Opinion of Hong Kong and PRC Counsel

F-1

Our Ref: 801800-6	Date: 27 January 2005

White & Case

9/F, Gloucester Tower

The Landmark

11 Pedder Street

Central, Hong Kong

Attention: Peter Tan

Susquehanna China Investment HI

c/o Susquehanna Asia Investment, LLLP

401 City Avenue, Suite 220

Bala Cynwyd, PA 19004-1188

U.S.A.

Beihai Capital Limited

2103 Futian Garden Building A

Fu Qiang Road

Shenzhen

China 518031

Soon Yan Seen

Flat 2401, Blk A

Villa Lotto

18 Broadwood Road

Happy Valley, Hong Kong

Fortune Hero Limited

Suite 3001-03

30/F Convention Plaza Office Tower

1 Harbour Road

Wanchai, Hong Kong

c/o Kenneth Gaw

Kangaroo Investments LLC

200 W. Jackson

Chicago, Illinois 60606

U.S.A.

Hiroko Nishikawa

4C Somerset

67 Repulse Bay Road

Hong Kong

White & Case and certain other parties	Page 2

27 January 2005

Dear Sirs,

Re: Home Inns & Hotels Management (Hong Kong) Limited (the “Company”)

We are a firm of solicitors qualified to practise the law of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) and have been instructed by the Company to give certain opinions in respect of the transactions contemplated in the following documents (collectively the “Transaction Documents”):

(a)	Series C Preference Shares Purchase Agreement (“Share Purchase Agreement”) dated 24 January 2005 and executed by the Company and the persons and entities listed in Schedule A hereof in respect of the Series C Preference Shares, each having a par value of HK$0.005, of the capital of the Company (the “Series C Shares”); and

(b)	Amended and Restated Shareholders Agreement (“Shareholders Agreement”) to be executed between the Company and the persons and entities listed in Schedule B hereof.

The opinions expressed herein are confined to and given on the basis of the laws of Hong Kong currently in force as applied by the courts of Hong Kong at the date hereof and our understanding of public policy in Hong Kong as at the date hereof. We have not made any investigation or enquiry of, and we do not express or imply any opinion as to, the laws of any jurisdiction other than Hong Kong. These opinions are to be governed by and construed in accordance with the laws of Hong Kong.

A. DOCUMENTS

In rendering these opinions, we have examined originals or copies, certified or otherwise, of the following documents:

(a)	the Transaction Documents;

(b)	the Certificate of Incorporation of the Company dated 28 May 2001;

(c)	the Certificate of Incorporation on Change of Name of the Company dated 10 September 2001;

(d)	the Certificate of Incorporation on Change of Name of the Company dated 13 March 2002;

(e)	a Certificate of Continuing Registration for the Company issued by the Companies Registry and dated 18 January 2005 (the “Certificate of Continuing Registration”);

White & Case and certain other parties	Page 3
27 January 2005

(f)	the Memorandum and Articles of Association of the Company, as amended through the date hereof, a copy of which is attached as Schedule C (the “Memorandum and Articles”);

(g)	the Business Registration Certificate of the Company;

(h)	a copy of the Directors Resolutions signed by all of the directors of the Company dated 24 January 2005 and copies of two Shareholders Resolutions signed by all of the shareholders of the Company dated 24 January 2005 (collectively the “Resolutions”);

(i)	a Certificate of Director dated 27 January 2005 executed by Mr. Nanpeng SHEN as a director of the Company (the “Director’s Certificate”);

(j)	the Register of Members of the Company; and

(k)	the Register of Directors of the Company.

We have also examined such other laws, regulations, records, documents, certificates and instruments as we have deemed relevant or necessary for the purpose of giving these opinions.

B. SEARCHES

We have conducted or arranged to conduct the following searches in respect of the Company:

(a)	company search at the Companies Registry made on 27 January 2005;

(b)	winding up search at the Official Receiver’s Office made on 27 January 2005; and

(c)	court search at the High Court Registry made on 27 January 2005.

C. ASSUMPTIONS

In giving these opinions, we have assumed the following without verification:

(a)	All signatures on all documents (whether originals or copies) reviewed by us are genuine;

(b)	All documents submitted to us as originals are authentic and all documents submitted to us as copies conform with the originals of such documents;

White & Case and certain other parties	Page 4
27 January 2005

(c)	All factual representations contained in all documents (including without limitation the Certificates) submitted to us are accurate and complete, and, save in respect of the Transaction Documents, all such documents are valid and subsisting;

(d)	The Shareholders Agreement has been executed and delivered by the relevant officer of the Company on 27 January 2005 in the manner authorised by the Company in the Resolutions;

(e)	All parties to the Transaction Documents (other than the Company) have the power and authority to enter into, execute, deliver and perform the Transaction Documents in accordance with their respective terms and the Transaction Documents have been duly authorized, executed and delivered by or on behalf of such parties and are binding on and constitute legal, valid and enforceable obligations of such parties; moreover, the rights and obligations expressed in or implied by the Transaction Documents to be conferred on and assumed by such parties are within their statutory powers and authorities;

(f)	There is no contractual or other prohibition (other than as may arise by virtue of the laws of Hong Kong) binding on the Company or on any other party to the Transaction Documents prohibiting the Company or any such party from entering into and performing its obligations under the Transaction Documents;

(g)	All governmental approvals, licences and consents required otherwise than under the laws of Hong Kong to permit each party (other than the Company) to the Transaction Documents to enter into, execute its rights under and perform the obligations expressed to be assumed by it in the relevant Transaction Documents have been obtained and remain in full force and effect, or where the same can only be obtained at the time of exercise of such rights or the performance of such obligations that the same will be duly obtained;

(h)	The information disclosed by the searches at the Companies Registry, the Official Receiver’s Office, and the High Court Registry described in Part B of this letter is true, complete and up to date and such information has not since the dates and times of the respective searches been altered and such searches disclosed all information which had been delivered or sent electronically for registration or filing (as the case may be) up to the date of the searches;

(i)	The information contained in the Company’s statutory books and records and disclosed to us for review is true, complete and up to date as at the date hereof;

(j)	The Resolutions have not been fully or partially revoked, modified or superseded by subsequent resolutions of the Company in respect of the relevant subject matter;

White & Case and certain other parties	Page 5
27 January 2005

(k)	No change has been made to the Memorandum and Articles provided to us for inspection; and

(l)	Insofar as any obligation under the Transaction Documents is to be performed in any jurisdiction outside Hong Kong, its performance will not be illegal or ineffective by virtue of the laws of any such jurisdiction (as to which we do not express an opinion).

D. OPINIONS

Based upon and relying upon the foregoing, and subject to the comments, reservations and qualifications stated below, we are of the following opinions:

(a)	According to the Certificate of Continuing Registration, the Company has been duly incorporated as a company with limited liability under the Companies Ordinance (Cap. 32 of the Laws of Hong Kong) on and, as at 18 January 2005, the Company remains on the Register of Companies maintained by the Companies Registry.

(b)	The Company has full corporate power and authority to own its property and assets and to carry on its business in accordance with its Memorandum and Articles; and the Company has full corporate power and authority to enter into and perform its obligations under the Transaction Documents.

(c)	The Memorandum and Articles do not violate, conflict with or result in a breach of any law, public rule or regulation applicable to the Company in Hong Kong currently in force and do not violate, conflict with or result in a breach of any existing order or decree of any governmental authority or agency or any official body in Hong Kong. Under Hong Kong law, the Articles bind the Company and its members to the same extent as if each member had subscribed his name and affixed his seal thereto. The Memorandum and Articles have been duly adopted by the Company and are in full force and effect.

(d)	The execution, delivery and performance by the Company of the Transaction Documents have been duly authorised by all necessary corporate action of the Company and no such approval has been revoked or amended, and the Transaction Documents have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company enforceable in Hong Kong in accordance with its terms (taken both individually and together as a whole).

(e)	The authorised share capital of the Company is HK$1,000,000.00 divided into 200,000,000 shares of HK$0.005 each comprised of 177,075,114 Ordinary Shares of par value HK$0.005 each, of which 27,399,140 are in issue; 17,241,400 Series A Preference Shares of par value HK$0.005 each of which 17,241,400 are in issue; 2,417,645 Series B Preference Shares of par value HK$0.005 each of which 2,417,645 are in issue; and 3,265,841 Series C Shares of which none will be in issue prior to the subscription by the person and entities listed in Schedule A hereof.

White & Case and certain other parties	Page 6
27 January 2005

(f)	All of the issued shares in the capital of the Company have been duly and validly authorized and issued and are fully paid and non-assessable (meaning that no further sums are payable to the Company by a holder in respect of such shares registered in his name). No issued shares in the capital of the Company are subject to any pre-emptive or similar rights under Hong Kong law or the Memorandum and Articles except as may be set out in the Transaction Documents.

(g)	The creation and the issue and allotment of the Series C Shares has been duly and validly authorised, and, when issued and allotted against full payment therefor pursuant to the Share Purchase Agreement, will be validly issued, fully paid and non-assessable, and, except as specifically disclosed in the Memorandum and Articles and the Shareholders Agreement, shall at the time of issuance be free of any liens, encumbrances, rights of first offer and preemptive rights. Assuming the conversion in full of the Series C Shares into Ordinary Shares (the “Conversion Shares”), the number of the authorised but unissued Ordinary Shares of the Company is now sufficient for the Company to satisfy in full the issue and allotment of all of the Conversion Shares and 3,265,841 Ordinary Shares have been reserved by the Company for such issuance.

(h)	Except for Form SC1 and other documents to be filed at the Companies Registry as may be required on the issue and allotment of the Series C Shares, the Company does not require any governmental licenses, permits, consents, orders, approvals or other authorisations under the laws of Hong Kong to enable the Company to consummate the transactions provided for in the Share Purchase Agreement and it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents that any document be filed, recorded or enrolled with any governmental department, agency or other authority in Hong Kong.

(i)	The execution and delivery of the Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated by the Transaction Documents to occur on the date hereof do not constitute:

(i)	a breach of the provisions of the Memorandum and Articles; or

(ii)	a breach of any ordinance, rule or regulation of Hong Kong applicable to the Company.

(j)	The choice of the laws of Hong Kong as the governing law of the Transaction Documents has been made by all parties in good faith and would be regarded as a valid and binding selection which will be upheld by the courts in Hong Kong as a matter of the laws of the Hong Kong.

White & Case and certain other parties	Page 7
27 January 2005

E. RESERVATIONS

Our opinions herein are subject to the following comments, reservations and qualifications:

(a)	Notice of a winding up order made or resolution passed or a receiver appointed may not be filed at the Companies Registry or the Official Receiver’s Office immediately and there may therefore be a delay in the relevant notice appearing in the records in respect of the Company kept by the said registry and office.

(b)	The term “enforceable” as used above means that the obligations assumed by the Company under the Transaction Documents are of a type which the Hong Kong courts enforce. It does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(i)	enforcement may be limited by general principles of equity, and in particular the remedies of injunction and specific performance are discretionary and will not be normally ordered by the court in respect of an obligation where damages would be an adequate remedy;

(ii)	enforcement may be limited by laws from time to time in effect relating to insolvency, bankruptcy, liquidation, receivership, re-organisation, moratoria, court schemes or other similar laws affecting generally the enforcement of creditors rights;

(iii)	claims may be time-barred or become subject to defences of set-off or counterclaim;

(iv)	upon a future application by any party to enforce any of the Transaction Documents, a Hong Kong court may consider the then prevailing public policy of Hong Kong in determining the enforceability of such Transaction Documents at such time;

(v)	where obligations are to be performed in a jurisdiction outside Hong Kong, they may not be enforceable in Hong Kong to the extent that performance would be illegal or contrary to public policy under that jurisdiction; and

(vi)	the enforceability of the Transaction Documents may be limited by the provisions of Hong Kong law applicable to contracts held to have been frustrated by events happening after their execution.

Moreover, for the purposes of our opinions in paragraphs D(d) and D(j) above, the term “binding” is used in the context of a theoretical future action or proceeding and, in such context, has a meaning similar to “enforceable” and accordingly our above qualifications as to the term “enforceable” also apply to the term “binding” as used in the said opinions.

White & Case and certain other parties	Page 8
27 January 2005

(c)	Under subsection 6(6) of the Business Registration Ordinance (Cap. 310 of the Laws of Hong Kong), the issue of a business registration certificate in respect of any business does not deem to imply that the requirements in any law in relation to such business or to persons carrying on the same or employed therein have been complied with.

(d)	The effectiveness of terms exculpating a party from a liability or duty otherwise owed are limited by law.

(e)	Failure to exercise a right may operate as a waiver of that right notwithstanding any “no waiver” provisions contained in any of the Transaction Documents and a court will determine in its discretion whether or not an illegal, invalid or unenforceable provision may be severed notwithstanding any “severability” provisions contained in any of the Transaction Documents.

(f)	The freedom of parties to choose the governing law of a contract is subject to the following limitations:

(i)	the choice of law must be legal, bona fide and must bear some objective relation to the contract and must not be contrary to public policy;

(ii)	when the parties choose the laws of a jurisdiction to evade the application of a legal system with which the contract is objectively connected, the choice of law may be disregarded; and

(iii)	claims based on tort (e.g. fraud), as opposed to contract, will be governed by the law of the place where the tort was committed, rather than by the law of the place designated in the contract.

(g)	The courts in Hong Kong may stay proceedings if concurrent proceedings are being brought elsewhere.

(h)	To the extent that interest may be charged under the Transaction Documents, enforcement may be limited if the effective rate of interest charged is usurious or if the transaction is considered extortionate under the Money Lenders Ordinance (Cap.163 of the Laws of Hong Kong).

(i)	On July 1, 1997, Hong Kong became the Hong Kong Special Administrative Region of the PRC. On April 4, 1990, the National People’s Congress (the “NPC”) of the PRC adopted the Basic Law of Hong Kong (the “Basic Law”). Under Article 8 of the Basic Law, the laws of Hong Kong in force at June 30, 1997 (including the common law, rules of equity, ordinances, subordinate legislation and customary law) shall be maintained, except for any that contravene the Basic Law and subject to any amendment by the legislature of Hong Kong. Under Article 160 of the Basic Law, the laws of Hong Kong in force at June 30, 1997 shall be adopted as laws of Hong Kong unless they are declared by the Standing Committee of the NPC (the “Standing Committee”) to be in contravention of the Basic Law, and if any such laws are later discovered to be in contravention of the Basic Law, they shall be amended or cease to have force in accordance with the procedure prescribed by the Basic Law.

White & Case and certain other parties	Page 9
27 January 2005

(j)	On February 23, 1997, the Standing Committee adopted a decision (the “Decision”) on the treatment of laws previously in force in Hong Kong. Under paragraph 1 of the Decision, the Standing Committee decided that the laws previously in force in Hong Kong which include the common law, rules of equity, ordinances, subsidiary legislation and customary law, except for those which contravene the Basic Law are to be adopted as the laws of Hong Kong. Under paragraph 2 of the Decision, the Standing Committee decided that the ordinances and subsidiary legislation set out in Annex 1 to the Decision which are in contravention of the Basic Law are not to be adopted as the laws of Hong Kong. One of the ordinances set out in that Annex is the Application of English Law Ordinance (Cap.88 of the Laws of Hong Kong) (the “English Law Ordinance”). The English Law Ordinance applied the common law and rules of equity of England to Hong Kong. We have assumed in giving these opinions that the effect of paragraph 2 of the Decision, insofar as it relates to the English Law Ordinance, is to repeal the English Law Ordinance prospectively and that the common law and rules of equity of England which applied in Hong Kong on June 30, 1997, continue to apply, subject to their subsequent independent development which will rest primarily with the courts of Hong Kong which are empowered by the Basic Law to refer to precedents of other common law jurisdictions when adjudicating cases. Such assumption is consistent with the approach taken by the Court of Appeal of Hong Kong in HKSAR v. Ma Wai-Kwan and others on 29 July 1997.

These opinions are strictly limited to the matters stated herein and no inference or conclusion to the contrary should be drawn by any person or entity to whom these opinions are given or revealed whether as permitted herein or otherwise and these opinions may not be disclosed to or relied upon by any person or entity except the addressees hereof.

Yours faithfully,

BOUGHTON PETERSON YANG ANDERSON

White & Case and certain other parties	Page 10
27 January 2005

Schedule A

Investors
1. Susquehanna China Investment HI

2. Beihai Capital Limited

3. Soon Yan Seen

4. Fortune Hero Limited

5. Kangaroo Investments LLC

6. Hiroko Nishikawa

White & Case and certain other parties	Page 11
27 January 2005

Schedule B

Shareholders
1. Poly Victory Investments Limited

2. Top Sterling International Limited

3. Qi Ji

4. Nan Peng Shen

5. Hui Chen

6. Ri Xin Liang

7. Sun Jian

8. Asiastar IT Fund L.P.

9. IDG Technology Venture Investments, L.P.

10. Susquehanna China Investment HI

11. Beihai Capital Limited

12. Soon Yan Seen

13. Fortune Hero Limited

14. Kangaroo Investments LLC

15. Hiroko Nishikawa

White & Case and certain other parties	Page 12
27 January 2005

Schedule C

Memorandum and Articles of Association of the Company

Legal Opinion

Date: 27 January 2005

To:	Home Inns & Hotels Management (Shanghai) Co. Ltd.

Home Inns Hotel Management (Beijing) Limited

Susquehanna China Investment HI

Beihai Capital Limited

Soon Yan Seen

Fortune Hero Limited

Kangaroo Investments LLC

Hiroko Nishikawa

RE: Home Inns & Hotels Management (Shanghai) Co. Ltd. ,

Home Inns Hotel Management (Beijing) Limited

and the Loan and Undertaking Agreement

We have acted as special Chinese counsel to Home Inns & Hotels Management (Shanghai) Co. Ltd. (the “Shanghai Company”) and Home Inns Hotel Management (Beijing) Limited (the “Beijing Company”), two companies organized in the People’s Republic of China (the PRC), and Qi Ji (the “Borrower”) in connection with the transactions contemplated by two “Loan and Undertaking Agreement” signed in 2002 and one “Loan and Undertaking Agreement” dated September 30 2004 (the “Agreements”), between the Beijing Company and the Borrower.

This legal opinion is confined to and is given based on the published and publicly available laws and regulations of the PRC (excluding the laws of Hong Kong, Macau and Taiwan for the purpose of this opinion) effective as of the date hereof. We do not guarantee that any change in such laws or in their interpretation after the date hereof will not affect any of the opinions expressed below. We have not investigated, and we do not express or imply any opinion on the laws of any other jurisdiction, and we have assumed that no such other laws would affect the opinions expressed below.

Concord & Partners

All terms used herein and which are defined or construed in the documents shall have the same meanings as so defined or construed in the Agreements unless otherwise defined herein.

1.	Document Examined

In connection with this opinion, we have examined copies, certified or otherwise, identified to our satisfaction, of such instruments, certificates, records and other documents provided by the Beijing Company and the Shanghai Company, including the following:

(A)	Corporate Documents of the Beijing Company:

(a)	Current Articles of Association;

(b)	Copy of Current Business License issued by the Beijing Industry and Commerce Administrative Bureau on September 15, 2004 with an operation term from June 28, 2002 through June 27, 2032;

(c)	Copy of the Joint Venture Contract for the Beijing Company;

(d)	Certificate of Approval for Establishment of Enterprises with Investment of Taiwan, Hong Kong, Macao and overseas Chinese in the People’s Republic of China granted by the Beijing Municipal Government dated June 21, 2002;

(e)	Copy of Tax Registration Certificate (for state tax) issued by the State Tax Bureau of Chaoyang District, Beijing on June 28, 2002;

(f)	Copy of Tax Registration Certificate (for local tax) issued by the Local Tax Bureau of Chaoyang District, Beijing on November 24, 2002;

(g)	Copy of Capital Payment Verification Report issued by the Beijing Hua Long Certified Public Accountants Co. Ltd dated August 13, 2004;

(h)	Organization Code Certificate issued by the General Administration of Quality Supervision, Inspection and Quarantine of the People’s Republic of China;

(i)	Notice of Approval for Opening Bank Account issued by the People’s Bank of China dated July 10, 2002.

(B)	Corporate Documents of the Shanghai Company:

(a)	Current Articles of Association;

(b)	Copy of Current Business License issued by the Shanghai Industry and Commerce Administrative Bureau on November 25, 2004 with an operation term from November 29, 2002 through November 28, 2022;

(010) 85276468 (010) 85275084
Suite 1930, Beijing Sunflower Tower, 37 Maizidian Street,	Tel: (010) 85276468 Fax: (010) 85275084
Chaoyang District, Beijing, China

Concord & Partners

(c)	Copy of Tax Registration Certificate (for local tax) issued by the Local Tax Bureau of Shanghai on January 14, 2003;

(d)	Copy of Capital Payment Verification Report issued by Shanghai Tian Cheng Certified Public Accountants Co., Ltd dated October 13, 2004;

(e)	Organization Code Certificate issued by the General Administration of Quality Supervision, Inspection and Quarantine of the People’s Republic of China;

(f)	Notice of Approval for Opening Bank Account issued by the People’s Bank of China dated March 11, 2003.

(C)	Operational Contracts of the Beijing Company:

(a)	Contracts of lease.

(D)	Operational Contracts of the Shanghai Company:

(a)	Contract of Management;

(b)	Franchise Agreement;

(c)	Agreement on PMS System.

(E)	Transaction Documents

(a)	The Agreements;

2.	Based on the foregoing examination and assumptions, and subject to the qualifications below, we are of the opinion that:

(a)	All copies of the documents set out in paragraphs 1(A) and 1(B) are assumed to be authentic.

(b)	Each of the contracts set out in paragraphs 1(C) and 1(D) is governed by PRC laws and the terms and conditions of such contracts are legal, valid and binding on the parties thereto enforceable under PRC laws.

(010) 85276468 (010) 85275084
Suite 1930, Beijing Sunflower Tower, 37 Maizidian Street,	Tel: (010) 85276468 Fax: (010) 85275084
Chaoyang District, Beijing, China

Concord & Partners

(c)	The Beijing Company has been properly established in accordance with the PRC laws, and been validly existing thereunder. The documents relating to the establishment and operation of the Beijing Company are valid and have been duly approved or issued (as applicable) by competent Governmental or Regulatory Authorities of the PRC. All such approvals are in full force and effect, have not been revoked, withdrawn, suspended or cancelled and are not subject to any condition. The Beijing Company has complied with all applicable registration and filing requirements under PRC law for its establishment and the maintenance of its status and existence as an enterprise legal person.

(d)	The Shanghai Company has been properly established in accordance with the PRC laws, and been validly existing thereunder. The documents relating to the establishment and operation of the Shanghai Company are valid and have been duly approved or issued (as applicable) by competent Governmental or Regulatory Authorities of the PRC. All such approvals are in full force and effect, have not been revoked, withdrawn, suspended or cancelled and are not subject to any condition. The Shanghai Company has complied with all applicable registration and filing requirements under PRC law for its establishment and the maintenance of its status and existence as an enterprise legal person.

(e)	The registered capital of RMB 68,945,000 of the Beijing Company has been paid in full. 93.473% of the equity interest of the Beijing Company is owned by Home Inns and Hotels Management (HK) Limited, and 6.527% by Beijing Capital travel Resorts and Hotels Group Limited.

(f)	The registered capital of RMB 35,000,000 of the Shanghai Company has been paid in full. 95% of the equity interest in the registered capital is owned by Home Inns Hotel Management (Beijing) Limited, and 5% by Qi Ji .

(g)	The Beijing Company has full corporate power and authority and has satisfied all conditions and done all things required by the laws of the PRC (including the making and obtaining of all necessary approvals, if any) in order for it to own, use, lease and operate its assets and to conduct its existing and proposed business as set out in its business license. The business operation of the Beijing Company is in compliance with all applicable PRC laws and regulations.

(h)	The Shanghai Company has full corporate power and authority and has satisfied all conditions and done all things required by the laws of the PRC (including the making and obtaining of all necessary approvals, if any) in order for it to own, use, lease and operate its assets and to conduct its existing and proposed business as set out in its business license. The business operation of the Shanghai Company is in compliance with all applicable PRC laws and regulations.

(010) 85276468 (010) 85275084
Suite 1930, Beijing Sunflower Tower, 37 Maizidian Street,	Tel: (010) 85276468 Fax: (010) 85275084
Chaoyang District, Beijing, China

Concord & Partners

(i)	To our best knowledge, no action the Beijing Company has taken nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution or liquidation of the Beijing Company, or for the suspension, withdrawal, revocation or cancellation of the Beijing Company’s business license.

(j)	To our best knowledge, no action the Shanghai Company has taken nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution or liquidation of the Shanghai Company, or for the suspension, withdrawal, revocation or cancellation of the Shanghai Company’s business license.

(k)	The approvals, authorizations or licenses set out in Paragraphs 1(A) contain a true and complete list of all Government Licenses used in and material to the business or operations of the Beijing Company. All Government Licenses required under PRC law for the due and proper establishment and operations of businesses of the Beijing Company and for the conduct of the Beijing Company have been duly obtained from the relevant Governmental and Regulatory Authorities of the PRC and are in full force and effect.

(l)	The approvals, authorizations or licenses set out in Paragraphs 1(B) contain a true and complete list of all Government Licenses used in and material to the business or operations of the Shanghai Company. All Government Licenses required under PRC law for the due and proper establishment and operations of businesses of the Shanghai Company and for the conduct of the Shanghai Company have been duly obtained from the relevant Governmental and Regulatory Authorities of the PRC and are in full force and effect.

(m)	All filings and registrations with the relevant Governmental or Regulatory Authorities of the PRC required in respect of the Beijing Company and its operations have been duly completed in accordance with the requirement of the relevant Governmental or Regulatory Authorities of the PRC.

(n)	All filings and registrations with the relevant Governmental or Regulatory Authorities of the PRC required in respect of the Shanghai Company and its operations have been duly completed in accordance with the requirement of the relevant Governmental or Regulatory Authorities of the PRC.

(010) 85276468 (010) 85275084
Suite 1930, Beijing Sunflower Tower, 37 Maizidian Street,	Tel: (010) 85276468 Fax: (010) 85275084
Chaoyang District, Beijing, China

Concord & Partners

(o)	The Beijing Company is not in breach of the terms and conditions of any approvals and none thereof is subject to suspension, revocation or withdrawal and to the best of our knowledge, having made all due and reasonable enquiries, there are no circumstance, existing which might lead to suspension, revocation or withdrawal of any such approvals or any conditions attached thereto being adversely altered.

(p)	The Shanghai Company is not in breach of the terms and conditions of any approvals and none thereof is subject to suspension, revocation or withdrawal and to the best of our knowledge, having made all due and reasonable enquiries, there are no circumstance, existing which might lead to suspension, revocation or withdrawal of any such approvals or any conditions attached thereto being adversely altered.

(q)	The Beijing Company is not in breach of or in default under its articles of association or any contract to which it is a party.

(r)	The Shanghai Company is not in breach of or in default under its articles of association or any contract to which it is a party.

(s)	After due inquiry and to our best knowledge, there is no action, suit, inquiry, or claim either before or brought by or before any PRC governmental or public body, authority or regulatory body against the Beijing Company.

(t)	After due inquiry and to our best knowledge, there is no action, suit, inquiry, or claim either before or brought by or before any PRC governmental or public body, authority or regulatory body against the Shanghai Company.

(u)	Both of the Beijing Company and the Borrower have full legal capacity, power and authority to enter into, execute and deliver the Agreements and to perform each of their obligations thereunder. The Agreements constitute legal, valid and binding obligations of the Beijing Company and the Borrower enforceable in accordance with their terms under PRC laws. No provision in the Agreements (taken both individually and together as a whole) contravenes in any way any applicable PRC law or public policy.

(v)	No third party approvals are required for the implementation of the Agreements.

(w)	The obligations undertaken by and the rights granted to each party to the Agreements are not legally prohibited under PRC laws and regulations.

(010) 85276468 (010) 85275084
Suite 1930, Beijing Sunflower Tower, 37 Maizidian Street,	Tel:	(010) 85276468 Fax: (010) 85275084
Chaoyang District, Beijing, China

Concord & Partners

3.	This letter is subject to the following qualifications:

(i)	Rights and obligations under the contracts set out in paragraphs 1(C) and 1(D) may be limited or affected by applicable bankruptcy, insolvency, liquidation, reorganization or similar laws affecting creditors’ rights generally;

(ii)	Our opinion that an obligation or a document is enforceable means that the obligation or document is of a type and form which a PRC court will usually give effect to. It is not to be taken as meaning or implying that the obligation or document can necessarily be enforced in accordance with its terms in all circumstances by or against a particular party or that any particular remedy will be;

(iii)	Rights of action under or in relation to the contracts set out in paragraphs 1(C) and 1(D) are limited to the relevant period provided by the General Principles of Civil Law of the PRC and the Contract Law of the PRC;

(iv)	The enforceability of the contracts set out in paragraphs 1(C) and 1(D) may be limited by the laws of the PRC held to have been frustrated by events of force majeure happening after their execution;

(v)	The courts of the PRC will determine in its discretion whether a discretion contained in the Contracts is exercised objectively and reasonably;

4.	This letter is addressed to you in connection with the Documents provided to us and may be relied upon by you. It may not be relied upon for any other purpose and may not be disclosed to any other person without our prior written consent. You may, however, provide a copy to your legal adviser. This opinion is limited to the matters addressed herein and is not to be used as opinion with respect to any other matter.

Yours faithfully,

Concord & Partners

(010) 85276468 (010) 85275084
Suite 1930, Beijing Sunflower Tower, 37 Maizidian Street,	Tel: (010) 85276468 Fax: (010) 85275084
Chaoyang District, Beijing, China

HOME INNS & HOTELS MANAGEMENT (HONG KONG) LIMITED

SERIES C PREFERENCE SHARES PURCHASE AGREEMENT

Date: 24 January 2005